As filed with the Securities and Exchange Commission on April 26, 2007

Registration No. 333-135900

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 8
to
FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Banuestra Financial Corporation

(Name of Small Business Issuer as Specified in Its Charter)

Georgia	6099	58-2646945
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

623 Holcomb Bridge Road

Roswell, Georgia 30076

(770) 640-0695

(Address and telephone number of principal executive offices)

Drew W. Edwards

623 Holcomb Bridge Road

Roswell, Georgia 30076

(770) 640-0695

(Name, address and telephone number of agent for service)

Copies of Communications to:

Rusty Pickering, Esq.	Bradley D. Houser, Esq.
G. Scot Kees, Esq.	Akerman Senterfitt
Nelson Mullins Riley & Scarborough LLP	One Southeast Third Avenue
999 Peachtree Street, NE	28th Floor
Suite 1400	Miami, FL 33131-1714
Atlanta, Georgia 30309-3964	(305) 982-5658
(404) 817-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	3,285,714	$8.00	$26,285,712	$807	*
Underwriter Warrants(1)	139,643	—	—	—

*                     $5,050 previously paid

(1)             The number of warrants is equal to 4.25% of the shares sold in the offering, assuming exercise of the underwriter’s over-allotment option.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

SUBJECT TO COMPLETION DATED APRIL 26, 2007

PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

2,857,143 Shares

Common Stock

$            per share

This is our initial public offering of shares of common stock.

We expect the public offering price to be in the range of $6.00 to $8.00 per share. Currently no public market exists for the shares. We have applied to have our shares listed on the American Stock Exchange under the trading symbol BNF.

An investment in our common stock involves significant risks that we describe in the “Risk Factors” section beginning on page 9 of this prospectus. We are a development stage company and there is a risk that we may never become profitable and you will lose all of your investment.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount (1)	$	$
Proceeds, before expenses, to us (2)	$	$

(1)          We have also agreed to issue to the underwriter warrants to purchase up to 121,429 shares of our common stock at an exercise price equal to 125% of the initial public offering price.

(2)          We expect total cash expenses of this offering to be approximately $1.5 million. This does not include a non-accountable expense allowance payable to the underwriter equal to 2% of the gross proceeds of this offering, including proceeds from the over-allotment. If our officers, directors and some of our existing shareholders purchase approximately 500,000 shares as we anticipate, then our net proceeds will be higher because the underwriter will not receive a discount on those shares.

To the extent that the underwriter sells more than 2,857,143 shares of common stock, the underwriter has the option to purchase up to an additional 428,571 shares from us at the initial public offering price less the underwriting discount, solely to cover over-allotments. In that event, we will issue to the underwriter additional warrants to purchase 4.25% of the number of additional shares purchased, at an exercise price of 125% of the initial public offering price.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This is a firm commitment underwriting. The shares will be ready for delivery on or about           , 2007.

GunnAllen Financial, Inc.

The date of this prospectus is                        , 2007

Directors & Management

Drew Edwards
Chairman, CEO & Founder

Richard Chambers
Vice-Chairman

John Collins
Director

Bailey Robinson, III
Director

The Honorable Teodoro Maus (Former Consul of Mexico)
Honorary Director

Hipolito Goico
Honorary Director

Glenn Sturm
Director

Dan Speight
Director

Virginia Hepner
Director

Archie Bransford
Director

John Schneider
Director

Luz Urrutia
President & COO

George Hodges
CMO

Steven Doctor
CFO

Darryl Storey
CIO

BANUESTRA FINANCIAL CORPORATION℠

Retail Operation	Consulting and Data Processing Solutions
Banuestra — Creciendo con la Comunidad — ¡Para Nuestra Gente!	Banuestra Solutions™ / conexión El Banco℠

- Banuestra retail operations
- Banuestra Solutions customers *

* Banuestra Solutions accounted for approximately 1% of 2006 revenues.

Banuestra Financial Corporation

Retail Locations

Banuestra
Canton
Marietta
Smyrna
Roswell
North
Gainesville
Chamblee
Sandy Springs
Norcross
Lilburn
Lawrenceville
Forest Park
Jonesboro
Atlanta Metropolitan Area

Active Membership Growth

24,000
22,000
20,000
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
Members
Members: 40
Members: 2,737
Members: 6,615
Members: 15,282
Members: 21,219
Members: 23,302
2001 1 Branch
2002 2 Branches
2003 2 Branches
2004 12 Branches
2005 12 Branches
2006 12 Branches

You should only rely on the information contained in this prospectus. Neither we nor the underwriter has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriter is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

Market data and industry statistics used throughout this prospectus are based on independent industry publications and other publicly available information.

In June 2006, we changed our name from Nuestra Tarjeta de Servicios, Inc. to El Banco Financial Corporation, and in November 2006, we changed our name from El Banco Financial Corporation to Banuestra Financial Corporation. Unless the context suggests otherwise, references to “Nuestra,” “El Banco,” “Banuestra,” “company,” “we,” “us” and “our” mean the business of Banuestra Financial Corporation.

Banuestrasm, Conexión El Bancosm, Banuestra Solutionssm, Banuestra TVsm, Banuestra Móvilsm,  the Banuestra Community Networksm and the Banuestra logo are service marks of Banuestra Financial Corporation.

i

SUMMARY

This summary provides an overview of material information contained elsewhere in this prospectus. This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus, including the “Risk Factors” section and our financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock. Except as otherwise noted, all information in this prospectus (a) assumes no exercise of the over-allotment option by the underwriter or the exercise of the underwriter warrants, (b) gives effect to the two-for-three reverse stock split that we effected on January 17, 2007 and (c) gives effect to the one-for-1.45 reverse stock split that we effected on March 9, 2007.

General

Banuestra Financial Corporation is a financial services company that provides personal financial services and related non-financial products to the working-class Hispanic population through 12 retail locations in the metropolitan Atlanta area under the brand name “Banuestrasm.”  Based on five years of experience gained at these locations, we believe that we have developed an effective understanding of how to respond to the financial needs and demands of the growing “un-served” and “under-served” working class Hispanic market. Our retail services and products include check cashing, money transfers, money orders, bill payment and tax preparation services, prepaid phone cards, and stamps. We have also historically offered banking services such as deposit accounts, checking accounts, and mortgage and consumer loans in partnership with financial institutions, most recently SunTrust Bank. We terminated our relationship with SunTrust Bank on February 4, 2007 and no longer offer these banking services. In anticipation of this transition, in January 2007 we began offering our customers prepaid MasterCard® debit cards to replace their SunTrust deposit accounts. These debit cards are issued through a bank, have many of the attributes of a deposit account accessed via a check card and are FDIC insured up to $5,000 per account. We are also preparing to offer consumer and commercial loans to our customers within the next six to 12 months.

Our consulting and data processing division, Banuestra Solutionssm, offers Hispanic-focused strategic consulting services and licenses Conexión El Bancosm, our proprietary check approval and data processing technology, to financial institutions and companies throughout the United States that desire to penetrate the working-class Hispanic market. This business represented approximately 26% of our revenue in 2004 but less than 1% in 2006 as we, and SunTrust, de-emphasized this business to focus on our exit from our relationship with SunTrust.

The current target market for our retail financial services and related products is primarily the working-class Hispanic community located in the greater Atlanta metropolitan area. The target market for our Hispanic-focused consulting and data processing business includes financial institutions and retailers located throughout the United States. According to the U.S. Census Bureau, Hispanics represent the largest and fastest growing minority group in the United States, numbering approximately 42.7 million in 2005, an increase of over 20% from approximately 35.3 million in 2000. In particular, Georgia is home to one of the fastest growing Hispanic populations in the nation, with an increase of 49% from 430,000 Hispanics in 2000 to more than 640,000 in 2005. Atlanta leads this growth with over 380,000 Hispanics in the greater Atlanta metropolitan area in 2005.

We began operations in 2001 and have accumulated net losses of $19,682,035 through December 31, 2006. We experienced net losses of approximately $3.9 million for 2005 and $6.8 million for 2006. Assuming that the SunTrust separation had occurred on January 1, 2006, our pro forma net losses for 2006 would have been approximately $8.8 million. Our pro forma losses for 2006 also assume that we would not have made any adjustments to our business as a result of that termination, although we intend to offer additional services now that our relationship with SunTrust has ended. In 2006, 54% of our revenue was generated by our Atlanta based non-bank financial services that we will continue to provide, 45% of our revenue was generated by our SunTrust banking services which were terminated on February 4, 2007, and 1% of our revenue was generated by our Banuestra Solutions consulting and technology business. We expect to continue to incur losses for the foreseeable future. Although we believe that we will be able to grow our business and achieve profitability, we cannot assure you that we will succeed.

After a review of our business and our opportunities, we have determined to operate as a money services business rather than a bank. See “Termination of Our Relationship with SunTrust” below. We have used the past three months to obtain our money services business license, re-brand our company, and communicate with our customer base. In January 2007, we introduced a new MasterCard® prepaid debit card product intended to replace our SunTrust deposit accounts and minimize the loss of our customers as a result of the SunTrust transition. We estimate that only 400 of our 10,000 SunTrust deposit accounts had a check writing feature, and we believe that a majority of our deposit account holders will be adequately serviced by this card and will prefer to continue to do business with us rather than transfer their business to a non-Hispanic oriented SunTrust branch. Over 3,000 of our deposit account customers have already adopted our prepaid MasterCard® debit card. SunTrust Bank does not provide the check cashing, money transfer, money order and other services that we offer, and we believe that we will be able to retain most of our non-depository customers and a majority of our depository customers, many of whom continued to use these services even when they had a deposit account with us.

We believe we are well-positioned to capitalize on the potential growth in demand for personal financial services in the Atlanta metropolitan area Hispanic community. We also believe that our Hispanic model can be applied in other metropolitan areas with a significant working class Hispanic population. Our Banuestra Solutions business is designed to take advantage of this opportunity by offering Hispanic consulting services and licensing our proprietary check cashing and point-of-sale system to other financial institutions nationwide. Although it does not contribute materially to our revenue today, we believe this business will account for an increasingly significant portion of our revenue over the next 12 to 18 months and is critical to our future growth and success.

Growth and Operating Plan

We provide our retail financial services to our members, each of whom pays an annual membership fee for identity verification and for the right to use our personal financial services. From 2002 to 2006, the number of our members who used our personal financial services within the prior 12 months increased from approximately 2,700 to over 23,000, while the number of checks we cashed annually increased from approximately 12,000 to over 125,000 and our non-bank financial services revenue increased from approximately $145,000 to over $2.8 million during the same period.

Now that we have exited the SunTrust relationship, we are free to implement our independent retail growth strategy, the key components of which are:

•       increasing the volume of non-bank financial transactions at each of our retail locations by using the excess capacity created by the removal of the transactions associated with the SunTrust deposit accounts;

•       marketing our new prepaid MasterCard®  debit cards to our current members and to new customers; and

•       adding new services and products such as insurance and consumer and commercial loans.

We also intend to expand our Hispanic-focused consulting and data processing business, Banuestra Solutions. Although this business accounted for 26% of our revenue as recently as 2004, it dropped to approximately 1% in 2006 when we, and SunTrust Bank, de-emphasized the marketing of this business following SunTrust’s purchase of the National Bank of Commerce. Now that we have exited our SunTrust relationship, we are refocusing on our consulting and data processing business, which we believe will be an increasingly important part of our future growth and success. To capitalize on this opportunity, we are increasing our internal marketing efforts, adding additional support personnel and engaging strategic resellers who specialize in servicing financial institutions. We believe these efforts are beginning to produce results, as we are in discussions with 23 prospective financial institution customers. As of March 9, 2007, eight financial institution customers have used our consulting services, and three of those have installed and are using our Conexión El Banco system in 30 of their branch locations. This activity includes one customer that is using the system in 27 of its branches and has indicated its intent to install the system in all of its more than 220 branches, and has announced plans to expand to over 400 branches by the end of 2009.

As described below, we believe the proceeds of this offering and our transition away from SunTrust Bank will provide us the capital and operating flexibility to realize our business plans. In the long term, we intend to open additional Banuestra retail locations. This expansion will require sufficient operating profits to fund the necessary capital expenditures, and we cannot currently predict when this will occur. Our ability to execute our plan depends on many variables, some of which are beyond our control. See “Risk Factors.”

Termination of Our Relationship with SunTrust

Historically, we have offered our suite of financial services and products in partnership with financial institutions. We terminated our relationship with SunTrust on February 4, 2007. In December 2006, we obtained a money services business license from the Georgia Department of Banking & Finance that allowed us to retain our existing 12 Banuestra retail locations, our non-bank financial services operations and all of our employees following our separation from SunTrust. As a result, we continue to offer our members non-bank financial services such as check cashing, money transfer and bill payment services. In January 2007, we began to offer our members a prepaid MasterCard® debit card as an alternative to their SunTrust deposit accounts. These Banuestra-branded cards will allow our members to store their funds in an account insured by the FDIC up to $5,000 and to access their account through ATMs and credit card points of sale, similar to the way their SunTrust deposit accounts worked with VISA® debit cards. As of March 9, 2007, over 3,000 of our members were using these new cards, many of whom were SunTrust deposit account holders.

Based on our financial performance for the year ended December 31, 2006, we expect the loss of our joint SunTrust deposit and loan accounts to decrease our revenue by approximately 45% and our gross margin by approximately 45%. In connection with this termination, SunTrust paid us $500,000 in 2006 and $1.5 million in 2007, which is approximately equivalent to the net income we would have expected to generate from these customer deposit and loan accounts for nine months. We explain the effects of the decrease in revenue associated with the termination of our relationship with SunTrust in pro forma financial statements beginning on page F-20, which include an unaudited pro forma balance sheet as of December 31, 2006 and an unaudited pro forma condensed statement of operations for the year ended December 31, 2006. As a part of the SunTrust separation, we have obtained a $2.75 million line of credit to replace the daily operating cash that SunTrust provided to us to facilitate our retail operations.

For more information regarding the termination of our relationship with SunTrust, please see “Business—Our Transition Agreement with SunTrust” and “Business—Banuestra—Our Historical Relationship with SunTrust and Our Transition to a Money Services Business.”

Use of Proceeds

We intend to use the net proceeds of this offering to grow our business, including using:

•       approximately $500,000 to build lending and accounting infrastructure and to refurbish our Banuestra retail locations;

•       approximately $1.6 million to build additional infrastructure for Conexión El Banco;

•       up to $2.8 million to replace the operating line of credit with The Peoples Bank, which we obtained in February 2007 to replace the operating cash that SunTrust previously provided to us. We will use this amount to fund our daily operating cash needs which fluctuate each week between $500,000 and $2.3 million; and

•       approximately $5.2 million to repay existing related-party indebtedness.

We have earmarked the balance of approximately $6.8 million for working capital and general corporate purposes.

Our Directors and Management

We believe that our seasoned board of directors and management team have the necessary business credentials and industry experience to grow and manage our business. The members of our board of directors and management team are:

•       Drew W. Edwards, chairman, director, chief executive officer and founder of Banuestra Financial Corporation and former chairman, chief executive officer and founder of Towne Services, Inc., a provider of products and services for processing sales and payment information and related financing transactions for small businesses and community banks.

•       Richard Chambers, vice-chairman and director of Banuestra Financial Corporation, former president of Nashville City Bank, founder of the Bank of Nashville and former franchise principal of Check Express in Nashville, Tennessee.

•       Archie L. Bransford, Jr., director of Banuestra Financial Corporation and owner and operator of Bransford & Associates, LLC. Mr. Bransford formerly served for over 30 years with the Comptroller of the Currency, most recently as the Deputy Comptroller for the Southern District Office responsible for supervising over 700 banks.

•       John W. Collins, director of Banuestra Financial Corporation, founder of Assuris, LLC, and former chairman, chief executive officer and founder of InterCept, Inc., a provider of core processing, item processing, imaging, communications management and EFT processing services to financial institutions and merchants.

•       Virginia A. Hepner, director of Banuestra Financial Corporation, interim executive director of Brand Atlanta, Inc., and president of GHL, LLC, a private commercial real estate investment firm. Ms. Hepner formerly served 25 years with Wachovia Corporation, its subsidiaries and predecessors in a variety of roles including co-head of U.S. industries in the corporate and investment banking division and Atlanta commercial banking director.

•       Bailey Robinson, III, director of Banuestra Financial Corporation and former chairman of Wright Industries, a leader in the design and delivery of process and plant automation solutions.

•       John D. Schneider, director of Banuestra Financial Corporation, vice chairman and chief executive officer of the Independent Bankers’ Bank and its subsidiaries in Springfield, Illinois, and a director of First National Bank of Sullivan, Community Bank Mortgage Corporation, The Trust Co., Goldleaf Financial Solutions, Inc. and the Bankers’ Bank Council.

•       J. Daniel Speight, Jr., director of Banuestra Financial Corporation and former vice-chairman, chief financial officer and secretary of Flag Financial Corporation, a Georgia community bank that had 27 offices in metropolitan Atlanta and in west and central Georgia until it was recently acquired by RBC Centura Bank.

•       Glenn W. Sturm, director of Banuestra Financial Corporation and senior partner in Nelson Mullins Riley & Scarborough LLP, a full-service law firm.

•       Luz Lopez Urrutia, president and chief operating officer of Banuestra Financial Corporation, with 18 years of management experience with Wachovia Corporation, its subsidiaries and predecessors.

•       Steven Doctor, chief financial officer of Banuestra Financial Corporation and former vice president and division chief financial officer of Eastman Kodak Company.

•       George Hodges, chief marketing officer of Banuestra Financial Corporation and founder of Growth Circle, Inc., an independent marketing consulting firm and a former marketing executive at The Coca-Cola Company.

•       Darryl Storey, senior vice president and chief information officer of Banuestra Financial Corporation and former vice president of Towne Services, Inc.

•       Jerome Cantrell, chief credit officer of Banuestra Financial Corporation and former credit executive with CitiFinancial of North America.

In addition to our seasoned board of directors and management team, The Honorable Teodoro Maus, former Consulate General of Mexico in Atlanta, and Hipolito M. Goico, an immigration and corporate attorney with Goico & Bolet, P.C. located in Atlanta, serve as an honorary directors and advisors to our board of directors.

Dilution

After (a) giving effect to the sale of the 2,857,143 shares of our common stock to be sold in this offering at an assumed initial public offering price of $7.00 per share and (b) deducting underwriting discounts and commissions, the non-accountable expense allowance, and estimated offering expenses, our pro forma net tangible book value at December 31, 2006 would have been approximately $13.4 million, or $2.55 per share. This amount represents an immediate increase in pro forma net tangible book value of $3.21 per share to existing shareholders and an immediate dilution of $4.45 per share to new investors. This assumes no exercise of stock options and warrants outstanding immediately following this offering. As of March 9, 2007, there were 724,141 shares issuable upon the exercise of outstanding stock options and 404,782 shares issuable upon the exercise of outstanding warrants. In addition, we will issue warrants to purchase 4.25% of the shares sold in this offering to our underwriters at an exercise price equal to 125% of offering price of the shares sold in this offering. If and to the extent that any of these options or warrants are exercised, there may be further dilution to new investors. In addition, you will incur additional dilution if we grant options, warrants, restricted stock or other rights to purchase our common stock in the future with exercise prices below the initial public offering price.

Market for Shares of Common Stock

Before this offering, there has not been a public market for any class of our shares. We will be a small company with relatively few shares outstanding and relatively few shareholders, and we therefore expect our stock to be thinly-traded. As a result, an active trading market for our common stock may not develop or be sustained. This could affect your ability to sell your shares, increase the volatility of the price of our shares, and depress the market price of our shares, resulting in a substantial or complete loss on your investment. In addition, the initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering.

Financial Interest of Current Officers, Directors and Shareholders

We intend to use approximately $5.2 million of the net proceeds of the offering to repay debt owed to Nuestra Loan, LLC, a single-purpose entity formed to raise capital and provide a bridge loan to fund our capital needs until we could raise additional funds through this offering. Nuestra Loan, LLC is an affiliated entity that is owned in part by our current officers, directors and shareholders, including John Collins, who owns approximately 27.9% of Nuestra Loan, LLC and is the sole manager of Nuestra Loan, LLC. Other officers and directors of Banuestra Financial Corporation own approximately 9.4% of Nuestra Loan, LLC, and one of our Conexión El Banco customers owns 19.3% of Nuestra Loan, LLC. Between August 2005 and August 2006, Nuestra Loan, LLC loaned us a total of $5,188,185, and we issued warrants to purchase 341,234 shares of our common stock to the investors in Nuestra Loan, LLC at an exercise price of $0.022 per share. We also intend to use approximately $2.8 million of the net proceeds of the offering to repay our line of credit with The Peoples Bank that is guaranteed by some of our officers and directors.

Corporate Information

Our principal executive offices are located at 623 Holcomb Bridge Road, Roswell, Georgia  30076, and our telephone number is (770) 640-0695. We maintain a website at www.banuestra.com. Information on this website is not incorporated by reference and is not part of this prospectus.

The Offering

Common stock offered by us	2,857,143 shares
Common stock to be outstanding after the offering	5,277,495 shares
Use of proceeds

We estimate that the net proceeds of this offering will be approximately $16.7 million, after deducting the underwriter’s discount and non-accountable expense allowance and other expenses of the offering, based on an assumed initial public offering price of $7.00 per share, the mid-point of the offering price range set forth on the cover page of this prospectus. We currently intend to use the net proceeds as follows:

Banuestra—Infrastructure Investment	$0.5 million
Conexión El Banco—Infrastructure Investment	1.6 million
Replace the operating line of credit used for daily operating cash	2.8 million
Repay indebtedness to Nuestra Loan, LLC	5.2 million
Working capital and general corporate purposes	6.6 million
Total	$16.7 million

See “Use of Proceeds.”
Anticipated trading symbol	BNF
Risk factors

See “Risk Factors” and the other information included in this prospectus for a discussion of the risks and other factors you should consider carefully before deciding to invest in shares of our common stock.

Except as otherwise noted, all information in this prospectus (a) assumes no exercise of the over-allotment option by the underwriter or the exercise of the underwriter warrants, (b) gives effect to the two-for-three reverse stock split that we effected on January 17, 2007 and (c) gives effect to the one-for-1.45 reverse stock split that we effected on March 9, 2007. The number of shares outstanding after this offering is based on the number of shares outstanding as of February 27, 2007. It excludes:

•       724,141 shares issuable upon the exercise of outstanding options that have a weighted average exercise price of $7.59 per share;

•       404,782 shares issuable upon the exercise of outstanding warrants that have a weighted average exercise price of $2.32 per share;

•       up to 121,429 shares issuable upon the exercise of warrants to be granted to the underwriter to purchase a number of our common shares equal to 4.25% of the shares sold in this offering at a purchase price equal to 125% of the initial public offering price (or up to 139,643 shares assuming exercise of the over-allotment option); and

•       450,549 shares available for future issuance under our 2001 Stock Option and Incentive Plan.

To date, our officers and directors have collectively invested approximately $2.2 million in the company. Certain of our officers, directors and existing shareholders have collectively indicated their intent to purchase approximately 500,000 shares in this offering. The underwriter will not receive the underwriting discount with respect to those sales, nor will we issue the underwriter any warrants related to those sales.

Summary Financial and Operating Data

Our summary financial data presented below as of and for the years ended December 31, 2004, 2005 and 2006 is derived from our audited financial statements. Our audited financial statements as of December 31, 2006 and for each of the years in the two-year period ended December 31, 2006 are included elsewhere in this prospectus. The following financial data should be read in conjunction with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	At and for the Years Ended December 31,
	2004	2005	2006
	(dollars in thousands, except share and per share amounts)
Summary Results of Operations Data
Total Sales Revenue	$2,430	$4,660	$5,366
Lending services	530	2,040	1,731
Banking services	332	482	679
Other financial services	842	1,739	2,420
Sales of tangible goods	102	326	472
Conexión El Banco/consulting fees	624	73	63
Costs and expenses applicable to sales revenues	535	664	926
Gross Margin	$1,895	$3,996	$4,440
Selling, general, administrative	6,182	7,554	8,959
Total Operating Loss	$(4,287)	$(3,558)	$(4,519)
Total non-operating revenue (expense)	35	(310)	(2,312)
Net Loss	$(4,252)	$(3,868)	$(6,831)
Net Loss Per Common Share	$(1.99)	$(1.55)	$(2.84)
Weighted Average Common Shares	2,138,985	2,496,618	2,402,738
Summary Balance Sheet Data
Cash	$1,496	$1,197	$930
Property and equipment, net	2,082	1,830	1,820
All Other Assets	196	431	1,458
Assets	$3,774	$3,458	$4,208
Note payable to affiliate, net of discount	—	677	3,280
All Other Liabilities	883	909	2,512
Liabilities	$883	$1,586	$5,792
Shareholders’ Equity	$2,891	$1,872	$(1,584)
Operating Data
Number of active Banuestra members at the end of period(1)	15,282	21,219	23,302
Non-bank transactions including cashed checks	93,890	192,198	237,749
Fee revenue per non-banking transaction(2)	$10.05	$10.75	$12.17

(1)          The number of members of our personal financial services network at the end of the period who have conducted at least one transaction in the prior 12 months.

(2)          Calculated as total of “Other financial services” and “Sales of tangible goods,” divided by the number of non-bank transactions for the given period.

RISK FACTORS

You should carefully consider all information included in this prospectus. In particular, you should carefully consider the risks described below before purchasing shares of our common stock in this offering. Investing in our common stock involves a high degree of risk. Any of the following factors could harm our business and future results of operations and could result in a partial or complete loss of your investment. Although we believe that these include all of the material risks specific to our business, there may be other risks of which we are not aware, which relate to all businesses or which relate to the financial services industries in general, or which we do not currently believe are material.

Risks Related to Our Business

We have a limited operating history, have not been profitable to date, are changing our operating model and may never become profitable.

We commenced operations in 2001 and have an accumulated net loss of $19,682,035 as of December 31, 2006. We are still a development stage company that has not been profitable to date and may continue to incur losses for the foreseeable future. During our five-year history, we have been undercapitalized and limited in our ability to independently manage and grow our business due to our dependency on our financial institution partners, including SunTrust Bank. We intend to use the net proceeds of the offering to expand our business and finance our operations until we are able to generate a profit, which we do not expect will happen in the foreseeable future. Because our operations will be different going forward as a licensed money services business rather than as a partner of SunTrust Bank, past performance is not an indication of our future performance or prospects. We may not grow as much or as quickly as we anticipate, we may not become profitable on our anticipated schedule and there is a risk that we will not generate a profit in the future and that you will lose all or a portion of your investment.

Our customers’ deposit, savings and checking accounts were consolidated into SunTrust Bank on February 4, 2007, and we have lost the revenue associated with these accounts and may lose some of these customers to SunTrust Bank.

Historically we have operated our Banuestra retail locations as branches of SunTrust under its charter and supervision pursuant a Bank Lease and Marketing Agreement. Going forward as an independent licensed money services business, we will not be able to offer certain banking products and services such as deposit, checking and savings accounts to our customers or belong to and directly access the credit card associations or the ACH payment network. We agreed to terminate our relationship with SunTrust in June 2006 pursuant to a formal agreement (the “Transition Agreement”). Under the terms of the Transition Agreement, our customers’ deposit and checking accounts were consolidated into SunTrust on February 4, 2007. In connection with such termination, SunTrust paid us $2.0 million. We have lost the net revenue and gross margin associated with these accounts, which was $679,019 for the year ended December 31, 2006.

Our customer’s loan accounts were consolidated into SunTrust on February 4, 2007, and we will lose the revenue and customers associated with these accounts and may not be able to replace them in the near future.

Under the Transition Agreement with SunTrust, the loan accounts marketed by SunTrust under our brands were consolidated into SunTrust. As a result, we have lost the revenue associated with these accounts, which was $1,731,228 in 2006, and the gross profit margin, which was $1,296,962 in 2006.

If our members do not adopt our prepaid debit card product or use our new loan products, it will be difficult to replace the revenue lost with the termination of the SunTrust relationship.

Part of our plan to replace the revenue lost as a result of the termination of our relationship with SunTrust and consolidation of our deposit and loan accounts into SunTrust Bank involves the marketing of a prepaid debit card product and the development of a suite of consumer and commercial loan products. We expect that our members will adopt and use these new products. If members do not adopt and use these products, our growth, revenue and operating results may suffer.

Our new loan products may expose us to greater collection risks than we previously experienced.

Historically, we have marketed consumer loans to our members in the Banuestra retail locations. We took applications for these loans and forwarded them to SunTrust for processing, underwriting, funding and servicing. Now that we have terminated our relationship with SunTrust, we intend to offer a portfolio of consumer and commercial loan products. We no longer rely on SunTrust for underwriting, funding and servicing these loans, and we face the risks associated with our assumption of these tasks. If our performance of any one or more of these aspects of our new business is inadequate, our growth, revenue and operating results would suffer.

If we fail to successfully implement our business strategy, we may not continue as a going concern.

For the year period ended December 31, 2006, our independent accountant’s audit report indicated that our business condition raised substantial doubt as to whether we can continue to operate as a going concern. We believe that the proceeds of this offering, together with our planned borrowing, will be adequate to support our business strategy and address this issue. However, if we are unable to complete this offering, we will have to fund our anticipated continuing cash needs by seeking additional equity or loans on terms which we cannot predict and which may not be favorable. We cannot assure you that our business will continue to operate or succeed in future periods.

We have recently changed our name and we have and will continue to commit significant financial and management resources re-branding our services.

We previously operated our business under the brands “El Banco” and “El Banco Financial Corporation” as a partner of SunTrust Bank. Now that we are no longer affiliated with SunTrust Bank and are operating as a licensed money services business, our name cannot include the words “bank” or “El Banco.”  As a result, we changed the name of our company and products to “Banuestra.”  We have and will continue to commit significant financial and management resources to re-brand our services. We have recently changed our branded collateral including our signage, billboards and marketing and advertising materials. We cannot be sure that this re-branding effort will be successful. The failure to successfully re-brand our company could have a material adverse effect on our customers, revenues and operating results.

To fund our operating cash needs and to grow our loan portfolio, we will have to borrow substantial additional capital. We may not be able to borrow those funds on terms favorable enough to enable our loan products to be profitable.

To fund our operations and make a sufficient volume of loans, we will require additional capital. We currently plan to leverage our assets and proceeds from this offering to borrow this capital on favorable terms, using a debt-to-equity ratio of up to four-to-one. We currently anticipate that we will need to borrow $6 million during the next 12 months to fund our loan operations, but this amount could range from $3 to $10 million depending on the volume of loans we are able to make. We currently do not have an arrangement for these funds. If we are unable to borrow the necessary funds on favorable terms, we would be limited in our ability to add additional offices, fund our operating cash needs and make loans on favorable terms, and unless we can find another source of capital, our growth, revenue and operating results would suffer.

Interruptions in international migration patterns could adversely affect our business, financial position and the overall results of our operations.

Our business relies in part on migration patterns that bring workers into countries with greater economic opportunities than their native countries. A significant portion of our business is initiated by immigrants. Changes in immigration laws such as those currently being considered by the United States Congress, the State of Georgia and other states and municipalities are designed in part to discourage undocumented immigration. Changes in laws could discourage Hispanic immigration to Georgia and could encourage Hispanic immigrants living in Georgia to move elsewhere. Political or other events such as war, terrorism or health emergencies that would make it more difficult for workers to migrate or work abroad could adversely affect our remittance volume or growth rate and could have an adverse effect on our business, financial position and the overall results of our operations.

Changes in immigration laws could adversely affect our ability to offer our products and services.

Changes in immigration laws that are or have been under consideration would make the services we provide to undocumented immigrants either illegal or cost prohibitive. One such proposal is a punitive tax on money transfers by individuals who cannot prove citizenship or legal immigration status. Other proposals would require more rigorous documentation of financial transactions or immigration status. Those changes could have a material adverse effect on our business.

We may not successfully implement business and marketing strategies to increase adoption of our products and services by our target market.

Our future profitability will depend, in part, on our ability to successfully implement our business and marketing strategies and to increase adoption of our products and services. We cannot be sure that the working-class Hispanic market for personal financial services will remain viable or that our efforts to penetrate the market will be successful.

We may be unable to market our consulting and technology products and services successfully to new client financial institutions or to retain current client financial institutions. If we are unable to do so, our business may be materially and adversely affected.

Our success with Conexión El Banco and Banuestra Solutions depends to a large degree on our ability to persuade prospective client financial institutions to use our consulting and data processing services. Failure to create adequate market acceptance, retain clients or successfully expand the products and services we offer could adversely affect our business, operating results and overall financial condition. We have spent, and will continue to spend, considerable resources marketing to and educating potential clients about our products and services. Even with these marketing and educational efforts, however, we may be unable to grow or maintain market acceptance of our products and services or retain our clients. In addition, as we continue to offer new products and expand our services, existing and potential client financial institutions or their small business customers may be unwilling to accept the new products or services.

Our check cashing services may become obsolete because of technological advances.

We derive a significant component of our revenues from fees associated with cashing checks drawn on third party financial institutions. Recently, there has been increasing penetration of electronic banking services into the check cashing and money transfer industry, including direct deposit of payroll checks and electronic transfer of government benefits. To the extent that checks received by our customer base are replaced with electronic transfers, or technological or regulatory advances make it easier for our competitors to offer the same or similar services as we offer, demand for our check cashing services could decrease.

We have limited protection for our proprietary rights and technology.

We rely primarily on a combination of intellectual property laws and contractual provisions to protect our proprietary rights, technology and know-how, including those inherent in our Conexión El Banco system. These laws and contractual provisions provide only limited protection of our intellectual property. We do not own any patents and our technology may not be patentable. We cannot be sure that our protection of our intellectual property will be adequate or that our competitors will not independently develop similar technology and a similar knowledge base.

Interruptions in our systems may have a significant adverse effect on our business or on that of our clients.

Our ability to provide reliable service largely depends on the efficient and uninterrupted operation of our computer information systems. Any significant interruptions or failures could harm our business and reputation and result in a loss of consumers. Our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, terrorism, vendor failure, unauthorized entry and computer viruses or other causes, many of which may be beyond our control. Although we have formulated a disaster recovery plan, it does not provide for real-time back up sites and we may require several days to restore services to our retail locations and processing system customers, depending on the performance of our vendors. Because of the mission critical nature of our check cashing system, such a failure could create significant shortfalls in our revenue by preventing us from conducting a large portion of our business, and could create substantial liability by preventing our processing customers from conducting theirs.

A portion of our business involves the electronic storage and transmission of sensitive personal financial information of our customers. Security breaches and computer viruses could expose us to litigation and adversely affect our reputation, operations, and revenue.

A portion of our business involves on-line transaction processing systems that electronically store and transmit sensitive personal financial information of our customers. These activities are subject to laws and regulations designed to protect the privacy of consumers’ personal information and to prevent that information from being inappropriately disclosed. The difficulty of securely storing confidential information electronically has been a significant issue industry wide in conducting electronic transactions. Incidences of unauthorized data access by viruses, trojans and hackers are continually increasing. We may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. Despite those safeguards, it is possible that hackers, employees acting contrary to our policies, or others could improperly access our systems or improperly obtain or disclose data about our consumers. Any breach of our security policies or applicable legal requirements resulting in a compromise of consumer data could expose us to regulatory enforcement action, limit our ability to provide services, subject us to litigation or damage our reputation. Any inability to prevent security breaches or computer viruses could also cause existing clients to lose confidence in our systems and could inhibit our ability to attract new clients.

Our business would be harmed if we lose the services of any of our senior management team and we are unable to recruit or retain suitable replacements.

We believe that our success to date and our prospects for future success depend significantly on the efforts of our management team, which includes Drew W. Edwards, our chairman and chief executive officer; Richard Chambers, our vice-chairman; George Hodges, our executive vice president and chief marketing officer; Steven Doctor, our chief financial officer; Luz Lopez Urrutia, our president and chief operating officer; and Darryl Storey, our senior vice president and chief information officer. If we lose the services of any one or more of these executives, they would be difficult to replace. If we are unable to replace them with other similarly talented individuals for any significant period of time, our business and development could be materially and adversely affected.

Because our retail financial services operations are concentrated in one market, unfavorable changes in economic conditions in this market may cause the demand for our products and services to decline.

Our retail financial services operations are concentrated in metropolitan Atlanta, Georgia. As a result of this geographic concentration, our results depend largely upon economic conditions in this area. Deterioration in economic conditions in this area could decrease the demand for our products and services and have a material adverse effect on our business, financial condition and results of operations.

We face competition from United States and international banks, card associations, card-based payments providers and a number of other types of service providers. Our continued growth depends on our ability to compete effectively in the money transfer and consumer payments industries.

Money transfer and consumer payments are highly competitive industries that include participants from a variety of financial and non-financial business groups. Our competitors include banks, credit unions, automated teller machine or “ATM” providers and operators, card associations, card-based payments providers such as issuers of e-money, travel cards or stored-value cards, informal remittance systems, web-based services, telephone payment systems (including mobile phone networks), postal organizations, retailers, check cashers, consumer finance companies, mail and courier services, currency exchanges and money transfer companies. These services are differentiated by features and functionalities such as speed, convenience, network size, hours of operations, loyalty programs, reliability and price. Our continued growth depends on our ability to compete effectively in these industries.

Technological changes may reduce the demand for our Conexión El Banco system or for our non-financial products and services or render them obsolete, which would reduce our revenue and income.

The introduction of new technologies and financial products and services can render existing technology products and services obsolete, such as our Conexión El Banco system. We expect other vendors to introduce new products and services, as well as enhancements to their existing products and services, that will compete with our current products and services. To be successful, we must anticipate evolving industry trends, continue to apply advances in technology, enhance our existing products and services and develop or acquire new products and services to meet the demands of our clients. We may not be successful in developing, acquiring or marketing new or enhanced products or services that respond to technological change or evolving client needs. We may also incur substantial costs in developing and employing new technologies. If we fail to adapt to changes in technologies, we could lose clients and revenues, and fail to attract new clients or otherwise realize the benefits of costs we incur.

Our business strategy depends on substantial growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

We intend to continue pursuing a growth strategy for our business. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in growth stages of development. We may not be able to expand our market presence in our existing markets or successfully enter new markets, and any such expansion could adversely affect our results of operations. Failure to manage our growth effectively could have a material adverse effect on our business, financial condition, results of operations or future prospects, and could adversely affect our ability to successfully implement our business strategy. Also, if our growth occurs more slowly than anticipated or declines, our results of operations could be materially adversely affected.

Our ability to grow successfully will depend on a variety of factors including the continued availability of desirable business opportunities, the competitive responses from other financial institutions in our market areas and our ability to manage our employees, products, customers, technology and resources. Our rapid growth has placed, and it may continue to place, significant demands on our operations and management.

Regulatory Risks

As a result of this offering, we will be subject to additional reporting and governance requirements, which could adversely affect our profitability.

Upon completion of this offering, we will be a public company and, for the first time in our history, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 (“SOX”), the related rules and regulations promulgated by the Securities and Exchange Commission and the rules of the exchange on which our shares are listed. These laws, regulations and rules will increase the scope, complexity and cost of corporate governance, reporting and disclosure practices. Although we conduct business in a highly regulated environment, these laws and regulations have different requirements for compliance than we have previously experienced. Our expenses related to services rendered by our accountants, legal counsel and consultants will increase as we seek to comply with these laws and regulations. In addition, the application of these requirements to our business may strain our management resources.

We face various risks in complying with Section 404 of the Sarbanes-Oxley Act of 2002.

To date, we have not conducted a comprehensive review and confirmation of the adequacy of our existing systems and controls as may be required under Section 404 of SOX, and we will not do so until after the completion of this offering. We cannot be certain of the timing of completion of our evaluation, testing and remediation actions or the effect of these actions on our operations. Upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations, and these deficiencies may be difficult and expensive to remediate. As a public company, we will be required to report, among other things, certain control deficiencies. If we fail to satisfy the requirements of Section 404 in a timely manner, we may be subject to sanctions or investigation by regulatory authorities such as the SEC. In addition, if any material weakness or deficiency is identified or is not remedied, investors may lose confidence in the accuracy of our reported financial information, which could adversely affect our stock price. As a result of these issues, management’s attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff with appropriate experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

We are subject to extensive regulation that could limit or restrict our activities. As a money services business, we are subject to a new set of rules and regulations that historically have not applied to our company. If we fail to comply with these laws and regulations, or if they change or are interpreted differently, our business, financial position and results of operations could suffer.

As described under “Supervision and Regulation,” our business is subject to a wide range of laws and regulations. These include financial services regulations, consumer disclosure and consumer protection laws, currency control regulations, money transfer regulations, compliance and reporting, escheat laws and laws covering consumer privacy, data protection and information security. Our services also are subject to an increasingly strict set of legal and regulatory requirements intended to help detect and prevent money laundering, terrorist financing and other illicit activity. As legislative and regulatory scrutiny and action in this area increases, we expect that our costs of complying with these requirements will increase, perhaps substantially. Failure to comply with any of these requirements could result in the suspension or revocation of a license or registration required to provide money transfer services, the limitation, suspension or termination of services or the imposition of civil and criminal penalties, including fines.

In connection with the termination of our relationship with SunTrust, we obtained a license as a money services business from the Georgia Department of Banking and Finance and will comply with applicable rules and regulations in states in which we conduct our operations. We are subject to a new set of rules and regulations that historically have not applied to our company. Failure to comply with any of these requirements could result in the imposition of civil and criminal penalties, suspension or revocation of any licenses or registrations required to provide money transfer services.

Our fees may be reduced because of regulatory initiatives targeted at our industry. For example, recent initiatives both in the United States and at G-8 summit meetings have focused on lowering international remittance costs. These initiatives may have an adverse effect on our business, financial position and results of operations. Any material change in the regulatory requirements necessary to offer money services in a jurisdiction important to our business could mean increased costs and operational demands.

The laws and regulations applicable to the financial services industries could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all financial services companies, our cost of compliance could adversely affect our ability to operate profitably.

Risks Related to this Offering

There is no prior public market for our common stock, and our share price could be volatile and could decline following this offering, resulting in a substantial or complete loss on your investment.

Before this offering, there has not been a public market for any class of our shares. An active trading market for our common stock may never develop or be sustained, which could affect your ability to sell your shares and could depress the market price of your shares. A public trading market, which has the desired characteristics of depth, liquidity and orderliness, depends upon the presence in the marketplace of willing buyers and sellers of our common stock at any given time. The presence of willing buyers and sellers depends on the individual decisions of investors over which neither we nor any market maker has any control. In addition, the initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering. Because we will be a small company with relatively few shareholders, we expect our stock to be thinly-traded.

Our failure to maintain the listing of our common stock on an exchange could affect your ability to sell your shares and could depress the market price of your shares.

We must meet minimum financial requirements for initial listing on the American Stock Exchange and continue to meet standards to maintain our listing. The initial requirements for the American Stock Exchange are:

•       an initial listing price of $3 per share;

•       an operating history of at least two years;

•       stockholders’ equity of at least $4 million;

•       an aggregate market value of publicly held shares of at least $15 million; and

•       at least 500,000 publicly held shares with a minimum of 800 public shareholders, or at least 1 million publicly held shares with a minimum of 400 public round lot holders (shareholders of 100 shares or more).

In addition, we must meet certain corporate governance requirements.

We expect to meet these requirements at the completion of this offering with the exception of some of the corporate governance requirements with which we have up to a year to comply. We expect that the continued listing standards will require that we maintain:

•       stockholders’ equity of $6 million;

•       200,000 publicly-held shares;

•       $1 million in the market value of publicly held shares;

•       at least 300 public round lot holders; and

•       we must continue to meet the corporate governance standards.

If we are not able to continue to satisfy the eligibility requirements for the American Stock Exchange, our stock may be delisted. This could affect your ability to sell your shares and could depress the market price of your shares.

We will retain broad discretion in using the net proceeds from this offering, and may not use the proceeds effectively.

Although we have described our intended use of proceeds, we have designated $6.8 million for general working capital. Accordingly, we will retain broad discretion to allocate a substantial amount of the net proceeds of the offering. We may use the net proceeds in ways with which you and other investors in the offering may not agree. Moreover, we may use the proceeds for corporate purposes that may not increase our market value or make us profitable. Our failure to spend the proceeds effectively could have an adverse effect on our business, financial condition and results of operations.

Purchasers of our common stock will experience substantial immediate dilution.

If you purchase shares of our common stock in this offering at an assumed initial public offering price of $7.00 per share, you will experience immediate dilution of approximately 64% in the value of your investment, in that our net tangible book value per share will be approximately $2.55. We may require additional capital to meet our operating objectives, and you may suffer additional dilution if we sell additional shares in the future. See “Dilution.”

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our common stock. We intend to retain all of our earnings for the foreseeable future to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

Our directors and executive officers will own a significant portion of our common stock and may be able to control the election of directors following this offering.

Based on the number of shares outstanding as of March 9, 2007, our directors and executive officers, as a group, will beneficially own approximately 25.0% of our outstanding common stock after the completion of the offering. If our officers and directors, along with some of our existing shareholders, purchase approximately 500,000 shares in this offering as we anticipate, our directors and executive officers will own an even larger percentage of our company. As a result of their ownership, our directors and executive officers will have the ability, voting as a group, to influence or control the outcome of all matters submitted to our shareholders for approval, including the election of directors. The interests of our directors and executive officers may differ from those of our investors. The substantial amount of common stock owned by our executive officers and directors may also adversely affect the development of an active and liquid trading market.

“Anti-takeover” provisions in our articles of incorporation and the regulations to which we are subject may make it more difficult for a third-party to acquire control of us, even if the change in control would be beneficial to shareholders.

Our articles of incorporation provide that we may issue up to 100,000,000 shares of preferred stock, in one or more series, without shareholder approval and with terms, conditions, rights, privileges and preferences as our board of directors may deem appropriate. Accordingly, the board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could also be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Although we do not currently intend to issue any shares of preferred stock, we may issue those shares in the future. Also, as a regulated money services business, the sale or transfer of our company will be regulated by the Georgia Department of Banking and Finance. The factors described above may hinder or even prevent a change in control of the company, even if a change in control would benefit our shareholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.”  These statements are only predictions and relate to future economic performance, plans and objectives of management for future operations and projections of revenues and other financial items that are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. The words “may,” “will,” “should,” “could,” “would,” “expect,” “estimate,” “anticipate,” “intend,” “believe,” “plan,” “predict,” “potential,” and “continue,” or the negative of these terms or similar expressions are intended to identify forward-looking statements. Some of the forward-looking statements relate to our intent, belief or expectations regarding our strategies and plans for operations and growth. Other forward-looking statements relate to trends affecting our financial condition and results of operations and our anticipated capital needs and expenditures. These statements involve risks, uncertainties and assumptions, including industry and economic conditions, competition and other factors discussed in “Risk Factors” and elsewhere in this prospectus. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those that are anticipated in the forward-looking statements.

You should not place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus or referred to in this section. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, unanticipated events or otherwise.

USE OF PROCEEDS

At an assumed initial public offering price of $7.00, we estimate that we will receive approximately $16.7 million from our sale of 2,857,143 shares of our common stock in this offering (or approximately $19.6 million if the underwriter exercises its over-allotment option in full), after deducting estimated offering expenses of approximately $1.5 million and the underwriting discount and the 2% non-accountable expense allowance payable to the underwriter.

We intend to use the net proceeds of this offering as follows:

Use of Net Proceeds	Amount
Banuestra—Infrastructure Investment	$0.5 million
Conexión El Banco—Infrastructure Investment	1.6 million
Replace the operating line of credit used for daily operating cash	2.8 million
Repay indebtedness to Nuestra Loan, LLC	5.2 million
Working capital and general corporate purposes	6.6 million
Total	$16.7 million

We intend to use approximately $500,000 of the net proceeds to license a loan generation and tracking system, upgrade our accounting systems, and upgrade our existing retail locations. We intend to use approximately $1.6 million of the net proceeds to build infrastructure for our Conexión El Banco check cashing system, including software enhancement, a backup generator, upgraded phone systems and additional hardware and network systems.

We intend to use up to $2.8 million of the net proceeds to replace the short term line of credit with the Peoples Bank, which we obtained in February 2007 to replace the daily operating cash that SunTrust provided to us to facilitate our retail operations. We will use these proceeds to fund our daily operating cash needs which fluctuate between $500,000 and $2.3 million per week. As of March 9, 2007, the amount outstanding under this line of credit was approximately $500,000. This line of credit is guaranteed by some of our officers and directors, has a term of six months, matures on August 1, 2007 and carries an annual interest rate equal to the prime rate plus one percent. We intend to use approximately $5.2 million of the net proceeds of the offering to repay debt owed to Nuestra Loan, LLC, a single-purpose entity formed to raise capital and provide a bridge loan to fund our capital needs until we could raise additional funds through this offering. Nuestra Loan, LLC is an affiliated entity with some commonality of ownership, including officers and directors of Banuestra. The loan has a term of 24 months, matures on August 31, 2007, and carries an interest rate of 12% per year, which escalates to 18% per year if it is not paid at maturity. We paid a commitment fee of 1% to Nuestra Loan, LLC in connection with this loan. The loan is secured by all of our assets and intellectual property, including our Banuestra operations, Conexión El Banco data processing software and customer contracts, consulting assets and intellectual property, accounts receivables, leases and other contracts. In connection with this loan, we granted the owners of Nuestra Loan, LLC warrants to purchase 341,234 shares of our common stock at an exercise price of $0.022 per share. For more information about these loans, please see “Certain Relationships and Related Transactions.”

We will use the balance of approximately $6.8 million for working capital and general corporate purposes, including:

•       funding our daily operating cash needs;

•       financing the operations of the Banuestra retail operations and Banuestra Solutions;

•       hiring additional personnel to support increased sales of our Conexión El Banco system, which may include an additional 12 full time equivalent employees by the end of 2007;

•       increasing our budgeted marketing expenditures for the next two years by an aggregate of $200,000 to support the growth of our Banuestra retail operations;

•       increasing our budgeted marketing expenditures for the next two years by an aggregate of $400,000 to support the growth of our Banuestra Solutions consulting and technology operations; and

•       adding additional financial service offerings.

We also intend to borrow additional capital to support the foregoing at an anticipated debt-to-equity ratio of up to four-to-one. We currently anticipate that we will need to borrow $12 million during the next 12 months to fund our loan operations, but this amount could range from $6 to $15 million depending on the volume of loans we are able to make. We currently do not have an arrangement for these funds. The amounts that we actually spend for our business and growth strategy and other general corporate purposes will vary significantly depending on a number of factors, including the amount we are able to borrow, future revenue growth, if any, and the amount of cash that we generate from operations. As a result, we will retain broad discretion over the allocation of the net proceeds of this offering. We also may use a portion of the net proceeds for the acquisition of businesses, products or technologies that we could use to expand our business. As of the date of this prospectus, we have no arrangements, agreements or commitments for the acquisition of any businesses, products or technologies.

Pending these uses, we will invest the net proceeds of this offering in short-term interest bearing investment grade securities.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock since our inception. For the foreseeable future we do not intend to declare cash dividends. We intend to retain earnings to grow our business and strengthen our capital base. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose.

 CAPITALIZATION

The following table shows our capitalization as of December 31, 2006. Our capitalization is presented on an actual basis and on an as-adjusted basis as if the offering had been completed as of December 31, 2006, and assuming the net proceeds of the offering are $16.7 million, after deducting the estimated underwriting discount, the 2% non-accountable expense allowance, and the estimated offering expenses of approximately $1.5 million.

You should read the following in conjunction with our financial statements and related notes that are included in this prospectus.

	Actual	As Adjusted
Cash and Cash Equivalents:	$929,512	$12,665,018
Current maturity of note payable to affiliate, net of discount(1)	$3,280,035	$-
Shareholders’ Equity:
Preferred stock, $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.01 par value; 100,000,000 shares authorized; 2,418,007 shares issued and outstanding; 5,275,150 shares issued and outstanding, as adjusted	24,180	52,751
Additional paid-in capital	18,073,599	33,060,569
Accumulated deficit	(19,682,035)	(19,682,035)
Total shareholders’ equity	(1,584,256)	13,431,285
Total capitalization	$(1,584,256)	$13,431,285
Net tangible book value per share(2)	$(0.66)	$2.55

(1)          Total due on maturity or prepayment is $5,188,185. Does not include $2.75 million line of credit obtained on February 1, 2007.

(2)          Not including 724,141 common shares underlying outstanding and unexercised options and 404,782 common shares underlying outstanding and unexercised warrants.

DILUTION

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of common stock immediately after this offering. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of outstanding shares of common stock. Our net tangible book value as of December 31, 2006 was approximately $(1,584,000), or $(0.66) per share, based on the number of shares of common stock outstanding as of December 31, 2006.

After (a) giving effect to the sale of the 2,857,143 shares of our common stock to be sold by us in this offering at an assumed initial public offering price of $7.00 per share and (b) after deducting underwriting discounts and commissions, the non-accountable expense allowance, and estimated offering expenses, our pro forma net tangible book value at December 31, 2006 would have been approximately $13.4 million, or $2.55 per share. This amount represents an immediate increase in pro forma net tangible book value of $3.21 per share to existing shareholders and an immediate dilution of $4.45 per share to new investors. The dilution to investors in this offering is illustrated in the following table:

Assumed Initial public offering price per share		$7.00
Net tangible book value per share prior to offering	$(0.66)
Increase in net tangible book value per share attributable to new investors	$3.21
Pro forma net tangible book value per share after offering		$2.55
Dilution per share to new investors		$4.45

The foregoing discussion assumes no exercise of stock options and warrants outstanding immediately following this offering. As of December 31, 2006, there were 726,385 shares issuable upon the exercise of outstanding stock options and 407,132 shares issuable upon the exercise of outstanding warrants. Additionally, we will issue warrants to purchase 4.25% of the shares sold in this offering to our underwriters at an exercise price equal to 125% of offering price of the shares sold in this offering. If and to the extent that any of these options or warrants are exercised, there may be further dilution to new investors. In addition, you will incur additional dilution if we grant options, warrants, restricted stock or other rights to purchase our common stock in the future with exercise prices below the initial public offering price.

Assuming the exercise of all outstanding options and warrants that are in-the-money, and the receipt by the company of the exercise price for all such shares, our net tangible book value as of December 31, 2006 was approximately $0.3 million, or $0.08 per share, based on the number of shares of common stock which that have been outstanding as of December 31, 2006 if all options and warrants had been exercised prior to that date.

Assuming the exercise of all outstanding options and warrants that are in the money and receipt of the exercise price for all such shares, after (a) giving effect to the sale of 2,857,143 shares of our common stock to be sold by us in this offering at the assumed initial public offering price of $7.00 per share and (b) after deducting underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at December 31, 2006 would have been approximately $15.3 million, or $2.40 per share. This amount represents an immediate increase in pro forma net tangible book value of $2.32 per share to existing shareholders and an immediate dilution of $4.60 per share to new investors. The dilution to investors in this offering assuming the exercise of all in-the-money outstanding options and warrants is illustrated in the following table:

Assumed Initial public offering price per share		$7.00
Net tangible book value per share prior to offering	$0.08
Increase in net tangible book value per share attributable to new investors	$2.32
Pro forma net tangible book value per share after offering		$2.40

Dilution per share to new investors	$4.60

The following table sets forth the aggregate amount of common stock purchased by our officers and directors, the average price paid for that common stock, the aggregate amount of options granted to our officers and directors, the weighted average exercise price for those options, the aggregate amount of warrants issued to our officers and directors and the weighted average exercise price for those warrants during the periods indicated.

Year	Aggregate Amount of Common Stock Purchased by Officers and Directors		Average Price of Common Shares Purchased		Aggregate Amount of Outstanding Options Granted to Officers and Directors	Weighted Average Exercise Price for Options Granted (1)	Aggregate Amount of Outstanding Warrants Granted to Officers and Directors		Weighted Average Exercise Prices for Warrants Granted
2007	1,644		$0.022	(2)	-	-	-		-
2006	67,789	(2)	$0.022	(2)	106,675	$16.48	-		-
2005	4,218		$11.85		79,104	$11.85	-		-
2004	110,201		$11.36		43,681	$8.46	-		-
2003	54,322		$5.98		188,527	$6.96	-		-
2002	164,987		$3.04		133,936	$3.20	66,761	(3)	$3.11
2001	530,504		$0.24		13,794	$1.41	-		-

(1)          All options were granted at fair market value.

(2)          Warrants were issued in connection with investments in Nuestra Loan, LLC, a single purpose entity formed to raise capital and provide a bridge loan to fund our capital needs.

(3)          Warrants issued in consideration for the guarantees of lease payments. See “Certain Relationships and Related Transactions.”

Selected Financial and Operating Data

Our selected  financial data presented below as of and for the years ended December 31, 2004, 2005 and 2006 is derived from our audited financial statements. Our audited financial statements as of December 31, 2006 and for each of the years in the two-year period ended December 31, 2006 are included elsewhere in this prospectus. The following financial data should be read in conjunction with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	At and for the Years Ended December 31,
	2004	2005	2006
	(dollars in thousands, except share and per share amounts)
Summary Results of Operations Data
Total Sales Revenue	$2,430	$4,660	$5,366
Lending services	530	2,040	1,731
Banking services	332	482	679
Other financial services	842	1,739	2,420
Sales of tangible goods	102	326	472
Conexión El Banco/consulting fees	624	73	63
Costs and expenses applicable to sales revenues	535	664	926
Gross Margin	$1,895	$3,996	$4,440
Selling, general, administrative	6,182	7,554	8,959
Total Operating Loss	$(4,287)	$(3,558)	$(4,519)
Total non-operating revenue (expense)	35	(310)	(2,312)
Net Loss	$(4,252)	$(3,868))	$(6,831)
Net Loss Per Common Share	$(1.99)	$(1.55)	$(2.84)
Weighted Average Common Shares	2,138,985	2,496,618	2,402,738
Summary Balance Sheet Data
Cash	$1,496	$1,197	$930
Property and equipment, net	2,082	1,830	1,820
All Other Assets	196	431	1,458
Assets	$3,774	$3,458	$4,208
Note payable to affiliate, net of discount	—	677	3,280
All Other Liabilities	883	909	2,512
Liabilities	$883	$1,586	$5,792
Shareholders’ Equity	$2,891	$1,872	$(1,584)
Operating Data
Number of active Banuestra members at the end of period(1)	15,282	21,219	23,302
Non-bank transactions including cashed checks	93,890	192,198	237,749
Fee revenue per non-banking transaction(2)	$10.05	$10.75	$12.17

(1)          The number of members of our personal financial services network at the end of the period who have conducted at least one transaction in the prior 12 months.

(2)          Calculated as total of “Other financial services” and “Sales of tangible goods,” divided by the number of non-bank transactions for the given period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion reviews our results of operations and assesses our financial condition. You should read the following discussion and analysis in conjunction with our “Selected Financial Data” and our financial statements and the related notes included elsewhere in this prospectus.

Overview

We are a Georgia-based financial services company that provides personal financial services and related non-financial products to the working-class Hispanic population. Our retail services and products include check cashing, money transfers, money orders, bill payment and tax preparation services, prepaid phone cards and stamps. We provide these services to our members, each of whom pays an annual membership fee for identify verification and for the right to use our personal financial services. We have also historically provided banking services such as deposit accounts and loans in conjunction with SunTrust. We ended our relationship with SunTrust on February 4, 2007 and no longer offer these banking services. In January 2007, we began offering our banking customers prepaid MasterCard® debit cards to replace their SunTrust deposit accounts. These debit cards are issued in partnership with a card processor through a bank, have many of the attributes of a deposit account accessed via a check card and are FDIC insured up to $5,000 per account. We are also preparing to offer consumer and commercial loans to our customers within the next six to 12 months.

In addition, our consulting and data processing division, Banuestra Solutionssm, provides Hispanic-focused strategic consulting services and licenses Conexión El Bancosm, our proprietary check approval and data processing technology, to third-party financial institutions and companies throughout the United States that desire to penetrate the working-class Hispanic market. On November 21, 2006, we changed our name from El Banco Financial Corporation to Banuestra Financial Corporation.

Banuestra Retail Operations

We collect fees directly from our members in each of our retail locations through the offering of non-bank financial services such as check cashing, money transfer, money orders and phone cards. In connection with the termination of our relationship with SunTrust, we reorganized as a money services business and continue to offer these services on a standalone basis, along with a prepaid debit card product and a portfolio of consumer and commercial loan products.

In addition, through February 4, 2007, our branch operations in partnership with SunTrust provided bank deposit accounts and loans targeted to working-class Hispanics. As of December 31, 2006 and December 31, 2005, we operated 12 locations in partnership with SunTrust. Under our Bank Lease and Marketing Agreement with SunTrust, we provided deposit accounts, consumer loans and mortgage loans.

•       Deposit Accounts. We marketed deposit accounts to our members in the Banuestra retail locations. Deposits were held and serviced by SunTrust.

•       Consumer Loans. We marketed consumer loans to our members in the Banuestra retail locations. We took applications for these loans and forwarded them to SunTrust for processing, underwriting, funding and servicing.

•       Mortgage Loans. SunTrust marketed mortgage loans to its customers under the Banuestra brand. SunTrust was solely responsible for sourcing, originating, underwriting, funding and servicing these loans.

All of the deposit accounts and consumer and mortgage loan accounts were carried on SunTrust’s balance sheet, not ours. Each month, we paid SunTrust and SunTrust paid us the following:

•       We paid SunTrust a monthly fee to host, process and service each of the Banuestra deposit and loan accounts.

•       We paid SunTrust a fee based on the product of (a) 10% of the risk adjusted assets of the Banuestra branch offices and (b) an annualized return on capital of 20%.

•       SunTrust paid us the net sum of (a) the net service charges and fees collected by SunTrust from Banuestra deposit and loan accounts, (b) net interest income earned on Banuestra deposit and loan accounts, (c) credit and other losses on Banuestra loan accounts, and (d) other direct revenues and expenses associated with Banuestra deposit and loan accounts.

•       A fee was paid which reflected the amount of net assets represented by the Banuestra deposit and loan accounts. If assets from these accounts exceeded liabilities, we paid SunTrust a fee equal to the net assets multiplied by the monthly federal funds rate plus 0.25%. If liabilities from these accounts exceeded assets, SunTrust paid us a fee equal to the net liabilities multiplied by the average monthly funds rate.

We settled all amounts owed and receivable on all of these deposits and loans with SunTrust at the end of each month on a net basis, and paid SunTrust for the net amount of capital used by the Banuestra retail locations. We recognized all revenue and fees associated with the SunTrust accounts on a net basis. All of these services were terminated on February 4, 2007 and the accounts were consolidated into SunTrust.

The economic result of the foregoing is that we received the net economic benefit of these accounts; we received the economic benefit of all interest and fees generated by these accounts; we bore the cost and expenses of the accounts; we bore the economic risk of loss in these accounts from bad credit; and we bore the economic risk of interest rate fluctuations. For its part, SunTrust received fees to host and service the accounts, and we reimbursed SunTrust for the cost of their capital which was used to fund the net assets in these accounts. Because we are not a bank, SunTrust was legally responsible for ensuring that all accounts were in compliance with legal and regulatory requirements. We provided office space, employees, marketing and sales functions.

We managed our credit risk on the SunTrust loan portfolio by monitoring customer payments and set our loan loss reserves as a percentage of outstanding balances on overdue loans on an increasing scale from 2% of the outstanding balances of loans which are greater than 30 days overdue to up to 20% of the outstanding balances of loans which are in foreclosure. This policy was based on our historical experience with bad loans, which generated losses of an average of 23% of the outstanding balance of loans that had actually gone into foreclosure. We managed the credit risk associated with our non-recourse check cashing operations by monitoring our actual write-offs and outstanding uncollected checks. We maintained a reserve based on our historical loss experience due to fraud and non-sufficient funds checks. Based on our average write-offs of 0.10% of uncollected balances, we maintained loss reserves for our check cashing operations of 0.15% of uncollected balances. Since the termination of our relationship with SunTrust on February 4, 2007, we no longer have any loan loss risk on the SunTrust portfolio. We will establish loan loss reserves for new loans made under our new consumer and commercial loan programs that we are currently developing.

Banuestra Solutions and Conexión El Banco

Through our consulting operation, we provide consulting services that allow our clients to implement a version of the Banuestra business model for their customers. Launched in August 2003 to accelerate the growth of our branch banking business and enhance revenue, this turn-key solution allows banks to develop their own Hispanic banking business in their respective markets. These customers pay us consulting fees.

We also license our proprietary web-based operating platform, Conexión El Banco, as an application service provider that enables banks and retailers to reduce the cost and risk of accepting and cashing third-party checks. This operation also provides check-cashing decisions for our retail locations. Through a proprietary system of algorithms, databases, rules and methodologies, we have enhanced the manual underwriting methods that have been used by professional check cashing businesses. These customers pay us a license fee, an implementation fee and a per transaction fee for the use of our system. The system also includes a web-based point-of-sale system for the provision of non-traditional financial services.

For the year ended December 31, 2006, our Banuestra retail locations accounted for approximately 99% of our revenue, and our Banuestra Solutions business, including Conexión El Banco, accounted for approximately 1% of our revenue. In 2004, Banuestra Solutions accounted for approximately 26% of our revenue.

Termination of Relationship with SunTrust Bank and Pro forma Financial Results

Historically, we have offered our suite of financial services and products in partnership with financial institutions. Through February 4, 2007, our partner was SunTrust Bank, a result of the acquisition by SunTrust of our chosen financial institution partner, the National Bank of Commerce. We have terminated our partnership with SunTrust and implemented an independent growth strategy as a non-bank financial services company. On February 4, 2007, our customers’ SunTrust Bank deposit and loan accounts were consolidated into SunTrust.

To better illustrate the effect of losing these revenues and expenses, we have included pro forma financial statements beginning on page F-20, including an unaudited pro forma balance sheet as of December 31, 2006 and an unaudited pro forma condensed statement of operations for the year ended December 31, 2006. These pro forma financial statements assume that the all revenue and direct expenses associated with the SunTrust accounts are eliminated from our financial results for all periods shown. The presented pro forma financial statements do not reflect the effects of this offering or the contributions of any additional operations we might have undertaken and which are reflected in our current business plan such as:

•       opening new locations;

•       adding a prepaid debit card product to take the place of the SunTrust deposit accounts;

•       initiating our own loan programs to replace the SunTrust loan accounts; and

•       expanding our Banuestra Solutions consulting and technology business.

The pro forma statement of operations does not reflect the $1.5 million termination payment from SunTrust that we received in February 2007 after the consolidation of our joint accounts into SunTrust. This payment is approximately equivalent to the net income we would have expected to generate from the joint SunTrust deposit and loan accounts for a period of nine months. The pro forma balance sheet does include the receipt of this payment. The pro forma balance sheet also reflects the approximately $2.8 million line of credit with the The Peoples Bank, which we obtained in February to replace the operating cash previously provided to us by SunTrust.

The pro forma financials also do not take into account reductions we could have in our branch personnel if we had terminated our relationship with SunTrust at the beginning of 2006. If we had in fact eliminated these operations and not replaced them with additional products, services, or customer growth, we would have been able to eliminate up to 20% of our branch personnel because (1) our retail locations would not have been regulated during these periods as bank branches if the SunTrust relationship had been terminated, allowing us to have fewer redundant employees in each retail location at non-peak hours, and (2) the removal of the SunTrust deposit accounts from our operations would have significantly reduced our daily transaction volume reducing our need for these personnel. As it stands, we do plan to reduce headcount at each retail location, achieving the lower level staffing by July 2007. We expect attrition to absorb most of the necessary reduction. However, there may also be some downsizing as well.

The pro forma financial statements for the year ended December 31, 2006 reflect that our revenues would decrease approximately 45% from $5,366,296 to $2,956,049, our gross margin would decrease approximately 45% from $4,440,205 to $2,464,224, our net loss would increase approximately 29% from $6,830,765 to $8,806,746, and our loss per share would increase 29% from $(2.84) per share to $(3.67) per share.

In reading this section of the prospectus and our historical financial statements, you should keep in mind that our future business operations will be materially different from our past operations, and that our financial results from prior periods will not be comparable to the results of our future operations. For more information about the effect of eliminating the SunTrust revenue and expenses from our historical financial results, please see “Pro Forma Financial Results” below. For more information regarding the termination of our relationship with SunTrust, please see “Business—Banuestra—Our Relationship with SunTrust and Our Transition to a Money Services Business.”

Results of Operations

Sales Revenues

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Sales revenue for the year ended December 31, 2006 was $5,366,296 compared to $4,660,422 for the year ended December 31, 2005. The increase of $705,874, or 15.1%, was driven by increases in banking services, other financial services, and sales of tangible goods. These increases were offset by a decline in revenue from lending services, Conexión El Banco and Banuestra Solutions.

Lending services decreased $308,366, or 15.1%, as a result of only a slight increase of the loan portfolio while cost of funding the portfolio increased. This number is reported on a net basis and was affected by the following components:

•       Interest collected on the loan portfolio increased $234,639 or 5.8%. The average loan portfolio allocated to Banuestra was $46,962,832 in 2006 compared to $43,329,998 in 2005.

•       Loan origination fees decreased $93,086, or 98.8%. During 2006, we received loan origination fees under the joint operating agreement for 17 mortgages compared to 131 mortgages in the same period of 2005. SunTrust placed a limit on the amount of outstanding loans that could be originated, funded and attributed to us. We approached this cap in 2005, which effectively limited the amount of loans that they could originate on our behalf.

•       Fees to SunTrust for lending services increased $449,918, or 21.7%, due to an increase in the loan portfolio originated by SunTrust using our locations and branding in the marketplace. Under the agreement with SunTrust, we owe SunTrust fees for servicing and financing these loans. We pay them a percentage of the loan base per month for loan servicing, a percentage fee for the outstanding average loan balance, and a fee of 0.25% above the prevailing federal funds rate for outstanding average net funds. The outstanding average net funds are equal to the average loan balance less the average deposit balance of the customers generated and serviced at our retail locations. The average net funds were $28,584,051 in 2006 compared to $29,002,490 in 2005.

The following summarizes our shared loan portfolio position as of the end of each of the reported periods.

December 31, 2006

Domestic real-estate:  $43,673,230

Amount 90 days, past due:  $236,990, amount of interest income included in results:  $9,841

Amount on non-accrual basis:  $1,240,936, amount of interest income not recorded in results:  $107,749

Domestic installment loans to individuals:  $26,470

Amount 90 days, past due:  $0, amount of interest income included in results:  $0

Amount on non-accrual basis:  $0, amount of interest income not recorded in results:  $0

December 31, 2005

Domestic real-estate:  $47,814,519

Amount 90 days, past due:  $619,375, amount of interest income included in results:  $22,832

Amount on non-accrual basis:  $99,502, amount of interest income not recorded in results:  $7,877

Domestic installment loans to individuals:  $61,665

Amount 90 days, past due:  $0, amount of interest income included in results:  $0

Amount on non-accrual basis:  $0, amount of interest income not recorded in results:  $0

SunTrust Bank had the sole power to determine when a loan was placed on non-accrual basis.

All of these shared loan accounts and the associated revenue were consolidated into SunTrust on February 4, 2007. We will not recognize this revenue going forward.

Banking services increased $196,856 or 40.8%. This number is reported on a net basis and was affected by the following components:

•       Fees from customers increased $246,061, or 22.6%, as a result of an increase in the number of customers Banuestra added to the SunTrust banking network. Under the agreement with SunTrust, we received a monthly payment which included all service fees, non-sufficient funds fees, ATM fees and other transaction fees generated on customer deposits added to the SunTrust banking network at our Banuestra locations, less all associated expenses. At December 31, 2006, there were 9,360 of our customers on the SunTrust banking network and deposits of $13,761,765 compared to 9,242 customers with deposits of $12,090,157 at December 31, 2005.

•       Fees to SunTrust for banking services increased $105,925, or 23.2%, due to an increase in the number of customer accounts opened at Banuestra locations. Under the agreement with SunTrust, we owed SunTrust fees for services provided to support these customer accounts. We paid them a monthly fixed administrative fee, a fee per account, and reimbursed them at cost for ATM interchange fees, as well as any teller cash shortages.

•       Loss on bank deposits decreased $56,720, or 38.6%, for a total loss of $90,235. In our agreement with SunTrust, we were required to reimburse SunTrust for any losses taken on customer bank accounts due to uncollectible overdrafts, as well as fraud. Each month, we expensed the actual reimbursement claimed by SunTrust. In January 2005, we had a $50,000 write-off associated with a single account. We no longer have this risk because of the termination of our relationship with SunTrust on February 4, 2007.

The following summarizes our shared deposit portfolio as of the end of the reported periods. All deposits are domestic deposits. There are no outstanding time deposits greater than $100,000.

Deposit Summary

	December 31, 2005		December 31, 2006
Type	Average Amount	Average Rate Paid	Average Amount	Average Rate Paid
Noninterest bearing demand deposits	$4,371,648	NA	$4,889,950	NA
Interest bearing demand deposits	2,933,010	0.18%	4,981,855	0.10%
Savings deposits	3,070,175	0.93%	3,823,171	0.88%
Time deposits	1,833	4.50%	751,039	5.00%
Total Deposits	$10,376,666		$14,446,015

All of these shared deposit accounts and the associated revenue were consolidated into SunTrust on February 4, 2007. We will not recognize this revenue going forward.

Other financial services increased $680,424, or 39.1%, as a result of an increase in check cashing fees of $531,566, or 45.8%, an increase in tax preparation and assistance fees of $118,130, or 34.5%, and an increase in other service fees of $30,728, or 13.0%. These increases are due to an increase in the number of our customers during 2006 as well as an increase in transaction volume per customer. At December 31, 2006, we had 23,302 active members compared to 21,219 active members at December 31, 2005. Active is defined as at least one transaction in the last 12 months. In addition, we cashed checks totaling $147,322,102 during 2006 compared to $101,634,879 during 2005.

Sales of tangible goods increased $146,865, or 45.1%. Of the increase, $146,247 came from higher sales of prepaid long distance phone cards. The increase is a result of a larger base of members and customers visiting our retail locations and more purchase dollars per transaction.

Revenue from Conexión El Banco and Banuestra Solutions services decreased $9,905, or 13.5%.

Cost and Expenses Applicable to Sales Revenues

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Cost and expenses applicable to sales revenues for the year ended December 31, 2006 was $926,091 compared to $664,086 for the year ended December 31, 2005. The increase of $262,005, or 39.5%, was driven by increases in cost of tangible goods sold and other operating costs and expenses.

Cost of tangible goods sold increased $111,376, or 44.1%, due to an increase in sales of tangible goods revenue of 45.1%.

Other operating costs and expenses increased $155,300, or 39.0% due to increasing our provision for credit exposure, offset by a decrease in provision of non-sufficient fund checks.

Provision for credit exposure on loans increased by $239,214, or 122.6%, for a total provision of $434,266. In our agreement with SunTrust, we were required to reimburse SunTrust for any losses taken on the loan portfolio, as long as our agreement was in place. As a result, we maintained a provision of 0.25% of ending loan balances. In November 2005, SunTrust informed us that a higher number of these loans were becoming past due. Beginning in January 2006, we revised our provision methodology to better reflect the deteriorating status of the portfolio under SunTrust management and began accruing on a sliding scale of 0% to 20% of the outstanding loan balance based upon how many days a loan was past due.

Analysis of the Reserve for Credit Exposure

	Year Ended December 30, 2005	Year Ended December 30, 2006
Balance at beginning of period	$79,443	$119,537
Domestic charge offs:
Real estate-mortgage	154,958	210,911
Installment Loans to Individuals	3,695	2,960
Recoveries	(3,695)	0
Net charge-offs	154,958	213,871
Additions charged to operations	195,052	434,266
Balance at end of period	$119,537	$339,932
Ratio of net charge-offs to average loans	0.36%	0.46%

All of the reserve for credit exposure balances is applicable to the domestic real-estate portfolio. The installment loans to individuals are secured with a corresponding savings account, and they should experience no losses of any magnitude. Since our relationship with SunTrust was terminated on February 4, 2007, we do not have any continuing loan loss exposure on these loans.

Provision for non-sufficient funds checks decreased $83,914, or 41.3%. In 2005, we reserved 0.20% of the face value of every check cashed to account for future uncollectible and fraud. Our actual write-off on 2005 checks was 0.129%. As a result we have adjusted the 2006 provision to 0.15% and reversed $101,635 of the prior year’s provisions, maintaining $60,000 in prior provisions for the potential of major fraud. This resulted in a reduction in provision expenses for 2006.

Conexión El Banco and Banuestra Solutions services costs decreased $4,671, or 35.9%, because Conexión El Banco and Banuestra Solutions revenue was lower.

Gross Margin

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Gross margin for the year ended December 31, 2006 was $4,440,205 compared to $3,996,336 for the year ended December 31, 2005. The increase was $443,869, or 11.1%. A $705,874 increase in “Total Sales Revenues” was offset by a $262,005 increase in “Total Cost and Expenses Applicable to Sales Revenues.”  Gross Margin as a percentage of Total Sales Revenues decreased to 82.7% for the year ended December 31, 2006 compared to 85.8% for the same period in 2005. Lending services and banking services which are recognized net of costs, and therefore have a 100% gross margin percentage, dropped from 54.1% of our net sales in 2005 to 44.9% of our net sales in 2006.

Selling, General and Administrative Expense

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Selling, general and administrative expense for the year ended December 31, 2006 was $8,959,001 compared to $7,554,299 for the year ended December 31, 2005. The increase of $1,404,702, or 18.6%, was primarily due to an increase in salaries and employee benefits, and other selling, general and administrative.

Salaries and employee benefits increased $912,335, or 18.4%, from 2005 to 2006. The increase was due to a $371,959 charge reflecting the stock-based compensation expense for options issued since January 1, 2006, as well as standard salary increases and increased health insurance costs. In addition, we implemented a matching 401(k) plan and short and long-term disability plans in May 2005. At December 31, 2006, we had 148 employees.

Occupancy and equipment expense increased $42,896, or 4.5%, from 2005 to 2006. The increase was primarily attributable to general cost inflation.

Other selling, general and administrative expenses increased $449,471, or 27.5%, from 2005 to 2006. Professional and consulting fees increased $221,046, or 37.4%. The increase was due to higher legal support associated with our agreement with SunTrust to terminate our operating agreement, our now-terminated acquisition agreement for The National Bank of Gainesville, our now-abandoned efforts to obtain approval of a bank charter and this public offering. Marketing expenses increased $130,157, or 67.3%. The increase was due to increased spending on radio and television media associated with the World Cup soccer tournament, as well as spending to promote our tax preparation and assistance business.

Total Operating Loss

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

The total operating loss for the year ended December 31, 2006 was $4,518,796 compared to $3,557,963 for the year ended December 31, 2005. The increase in total operating loss was $960,833, or 27.0%.

Non-Operating Revenue and Expense

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Non-operating revenue and expense for the year ended December 31, 2006 was a net expense of $2,311,969 compared to a net expense of $310,459 for the year ended December 31, 2005. The increase was a net expense increase of $2,001,510, or 644.7%. The increase is attributable to borrowings which began September 1, 2005. We borrowed from Nuestra Loan, LLC in an arrangement that pays 12% annual interest, paid a 1% commitment fee, and resulted in the issuance of warrants to the holders of Nuestra Loan, LLC to purchase 341,234 common shares of Banuestra at an exercise price of $.022. We used the Black-Scholes pricing model and valued each warrant at $11.83, discounting the value of the note payable. Interest expense of $2,367,954 includes $476,042 of interest on the note and $1,890,663 of accretion of the note payable discount, plus $1,249 of interest expense associated with a loan to finance our directors and officers insurance.

Net Loss and Net Loss per Share

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

The net loss for the year ended December 31, 2006 was $6,830,765 compared to $3,868,422 for the year ended December 31, 2005. The increase in the net loss was $2,962,343, or 76.6%.

The net loss per share was $2.84 for 2006 compared to $1.55 for 2005. The increase in net loss per share is a result of the increase in net loss offset by a decrease in the average number of shares outstanding during each year. The average number of shares outstanding during 2006 was 2,402,738 compared to 2,496,618 in 2005.

Financial Condition

Assets

December 31, 2006 Compared to December 31, 2005

Total assets at December 31, 2006 were $4,207,688 compared to $3,458,319 at December 31, 2005. The increase of $749,369, or 21.7%, was primarily due to a decrease in cash, an increase in deferred stock issuance costs and an increase in due to affiliate.

Cash decreased $267,625, or 22.4%, from 2005 to 2006. The decrease was primarily due to net cash used in operating activities of $3,686,081, cash used in investing activities of $277,974, offset by cash provided by financing activities of $3,696,430. The major components of the operating and investing activities consisted of the net loss of $6,830,765, non-cash expenses including the accretion of note payable discount of $1,890,663, provision for credit exposure of $434,266, changes in accounts payable and accrued expenses of $1,005,272, depreciation of $287,713, stock-based employee compensation of $371,959, deferred revenue of $549,500, plus due from affiliates of ($139,034) and deferred stock offering costs of ($834,522). Investing activities consisted of purchases of furniture and equipment of $277,974. The major components of the financing activities included the proceeds from the sales of common stock of $500,000 and proceeds from the note payable to affiliate of $3,210,000.

Deferred stock issuance costs increased $834,522. The increase is attributable to accruing legal and accounting expenses directly associated with the preparation and filing with the SEC of the registration statement that includes this prospectus.

The due from affiliate account increased $139,034, or 86.1%, from 2005 to 2006. We account for all of the revenues and expenses under the joint operating agreement with SunTrust through the due from affiliate account. All activity such as interest income and expense and loan and deposit servicing expenses are settled through the due from affiliate account. The funds typically settle on a monthly basis. The change in the account from 2005 to 2006 is due to the timing of the settlements.

Liabilities

December 31, 2006 Compared to December 31, 2005

Total liabilities at December 31, 2006 were $5,791,944 compared to $1,586,145 at December 31, 2005. The increase of $4,205,799, or 265.2% was primarily due increases in note payable to affiliate and accounts payable and accrued expenses.

Note payable to affiliate increased due to our borrowing $3,210,000 from Nuestra Loan, LLC, an affiliate, during 2006. Of this amount, $2,497,548 was identified as the value of the warrants issued to the holders of Nuestra Loan, LLC to purchase 211,102 common shares of Banuestra at an exercise price of $.022. This addition to notes payable was discounted to $712,452. We charged $1,890,663 of accretion of the note payable discount to interest expense for the year ended December 31, 2006, bringing the period-end total of the note, including the $676,919 outstanding value on December 31, 2005, to $3,280,035, an increase of $2,603,116.

Accounts payable and accrued expenses increased $1,005,271, or 297.5% from 2005 to 2006. The increase was attributable to expenses associated with the stock issuance, which will be paid upon completion of the offering.

Shareholders’ Equity

December 31, 2006 Compared to December 31, 2005

Total shareholders’ equity at December 31, 2006 was ($1,584,256) compared to $1,872,174 at December 31, 2005. The decrease of $3,456,430 was primarily due to the net loss of $6,830,765, offset by $500,000 in proceeds from the sale of common stock, $4,828 in proceeds from exercise of warrants, $371,959 of stock-based employee compensation expense and its positive impact on equity, and $2,497,548 from the warrants issued as part of borrowings from Nuestra Loan, LLC. In addition, SunTrust returned 354,942 shares of our common stock to us as part of our agreement with SunTrust to terminate our operating agreement.

Liquidity and Capital Resources

At December 31, 2006, we had $929,512 in available cash. We intend to use the cash to support our operations. Our cash flow needs are approximately $550,000 per month. During 2006, we borrowed an additional $3,210,000 from Nuestra Loan, LLC, bringing the total owed to Nuestra Loan, LLC to $5,188,185. The loan has a term of 24 months, matures on August 31, 2007, and carries an interest rate of 12% per year, which escalates to 18% per year if it is not paid at maturity. We paid a 1% commitment fee in connection with this loan. We entered into an agreement to borrow up to $2,750,000 from The People’s Bank, to fund our operating cash needs in our retail locations. With the $1.5 million payment we received in February 2007 from SunTrust, we believe that we now have sufficient cash from these borrowings to operate through April of 2007 without the need for further equity sales or borrowings. This takes into account the loss of fees from the banking and lending business on February 4 and the hiring necessary to launch our independent lending business in the second quarter of 2007. We intend to use the net proceeds of this offering to grow our business and achieve profitability, including using approximately $500,000 to build infrastructure for our retail network of Banuestra locations in the Atlanta metropolitan area, approximately $1.6 million to build additional infrastructure for Conexión El Banco, approximately $5.2 million to repay existing related party indebtedness to Nuestra Loan, LLC, approximately $2.8 million to repay the existing indebtedness to The People’s Bank and the remaining approximate $6.6 million for working capital and general corporate purposes. If we are unable to complete this offering, we will have to fund our anticipated continuing cash needs by seeking additional equity or loans on terms which we cannot predict and which may not be favorable. See “Use of Proceeds” for a more detailed explanation of the intended uses of the proceeds from this offering.

Off-Balance Sheet Arrangements

As of December 31, 2006 and as of the date of this prospectus, we did not have and do not have any off-balance sheet arrangements as defined by Item 303(c)(2) of Regulation S-K.

Future Obligations

We lease our 12 retail locations and our main office. Future minimum lease payments required for the operating leases at December 31, 2006 are as follows:

2007	$408,800
2008	349,406
2009	121,168
$879,374

We have entered into employment agreements with six of our executives. The employment agreements are for perpetual terms ranging from 18 months to three years and provide for base salaries and other benefits commensurate with their employment. The agreements are cancelable upon certain conditions by us or the executive. See “Management—Employment Agreements.”

Critical Accounting Policies

The preparation of our financial statements in accordance with generally accepted accounting principles, or GAAP, requires management to make estimates and assumptions that affect reported amounts and related disclosures. Management considers an accounting estimate to be critical if:

•       it requires assumptions to be made that were uncertain at the time the estimate was made; and

•       changes in the estimate or different estimates that could have been selected could have a material effect on our consolidated results of operations or financial condition.

Our significant accounting policies are described in Note 1 to the financial statements. We believe that the following accounting policies involve a higher degree of complexity and warrant specific description.

Reserve for Non-Sufficient Fund Checks

We have credit exposure associated with our non-recourse check cashing operations. Using our Conexión El Banco system, we evaluate, underwrite, perform risk analysis and cash checks for our members whether or not these checks are drawn on Banuestra. We cash these checks on a non-recourse basis for a fee and assume the risk of non-payment. We monitor our actual write-offs and outstanding uncollected checks, and maintain a loan loss reserve based on our historical loss experience due to uncollectable checks. Based on our current average write-offs of approximately 0.11% of uncollected balances, we currently maintain loss reserves for our check cashing operations of 0.15% of checks cashed. Based on our historical experience, we believe that these loss reserves are adequate.

Reserve for Credit Exposure

Before we terminated our relationship with SunTrust on February 4, 2007, we carried 100% of the credit risk associated with the mortgage and consumer loan portfolio maintained by SunTrust, even though we did not have any management or administrative oversight or responsibility. In 2005 and prior years, we set our loan loss reserve at 0.25% of the amount of loans outstanding. During 2005, we experienced higher than anticipated loan losses in the mortgage portfolio. During that year, SunTrust foreclosed on five loans in our portfolio, with an average loss charge of 22% of the customer balance at the time of foreclosure. We recognized loan losses in this portfolio of $155,000 in fiscal year 2005 and losses of $213,871 in the year ended December 31, 2006. As a result of our experience in 2005, we began to closely monitor payment history on this loan portfolio, and adjusted our loan loss reserves to reflect additional risk indicated by overdue payments. Prior to the termination of our relationship with SunTrust, we set our loan loss reserves for the mortgage and consumer loan portfolios as follows:

•       2% of the outstanding balances of loans which were greater than 30 days overdue;

•       5% of the outstanding balances of loans which were greater than 60 days overdue;

•       10% of the outstanding balances of loans which were greater than 90 days overdue;

•       15% of the outstanding balances of loans which were greater than 120 days overdue; and

•       20% of the outstanding balances of loans which were in foreclosure.

As of December 31, 2006, there were nine loans maintained by SunTrust in foreclosure. As a result, as of December 31, 2006 we had a loan loss reserve of 339,932.

Income Taxes

We use an asset and liability approach for financial accounting and reporting for income taxes. We compute deferred income tax assets and liabilities annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. We establish valuation allowances when necessary to reduce deferred tax assets to amounts we expect to realize. Income tax expense is the tax payable for the period plus or minus the change in deferred tax assets and liabilities during the period. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

Recent Accounting Pronouncements

The following is a summary of recent authoritative pronouncements that could impact our accounting, reporting and disclosure of financial information.

Accounting for Hybrid Instruments

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140. This statement provides entities with relief from having to separately determine the fair value of an embedded derivative that would otherwise be required to be bifurcated from its host contract in accordance with the requirements of SFAS 133. Entities can make an irrevocable election to measure such hybrid financial instruments at fair value in its entirety, with subsequent changes in fair value recognized in earnings. This election can be made on an instrument-by-instrument basis. The effective date of this standard is for all financial instruments acquired, issued or subject to a remeasurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We do not expect this standard to have an effect on our financial position, results of operations or disclosures.

Accounting for Servicing of Financial Assets

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets. This Statement, which is an amendment to SFAS No. 140, will simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities. Specifically, SFAS No. 156 addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like (offset) accounting. SFAS No. 156 also clarifies when an obligation to service financial assets should be separately recognized as a servicing initially measured at fair value, if practicable, and permits an entity with a separately recognized servicing asset or servicing liability to choose either of the amortization or fair value methods for subsequent measurement. The provisions of SFAS No. 156 are effective as of the beginning of the first fiscal year that begins after September 15, 2006. We do not expect this standard to have a material effect on our financial position, results of operations or disclosures.

Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes. This pronouncement, which will be effective for us in 2007, clarifies accounting for income tax positions that are either: (1) complex, and therefore, subject to varied interpretation, or (2) controversial. Management does not expect this pronouncement to have a significant effect on our financial position, results of operations, or disclosures.

Fair Value Measurements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements. SFAS 157 enhances existing guidance for measuring assets and liabilities using fair value. Before the issuance of SFAS 157, guidance for applying fair value was incorporated in several accounting pronouncements. SFAS 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS 157, fair value measurements are disclosed by level within that hierarchy. While SFAS 157 does not add any new fair value measurements, it does change current practice. Changes to practice include: (1) a requirement for an entity to include its own credit standing in the measurement of its liabilities; (2) a modification of the transaction price presumption; (3) a prohibition on the use of block discounts when valuing large blocks of securities for broker-dealers and investment companies; and (4) a requirement to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We do not expect the adoption of this standard to have a material effect on our financial position, results of operations, or disclosures.

Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 123(R) (FASB 158). This statement requires companies to recognize a net liability or asset to report the funded status of their defined benefit pension and other post retirement plans on the balance sheet. SFAS 158 requires additional new disclosures to be made in companies financial statements. SFAS 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. We do not expect this standard to have an effect on our financial position, results of operations or disclosures.

BUSINESS

Our Business

Banuestra Financial Corporation is a financial services company that provides personal financial services and related non-financial products to the working-class Hispanic population through 12 retail locations in the metropolitan Atlanta area under the brand name “Banuestra.” Our retail services and products include check cashing, money transfers, money orders, bill payment and tax preparation services, prepaid phone cards, and stamps. We provide these services to our members, each of whom pays an annual membership fee for identify verification and for the right to use our personal financial services. In the past we have also offered banking services such as deposit accounts, checking accounts, and mortgage and consumer loans in partnership with financial institutions, most recently SunTrust Bank. We terminated our relationship with SunTrust on February 4, 2007 and no longer offer these banking services with SunTrust. In January 2007, we began offering our banking customers prepaid MasterCard® debit cards to replace their SunTrust deposit accounts. These debit cards are issued in partnership with a card processor through a bank, have many of the attributes of a deposit account accessed via a check card and are FDIC insured up to $5,000 per account. We are also preparing to offer consumer and commercial loans to our customers within the next six to 12 months.

Our consulting and data processing division, Banuestra SolutionsSM , offers Hispanic-focused strategic consulting services and licenses Conexión El BancoSM , our proprietary check approval and data processing technology, to financial institutions and companies throughout the United States that desire to penetrate the working-class Hispanic market. This business represented approximately 26% of our revenue in 2004 but dropped to approximately 1% in 2006 as we, and SunTrust, de-emphasized this business to focus on our exit from SunTrust.

Over the last five years, we have gained experience in serving the working-class Hispanic consumer. More specifically, from 2002 to 2006, the number of active Banuestra members who use our personal financial services increased from approximately 2,700 to over 23,000, the number of checks we have cashed annually increased from approximately 12,000 to over 125,000 and our non-bank financial services revenue increased from approximately $145,000 to over $2.8 million. We have accomplished this growth in spite of being undercapitalized and limited in our ability to independently manage and grow our business due to our dependency on our past partnerships with financial institutions.

Historically, we have offered our suite of retail financial services and products in partnership with financial institutions. Our last partner was SunTrust Bank, a result of the acquisition by SunTrust of our chosen financial institution partner, the National Bank of Commerce (“NBC”). As described in detail below, we have recently terminated our partnership with SunTrust Bank and implemented an independent growth strategy as a non-bank financial services company. We have obtained a license as a money services business from the Georgia Department of Banking and Finance that will allow us to retain our existing 12 Banuestra retail locations, our non-bank financial services operations and all of our employees. As a result, we continue to offer our members non-bank financial services such as check cashing, money transfer and bill payment services. Our SunTrust Bank deposit and loan accounts were consolidated into SunTrust Bank on February 4, 2007 and we no longer offer these banking services with SunTrust.

We began operations in 2001 and have accumulated net losses of $19,682,035 through December 31, 2006. During 2005 we experienced net losses of approximately $3.9 million, and during 2006 we experienced net losses of approximately $6.8 million. Assuming that the SunTrust separation had occurred on January 1, 2006, our pro forma net losses for 2006 would have been approximately $8.8 million. Our pro forma losses for these periods also assume that we would not have made any adjustments to our business as a result of that termination, although we intend to offer additional services. In 2006, 54% of our revenue was generated by our Atlanta based non-bank financial services that we will continue to provide, 45% of our revenue was generated by our SunTrust banking services which were terminated on February 4, 2007, and 1% of our revenue was generated by our Banuestra Solutions consulting and technology business. We expect to continue to incur losses for the foreseeable future. Although we believe that we will be able to grow our business and achieve profitability, we cannot assure you that we will succeed, and our ability to do so depends on many variables, some of which are beyond our control. See “Risk Factors.”

Our Target Markets

The current target market for our personal financial services and related non-financial products is primarily the working-class Hispanic community located in the greater Atlanta metropolitan area, while the target market for our Hispanic-focused consulting and data processing business includes financial institutions and retailers located throughout the United States. According to the U.S. Census Bureau, Hispanics represent the largest and fastest growing minority group in the United States numbering approximately 42.7 million in 2005, an increase of over 20% from approximately 35.3 million in 2000. According to the U.S. Hispanic Chamber of Commerce, the U.S. Hispanic population is greater than the population of Canada and makes this minority group the fifth largest Spanish-speaking community in the world behind Mexico, Spain, Colombia and Argentina. The southeastern United States is at the forefront of the Hispanic population surge and Georgia, in particular, has one of the fastest growing Hispanic populations in the nation, with an increase of 49% from 430,000 Hispanics in 2000 to more than 640,000 in 2005. Atlanta leads this growth with over 380,000 Hispanics residing in the greater Atlanta metropolitan area in 2005. Many other U.S. cities are experiencing similar growth. We believe we can leverage our understanding of this growing demographic segment of the U.S. population and capitalize on the potential growth in demand for personal financial services and Hispanic-focused consulting and data processing services.

Historically, working-class Hispanics who are newly immigrated to the United States have been reticent to become part of the mainstream banking system. Instead, they have frequented non-bank financial institutions such as check cashing companies, money transfer agents and pawn shops to satisfy their personal financial service needs. Many newer immigrants are typically from lower economic classes that do not use banks in their native countries, possess limited English language skills, may not be able to read or write and generally distrust banks. Conversely, the majority of traditional U.S. banking institutions target mid-to-upper income consumers for their services and products and are generally intimidating to new immigrants. Many working-class Hispanics elect to cash their employment checks at high cost check cashing outlets, transfer a portion of their income back to their home countries by wire or other money transfer services and conduct their personal business and spending primarily on a cash basis. Due to a lack of access to credit, they typically prepay for telephone and other services, pay their bills in person with cash or money orders and borrow from non-bank financial providers. Because of the emerging size and potential growth fundamentals of this upwardly mobile demographic segment, the domestic banking and financial services industry has long sought to discover effective strategies and methodologies for attracting this “under-served” and “un-served” market. To date, most of these efforts have being comprised of basic strategies and simple methodologies such as translating collateral marketing materials into Spanish and hiring bilingual employees with minimal to limited success and market penetration.

Based on our internal research studies and over five years of experience in operating our Banuestra retail locations, we believe that the Hispanic market can be divided into three market segments including the “un-served,” the “under-served” and the “established.”  We currently target our personal financial services and related non-financial products primarily to the un-served and under-served working-class Hispanic consumer market with a particular focus on recent immigrants. We believe the un-served segment comprises approximately 50% of the Hispanic market segment in Atlanta and is almost completely un-served by mainstream banking institutions. These particular consumers purchase basic personal financial transaction services for a fee from local retailers and check cashers, in many cases at inflated rates. Often these un-served consumers are net savers with significant purchasing power. Many do not maintain savings or checking accounts at banks but rather keep their money in their home, in money orders or send it via money transfer to family members in their country of origin. We believe the under-served segment comprises approximately 30% of the Hispanic market in Atlanta. Some of these consumers maintain a deposit account with a bank but many of these continue to purchase ancillary services such as check cashing and money transfer services which are generally not offered by mainstream financial institutions. Based on our experience, the convenience and needs of the under-served segment are not being met by banks either because of deficiencies in the product/service offering, a lack of cultural sensitivity to the market in branch design and operations, or an underlying lack of comfort on the part of the customer with entrusting a bank with their financial services requirements. Their needs are not being met by check cashers and similar financial service providers as these outlets are generally unfriendly, and do not generally offer the broader slate of products and services that we do.

To date only a small number of banks and credit unions in the United States have made a significant commitment to serving the Hispanic market beyond hiring bilingual personnel and offering point-of-sale materials in Spanish. The challenge for financial institutions, both large and small, to successfully reach the Hispanic market is threefold, including a lack of cultural understanding about the market, a lack of internal expertise to implement a Hispanic-branching initiative and a lack of bank-friendly risk management tools targeting this segment of the population. In order to leverage our business model and understanding of the working-class Hispanic population as well as capture markets more quickly, we developed our consulting services division, Banuestra Solutions, which provides consulting services to the corporate financial institution sector and licenses Conexión El Banco, our proprietary web-based check approval and point-of-sale system.

The target market for Hispanic-focused consulting and data processing is primarily financial institutions which can be divided into three categories including banks and credit unions seeking to launch separately branded Hispanic branch initiatives similar to our Banuestra retail locations, banks and credit unions with grocery and other retail store locations seeking to better serve their customers and increase fee income, and large banks looking to develop system-wide Hispanic strategies in their current branch system.

Banuestra Retail Services

Our Personal Financial Services and Products

Through our retail financial services business model, we deliver personal financial services and related products to more than 23,000 active members of the Banuestra financial services network through 12 retail locations located in the greater metropolitan Atlanta, Georgia area. Each of our members pays an annual membership fee for the privilege of conducting personal financial transactions such as cashing checks and wiring money at any of our 12 retail locations. The membership model is designed to give the customer a sense of belonging as well as allow us to meet the identification requirements of the Bank Secrecy Act. Active members are defined as members who have completed at least one transaction at Banuestra in the last 12 months. We have developed a mix of products and services designed to address the un-served and under-served segments of the Hispanic population. Rather than trying to convince working-class Hispanics to abruptly adopt U.S. banking practices, our primary objective is to gain their trust as one of our check cashing and money transfer customers and then, over time, build on this relationship by offering them additional financial services and products such as prepaid MasterCard®  debit cards, bill payment services and consumer loans. We believe that we have managed to achieve this initial objective during the past five years by offering a mix of the financial products and services that our members are comfortable with in a friendly and inviting atmosphere. Going forward, we will no longer offer deposit or checking accounts in partnership with a bank, but believe that our new prepaid debit card product will adequately fill this need within the Hispanic working community.

All of our customer service employees are fluent, native Spanish speakers from 17 Spanish speaking countries across North, Central and South America. Our retail locations are modeled after the social and community centers where working-class Hispanics congregate. They are generally located in strip malls in areas of high working-class Hispanic concentration, maintain convenient hours of operation and are designed to be low-key, informal, comfortable, convenient and family-friendly.

Going forward, our retail locations will derive income from three primary sources, including fees for financial services, fees for ancillary services and interest margin on our loan programs. We charge fees for the financial and ancillary services we provide in our retail locations such as check cashing, prepaid phone cards, money transfers and bill payment. These services are either provided by us directly on our technology platform or through a third-party vendor relationship such as Western Union. Historically, we have also received fee and interest income from our joint deposit and loan accounts with SunTrust Bank. We will lose this revenue as our deposit and loan accounts were consolidated into SunTrust on February 4, 2007.

In December 2006 we obtained a money services business license from the Georgia Department of Banking and Finance which will allow us to continue to offer the following services and products with the commensurate fee components:

•       Check Cashing Services. We offer fee-based check cashing for our members. Fees for this service are risk-based and vary by type of check and are designed to be competitive with other non-bank providers of check-cashing services. In 2006, this portion of our business contributed 34.9% of our total revenue and 63.3% of our non-SunTrust revenue.

•       Prepaid Phone Cards. We offer prepaid domestic and international long-distance telephone cards to our members through a third-party vendor relationship. In 2006, this portion of our business contributed 8.7% of our total revenue and 15.8% of our non-SunTrust revenue.

•       Acceptance Agent Services for the IRS. The IRS offers Individual Taxpayer Identification Numbers (“ITINs”) to foreign nationals living in the United States who cannot qualify for a social security number. This number allows foreign nationals to file a tax return, pay into the social security system and obtain loans. We assist our members who wish to borrow money, pay their taxes or open an interest bearing account in applying for their ITIN for a fee. In 2006, this portion of our business contributed 6.9% of our total revenue and 12.4% of our non-SunTrust revenue.

•       Tax Preparation Services. We offer our members access to tax preparation services through a third-party certified public accounting firm for a fee. We collect the member’s information and forward it electronically to the third-party provider to process and prepare the tax returns. We are not a tax preparer. In 2006, this portion of our business contributed 1.9% of our total revenue and 3.5% of our non-SunTrust revenue.

•       Domestic and International Money Transfer Services. We offer domestic and international money transfer services to our members as an agent of Western Union. We charge Western Union’s standard fees for this service and receive an agency commission. We have notified Western Union of our intent to terminate our existing agreement with them in June of 2007. We intend either to replace Western Union with an alternative vendor, to renegotiate our agreement with Western Union on more favorable terms or to obtain our own remitters license from the Georgia Department of Banking & Finance, which would allow us to become a direct provider of remittance services such as wire transfers. In 2006, this portion of our business contributed 1.1% of our total revenue and 2.0% of our non-SunTrust revenue.

•       Bill Payment Services. Because our target market does not generally use the checking system, we offer bill payment services through several third-party vendors to both members and non-members. We charge a per transaction fee for bill payments, some of which is a pass-through charge to our vendors. In 2006, this portion of our business contributed 0.3% of our total revenue and 0.6% of our non-SunTrust revenue.

•       Money Orders. We offer Banuestra-branded money orders as a value-added service through a third-party vendor relationship. Money orders are free for our members and we allow non-members to purchase money orders for a fee. In the future, we may continue to offer these services as an agent for third-party vendors or we may apply to obtain our own check sellers license from the Georgia Department of Banking and Finance, which would allow us to become a direct provider of these services. In 2006, this portion of our business contributed 0.1% of our total revenue and 0.1% of our non-SunTrust revenue.

•       Prepaid Debit Cards. In January 2007 we began offering our members MasterCard®-branded prepaid debit/check cards. Transactions conducted through these cards are processed by our third party provider, FirstView, LLC, and the funds are held in a master deposit account hosted at MetaBank® . Our members are able to load funds on the prepaid debit card at our Banuestra retail locations and balances are tracked by FirstView’s database. Our members can withdraw funds using MasterCard® debit/check cards at ATMs, scrip machines at Banuestra teller lines or by simply using the cards as credit or debit cards at points of sale. These cards function much like our current SunTrust deposit accounts that our customers access through VISA® check cards, and are FDIC insured up to $5,000 per account. We believe this will be sufficient for our customer’s needs given that the average balance of our customers’ SunTrust deposit accounts was $1,100. We charge a sign up fee, monthly fee, and transaction fees for these accounts, and split the resulting revenue with FirstView, LLC on a percentage basis. This is a new product and did not contribute to our revenue in 2006.

•       Copy, Fax and Lamination Services. This service did not contribute materially to our revenue in 2006.

In addition to the foregoing, we intend to expand the suite of services and products that we will offer to our target market at each location to replace the products that we historically offered though our relationship with SunTrust Bank. More specifically, we are in the process of developing the following additional services and products:

•       Lending Services. We intend to offer term and revolving consumer lines of credit, credit builder loans, vehicle purchase financing and other lending products. We expect these loans will typically have terms of less than five years and accrue interest at a rate of 20% to 25% per annum. We expect these loans to be competitive with the 30% to 50% interest rates charged by many retailer financing programs and other similar businesses. We intend to utilize the risk management expertise developed in our check cashing business to deliver an anticipated effective net interest margin of 7% to 9% on this portfolio. We intend to use the proceeds of this offering to fund loans and also intend to borrow funds against our net equity (including our loan portfolio) to raise additional capital to fund additional loans. We expect that we will be able to borrow additional funds at a ratio of anywhere from 2.5:1 to 4:1 of our net equity. We currently anticipate that we will need to borrow $12.0 million during the next 12 months to fund our loan operations, but this amount could range from $6.0 to $15.0 million depending on the volume of loans we are able to make. We currently do not have an arrangement for these funds. To manage the loan business, we will need to license a loan generation and tracking system and hire additional lending personnel at our Banuestra retail locations. We plan to centralize credit approval for these products in a corporate credit administration function. We plan to have the loan operations fully functional within the next 12 months and will deploy our available capital in support of this loan portfolio as soon as practicable.

•       Insurance Products. We also plan to offer property, casualty, life, auto and credit insurance products specifically tailored to the working-class Hispanic market in partnership with a third-party licensed insurance broker.

Our Marketing Strategy for our Banuestra Retail Services and Products

Our core products and services are underpinned by our marketing strategy which is primarily focused on continuing to be a trusted member of the working-class Hispanic community by speaking directly to first and second generation Hispanic consumers in their language and by maintaining relationships with Hispanic centers of influence that shape attitudes and behavior within the community. Consumer education and marketing and advertising are key drivers behind our successful marketing strategy. Our marketing objectives are:

•       to create awareness for the Banuestra brand,

•       to drive traffic to our retail locations,

•       to transition our deposit account and check-cashing members to prepaid debit card accounts and credit products and

•       to build upon our trust in the working-class Hispanic community.

Education is at the core of our competitive positioning and creates a bridge between the working-class Hispanic community and mainstream U.S. culture. Most of the customers that we target do not have traditional credit records, lack a basic understanding of U.S. financial services, and notably have not used the financial institutions in their country of origin. Our customers are generally not literate in English, creating additional insecurity in interfacing with mainstream U.S. institutions. Accordingly, successful integration of these customers into the U.S. financial system requires a significant investment of time and resources in basic financial education and developing trust. Given the various characteristics of the un-served and under-served segments of our target market, our employees invest a substantial amount of time educating consumers on the benefits of available products and the terms of the products. We believe that our competitors—such as banks, credit unions, check cashers, pawn shops and other financial services providers—typically offer much less education to their working-class Hispanic customers. We believe this investment of time pays off in the long run because the working-class Hispanic consumer is traditionally loyal to providers that take the time to educate and assist them.

As part of our marketing strategy, we host Banuestra-branded financial literacy educational programs for foreign consulates, schools, churches and community centers and partner with regulatory agencies and local universities to promote the importance of un-served/under-served consumers establishing and expanding financial relationships. Our financial literacy workshops are designed to demonstrate the cost savings that our products offer, improve the customer’s knowledge of financial matters and products and build trust on and off our retail premises. Our goal is to move our members from managing their finances on a purely cash basis, to using our prepaid debit cards and consumer loan programs to be developed.

In terms of specific marketing and advertising initiatives, we deploy an integrated local marketing approach that leverages a number of different mediums to penetrate the market where our target customers live, work and socialize. We currently use the following media and marketing outlets to promote our products and services to the working-class Hispanic community:

•       Spanish Language Broadcast Media. We use local Spanish broadcast media to create general brand awareness across all segments of the target market, including a combination of TV, FM radio, AM radio, outdoor advertising and print. In markets like Atlanta where many of these stations are locally-owned and operated, the cost of reaching this market has proven to be significantly less than the broader mainstream media.

•       Community Outreach Programs. We participate in local community outreach programs to maintain visibility in the community to demonstrate our commitment to the working-class Hispanic market segment and increase brand presence through community leadership, education and promoting family health. In the area of community leadership, we have formed relationships with organizations that are a part of the working-class Hispanic community, we have officers and directors that serve on the board of eight Hispanic community organizations and we provide programming or funding assistance to a total of 35 Hispanic organizations. In the area of education, we have a program to conduct financial literacy classes in partnership with local schools and churches. In 2006, we conducted 394 presentations reaching over 8,000 people in the target market. In the area of family health and community culture, we have a program to sponsor health and community fairs for the working-class Hispanic community and during 2006 we have participated in 32 working-class Hispanic health and community fairs in the metropolitan Atlanta area reaching over 36,000 people.

•       Relationships with Local Hispanic Businesses. We directly target and create relationships with local Hispanic businesses to increase brand awareness and drive customer traffic to our retail locations. We have developed a formal program for each retail location to identify, visit and create relationships with many of the Hispanic-owned businesses in their primary service area. A sustained relationship building program with local businesses enables the achievement of marketing/advertising objectives in a number of ways, including direct customer referrals, cross promotion of services, positive word of mouth, and additional exposure for our community outreach programs. As of December 2006, we had over 1,500 active Hispanic small business relationships. Each of these businesses has given permission to display promotional posters and flyers in their locations giving us a network of local “outdoor” advertising placements in immediate proximity to our target market that shops and socializes close to home and our Banuestra retail locations.

•       Banuestra TVSM and the Banuestra Community NetworkSM . We have installed flat panel LCD television screens above the teller lines in each of our Banuestra retail locations. In addition to providing live Spanish broadcasts of news and sports to entertain our customers when wait times are long during busy hours, these screens also serve as our own captive educational and advertising network. We currently display our own messages through these screens and for community partners who desire to reach our customer base with their messaging. Our retail locations currently average over 50,000 member transactions per month and many members visit our retail locations with friends and relatives. As a result, we estimate these screens today reach over 60,000 visitor impressions per month in our retail locations.

•  Flyer Distribution. We distribute flyers at apartment complexes, high traffic shopping areas and community events to increase brand awareness and drive prospective customer traffic to our retail locations. The distribution of flyers directly targeted at customers in their own environment has proven to be one of our most effective marketing programs. Working-class Hispanic consumers are comfortable with one-on-one informal conversation which is consistent with the word of mouth referrals from friends and family that typifies working-class Hispanic culture.

•  Store Promotions. We conduct local store promotions in our retail network to drive customer traffic and new customer acquisitions. These promotions are designed to create excitement, highlight new products and enhance the effectiveness of broadcast advertising.

•  Community Events. We create and sponsor local community events to create brand presence and provide a high impact medium to create awareness around our Banuestra products and services. We will continue participating in a variety of community events including major Hispanic holiday celebrations, health fairs and education fairs.

•       Banuestra MóvilSM. We have a sales outreach program that entails setting up temporary remote locations at shopping centers, apartment complexes and community events where we enroll new members into our check cashing program and provide assistance in applying for individual tax identification numbers.

Overall, we believe that we are well positioned in our target market—working-class Hispanics in the greater Atlanta metropolitan area—to continue to grow our customer base, build on our brand awareness and enhance the fee revenue associated with our personal financial services and related products.

Our Growth Strategy for our Banuestra Retail Services and Products

We will use a substantial portion of the net proceeds of this offering to facilitate our growth strategy, which will specifically focus on expanding our retail financial services business and related product line. We plan to grow organically rather than through acquisitions by leveraging our knowledge, understanding and experience gained from serving the un-served and under-served Hispanic population over the past five years. The following chart reflects the development of our non-banking Banuestra Retail services and products over that time period:

	2002	2003	2004	2005	2006
Active Members at Year-end	2,737	6,615	15,282	21,219	23,302
Gross non-banking fee revenue per year	$145,000	$430,000	$944,000	$2,065,000	$2,893,000
Fees per active member	$53	$65	$62	$97	$124
Checks cashed per year	11,921	30,717	51,845	108,378	126,925
Dollar value of checks cashed	$5,276,000	$16,983,000	$40,265,000	$101,635,000	$147,325,000
Gross check cashing fee revenue	$77,271	$226,308	$550,814	$1,160,627	$1,692,193
Check cashing fees per member	$28	$34	$36	$55	$73
Fee per check cashed	$6.48	$7.37	$10.62	$10.71	$13.33
Check write-off%	0.42%	0.01%	0.11%	0.13%	0.06%
Average number of retail locations in each year	1	2	6	12	12

In the nine months that we operated in partnership with NBC before SunTrust acquired it in 2004:

•       we increased our number of retail locations from two to 12;

•       we were growing our bank and non-bank financial services business by more than 100% per year; and

•       we were beginning to achieve material positive results in our consulting and technology business.

Following the SunTrust acquisition and our determination that our business plan did not fit within SunTrust’s strategy, our management team was required to focus its primary attention on securing an alternative to SunTrust. We believe that we were unable to become profitable primarily due to the following factors:

•       SunTrust limited our ability to grow our loan portfolio by implementing a cap of $50 million in loans. Immediately before SunTrust implemented the cap, our loan portfolio was growing by approximately $4 million per month and was a primary source of our revenue and earnings growth.

•       SunTrust prevented us from opening additional retail locations in 2004, 2005 or 2006 that could have generated additional revenue to support our overhead and management structure.

•       Our marketing partnership with NBC, pursuant to which we were marketing our Banuestra Solutions consulting services and technology solutions through NBC’s marketing and sales organization, was eliminated. This substantially reduced our ability to generate revenue in these areas.

•       Our management team was burdened with a second conversion from one banking platform and regulatory system to another in a single year, from Flag Financial to NBC in 2003 and then unexpectedly from NBC to SunTrust in 2004, preventing them from focusing on the growth of the business.

Our overhead and legal expenses increased substantially as we implemented SunTrust policies and procedures and sought an alternative to using SunTrust as our banking partner, including negotiating with SunTrust, attempting to acquire NBOG, and evaluating our ability to obtain our own financial institution charter. Since 2004 we have offered our products and services in partnership with SunTrust, but have been looking to transition out of that relationship. In June 2006, we entered into a Transition Agreement with SunTrust Bank to provide for an orderly termination of the Bank Lease and Marketing Agreement and safe transition of our intellectual property and customers. Upon execution of the Transition Agreement, SunTrust made an initial payment to us of $500,000 and we repurchased 354,942 shares of our common stock and warrants to purchase 321,840 shares of our common stock held by SunTrust Bank for a nominal sum. These payments were made as part of the overall separation arrangement and were in exchange for the release of all potential disputes and claims between the parties. Under the terms of the Transition Agreement, we retained our existing 12 Banuestra retail locations, all of our employees and our operations other than our joint SunTrust deposit and loan accounts.

•       Adding New Services and Products. As described above under “Business—Banuestra Retail Services—Our Personal Financial Services and Products,” we intend to expand the suite of services and products that we offer to our target market at each location. These new services and products include our new prepaid debit cards, a suite of consumer and commercial lending products, and insurance products. We began offering debit cards in January 2007 and intend to add the other products over the next six to 18 months.

•       Growing Same Store Revenue. From the end of 2005 to December 2006, we grew total non-bank financial transaction revenue in excess of 40% attributable to a 10% increase in our active members, from 21,000 to 23,000, and a simultaneous increase in our non-bank revenue per member of 28%. During November and December of 2005 and the first month of 2006 (the last dates for which we have reliable data on the volume of SunTrust transactions), we processed a total of 143,000 individual transactions with the following attributes:

	SunTrust Bank Deposit Account Transactions		Banuestra Non-Bank Transactions
Number of Transactions	92,000	*	51,000	*
Revenue per Transaction	$3.27		$10.92
Gross Margin per Transaction	$1.74		$6.31
Total Gross Margin	$160,000	*	$322,000	*

*                    rounded to the nearest 1,000.

As the table above illustrates, the majority of the transactions processed in our branches were low revenue and low gross margin transactions associated with our SunTrust-based deposit accounts. Our non-bank financial transactions such as cashing checks delivered much higher per transaction revenues and gross margins. With the transfer of our deposit accounts to SunTrust, we have eliminated the lower margin bank account transactions from our retail locations which will free up our locations, tellers and employees who will be able to focus on growing and servicing our more profitable members who are conducting non-bank transactions. We also believe that, in addition to meeting the needs of our consumers, our prepaid debit card products will produce higher per-transaction revenues and margins than the SunTrust-based deposit accounts.

We believe that our service and product expansion strategy will increase the size of our member base and enhance our transaction fee revenue. Overall, we intend to grow the number of members and number of revenue producing transactions in our existing retail locations while eliminating the non-revenue producing transactions that were related to our relationship with SunTrust. We believe that the marketing, advertising and community outreach programs that we have used to grow our business to date will continue to attract new members and allow us to continue these member growth trends for the foreseeable future. Because our operations have a high fixed cost and low variable cost, adding new members at our existing retail locations allows us to add to our revenue and earnings without incurring substantial additional expense.

With our transition from SunTrust, we will be free to open additional locations for the first time in almost three years. Although the proceeds of this offering will not be sufficient to fund additional Banuestra retail locations, we do intend in the long term to use the profits from our operations to open additional retail locations. We currently expect these new locations to be in and around the Atlanta metropolitan area in specific markets where we identify significant or growing populations of working-class Hispanics. Based on our historical experience, we estimate that each new Banuestra retail location will cost approximately $225,000 in capital expenditures, and we project that each new location will use approximately $200,000 of operating capital over a period of 12 to 18 months before becoming profitable on a stand-alone basis. Once these new locations become profitable, we expect they will remain accretive to our overall revenue and earnings. These are average numbers based on our historical experience, and actual results may vary. We do not know when or if we will generate a profit or have sufficient funds to open these additional retail locations.

Banuestra Solutions

Our Hispanic-Focused Consulting and Data Processing Services

Our Banuestra Solutions division licenses Conexión El Banco, our proprietary web-based transaction processing and point-of-sale system which utilizes a check decisioning rules engine and centralized underwriting center to enable Banuestra and our customers to offer services competitive with professional check cashers. Most financial institutions will only cash checks drawn on their own depositors’ accounts, or accept third party checks for deposit into a depositor’s account with a hold period sufficient to ensure that the check clears or is rejected before the depositor can access the funds. Our system enables a financial institution to not only cash checks that are drawn on its own depository accounts with greater confidence, but also third-party checks regardless of their origin on a non-recourse basis. It can also be licensed to check cashers, retailers, credit unions, and any other business who wishes to safely and efficiently cash third party checks. Key components of Conexión El Banco include:

•       Check Scoring System. This system uses a centralized rules and database driven check verification engine to assess the check presenter, the company on whom the check is drawn, the financial institution on which the check is drawn and other information necessary to determine if the check should be approved for cashing.

•       Decision Support Center. We have developed a centralized risk management center staffed by bilingual risk management personnel who perform manual underwriting procedures designated by our system on checks which have been presented and cannot be verified by our automated check scoring system.

•       Teller Point-of-Sale. This is our web-based interface that our customers use to access Conexión El Banco and our central underwriting department. It also provides the teller or customer services representative with a web-based point-of-purchase system that can be used to manage the provision of other fee-based services such as money orders, money transfers, stamps and phone cards.

We charge our Conexión El Banco customers an initial license and implementation fee for the system plus a per transaction processing fee based on the face value of each check run through Conexión El Banco. The initial license and implementation fee may include local market competitive analysis, system configuration, setup and user training. The per transaction fee is similar to that charged by credit card processing and other service bureau operations which gives our licensees a predictable margin on each transaction. The system also includes a point-of-sale module which can be used to deliver non-traditional financial services to customers including money orders, money transfer and bill payment services. Sales of Conexión El Banco allow us to leverage our understanding of check cashing and risk management to obtain a portion of the economic benefit of additional geographic markets without incurring additional cost and risk. Sales of Conexión El Banco also expands our database of transactions, allowing us to improve the efficiency and accuracy of our check decisioning system for all users.

In addition to our technology solution, Banuestra Solutions provides Hispanic-focused consulting services to third-party financial institutions and companies that are interested in penetrating the Hispanic market with their products and services. Our consulting services are designed to let a financial institution tap into as much or as little of our expertise as they desire. We can help a bank get started by commissioning an initial demographic study of its market to figure out the approach they should take, or we can provide a turn key Hispanic banking solution to allow a bank to duplicate our Banuestra retail model in their local market. Most of our consulting clients will also need Conexión El Banco to implement the key components of our model including third party check cashing and sales of other non-bank financial services and products. We charge a one-time consulting fee for our consulting services packages, and hourly consulting fees for preliminary and additional consulting services. More specifically, Banuestra Solutions offers the following consulting service components:

•       Hispanic Market and Competitive Analysis. This includes demographic analysis, a consumer segmentation banking survey, a competition analysis, media analysis and an assessment of community leaders and influencers.

•       Financial Pro-formas. We assist in the preparation of pro forma budgets and financial forecasts.

•       Banuestra Business Model Go-to-Market Implementation Plan. This includes branding assistance, recommendations on products and services, pricing strategies, operating plans, sales and marketing plans and staffing models.

•       Implementation Services. This includes assistance with site selection, store design, construction, marketing, merchandising materials, media planning, vendor selection, human resource manuals in Spanish and English and training.

By way of example, one of our clients has over 15 branches and total assets of over $1 billion but employed just two Spanish-speaking personnel in its organization prior to working with Banuestra Solutions. The client recognized the potential purchasing power of the Hispanic population in its geographic market but did not possess the internal expertise and experience to analyze the opportunity, develop a business plan and implement the necessary internal initiatives to successfully serve and penetrate the target market. Banuestra Solutions provided this banking institution with a turnkey solution resulting in a launch of two Hispanic-centric branches within eight months of implementation. We currently have eight financial institutions using various components of Banuestra Solutions located in California, Georgia, Nebraska, North Carolina and Tennessee.

We developed our expertise in Hispanic banking operating as a division of various financial institutions. Now that we have terminated our relationship with SunTrust Bank, we are no longer a bank. We do not believe that this will have a material effect on our credibility or ability to market our service in the bank marketplace. We will continue to offer the non-bank financial services such as check cashing, money transfer, and bill payment services that we recommend that banks adopt in order to be successful in the Hispanic market. We believe that our consulting business will benefit from the refinement of our retail model and we will also continue to develop and use the foundation of our consulting business, our Conexión El Banco check cashing system. Finally, we note that, with few exceptions, the vast majority of bank technology and consulting companies are not themselves banks.

Our Marketing Strategy for Banuestra Solutions

Banuestra Solutions markets our Conexión El Banco data processing services and Hispanic-focused consulting services to our target market through a combination of industry presence, sales partnerships, strategic alliances and referrals. In the process of developing the Banuestra retail location model, our representatives have been invited to participate as presenters, board members and panelists at many industry conferences over the past two years. Our work in reaching the un-served and under-served Hispanic market segments has been recognized by major regulatory agencies including the Federal Deposit Insurance Corporation, The Federal Reserve Board of Governors and the Office of the Comptroller of the Currency. Many of these regulatory agencies hold national and regional conferences and forums throughout the year, and we are asked to speak or participate as panelists at these conferences. In December of 2006, American Banker magazine honored our president and chief operating officer, Luz Lopez Urrutia, as the 2006 Community Banker of the Year in the advocate category for her work in bringing financial services to the working-class Hispanic community through Banuestra. In January 2007, the Federal Reserve Board of Governors appointed Ms. Urrutia to its Consumer Advisory Board, a panel charged with assisting the Board in crafting policy in this area. Another benefit of our industry presence is a referral network of influencers within the banking industry who have become familiar with our Banuestra business model and our success at working with other financial institutions. In addition, each of our Banuestra Solutions clients is a referral source for our products and services.

We also have entered into an exclusive sales partnership for our consulting and technology solutions with Assuris, an Atlanta-based company owned by one of our directors, John Collins. Mr. Collins’ extensive expertise, reputation and network of relationships in the banking industry stem in part from his 18 years as chief executive officer of the nation’s fourth largest bank data processing company, InterCept, Inc. While at InterCept, Mr. Collins’ forged formal alliances with nine of the 17 banker’s banks and grew InterCept to a company with 2,500 employees, over $250 million in revenue and more than 7,000 bank clients in the United States.  Assuris will manage our third-party strategic alliances and intends to hire and manage a national direct sales force dedicated to selling our consulting and technology solutions to banks. Assuris currently has two full-time employees dedicated to working on this project. Through Assuris, we have entered into a strategic marketing alliance with IBT Enterprises, Inc., a bank branch consulting and construction company headquartered in Atlanta which has worked with over 500 financial institutions. IBT recently launched an initiative to market a turnkey Hispanic banking model and has contracted with us as the exclusive provider of a Hispanic bank solution to their clients. IBT has an exclusive marketing relationship with the national trade association for credit unions, the Credit Union National Association (“CUNA”) and we have granted IBT the exclusive right to market our products and services to credit unions through CUNA. We plan to leverage our directors’ and officers’ network with the U.S. banking industry to form additional strategic alliances of this nature. In conjunction with Assuris, we are currently responding to requests for proposal for our Banuestra Solutions services and products from 18 financial institutions in eight states throughout the United States.

We maintain a website at www.banuestra.com, which has generated leads as bank executives search the web for resources to address their desire to serve the growing Hispanic marketplace. The sites contain case studies from our bank clients, industry news, articles on our business and downloadable sales sheets on our products and services. Information on this website is not incorporated by reference and is not part of this prospectus.

As of February 5, 2007, we have three financial institutions located in Georgia, Texas and Tennessee that have installed Conexión El Banco in 30 of their branch locations. One of these customers has installed and is actively using the system in 27 of its branch locations. This customer has the right to install the system in the remainder of its branches, including over 220 Wal-Mart locations. They are also actively working to expand their relationship with Wal-Mart and add an additional 180 locations. Although our contract with this customer has an initial term of only 12 months, they have indicated to us their intent to install and use our system in all of their branches once we have completed this offering.

We did not incur any material direct marketing expenses for Banuestra Solutions or Conexión El Banco in 2005 or 2006. We have budgeted $400,000 in marketing expenses for Banuestra Solutions over the next 24 months, including adding sales additional personnel, attending trade shows, responding to requests for proposals and speaking at conferences.

Our Growth Strategy for Banuestra Solutions

We are in the process of expanding our Hispanic-focused consulting and data processing business.  Although this business contributed 26% of our revenue as recently as 2004, it dropped to approximately 1% in 2005 and 2006 after our marketing partnership with NBC was eliminated following its acquisition by SunTrust. As we exit our SunTrust relationship, we are refocusing on this business which we believe will be an important part of our future growth and success. Our core strategy will be to market and expand the scope and magnitude of Banuestra Solutions through additional sales personnel, an increased marketing budget and new third-party marketing partners of our revenue. We expect to execute key components of our growth strategy over the next 12 to 24 months.

Our executive officers and directors have particular expertise in selling data processing and consulting services to community banks that possess assets ranging from $100 million up to $10 billion. We believe organizations in this range are most likely to recognize a need for expertise and experience with regard to the un-served and under-served Hispanic population. We also believe these organizations are large enough to invest in new products and branching initiatives, but do not possess dedicated internal resources in the areas of market research, new product development, market segmentation and retail branding. Consequently, they typically outsource their consulting and data processing needs to third-party vendors. According to the FDIC and CUNA, there are currently more than 800 thrifts, 3,900 banks, and 1,100 credit unions in the United States in this asset range. We plan to identify and market our consulting and data processing services to these institutions in areas where there are large or growing Hispanic populations.

We also believe we can sell Conexión El Banco to larger financial institutions. Large national banks are typically more interested in developing their own in house expertise and hiring large outside consulting firms to help them in this effort. However, they will purchase technology from outside vendors, typically installing and managing it in-house as opposed to using a web-delivered system like ours. As a result, we believe there may be licensing and other opportunities in the large bank market. The lead times and sales cycles for these institutions are far longer, however, than the typical cycle for a smaller, community-oriented bank.

We also target retail operators who wish to cash checks, whether focused on the Hispanic market or not. Grocery stores, wholesalers, discount stores, and big box retailers around the country are beginning to look at the delivery of financial services like check cashing and money transfer as a “value-added” service they can provide to their customers and use to differentiate themselves from competitors. Customers who cash their paychecks in a grocery store are much more likely to use those spend those funds in the same store as opposed to a competitor.

Our History

Our company began in 2001 when the Honorable Teodoro Maus, former Consulate General for Mexico in Atlanta, facilitated a pilot program with our company in a Hispanic community center located in Roswell, Georgia where we interfaced with our target consumer and developed the concept for Banuestra as a new kind of financial institution specifically designed to service the working-class Hispanic market. Because we did not have our own financial institution charter, we initiated the formal development of our Hispanic-focused business model as a division of Flag Bank located in Atlanta, Georgia in 2001, during which time we operated two El Banco de Nuestra Comunidad®-branded retail locations. In 2003, we entered into an agreement with the National Bank of Commerce (“NBC”), headquartered in Memphis, Tennessee, whereby NBC became the banking provider for our retail branch model and we expanded our original two branch locations to a network of 12 locations. We operated these retail locations and opened deposit accounts for NBC, received all of the fee income associated with the deposit accounts and  paid NBC a monthly processing fee for each account. In addition, NBC launched a suite of loan products utilizing our branch network and brand. This initiative generated over $45 million in mortgage and consumer loans.

In 2004, NBC was acquired by SunTrust Bank. Shortly thereafter we realized that our business model did not fit within SunTrust’s long term strategic plan as it did at NBC, and we began to seek alternatives, including finding another partner, acquiring our own financial institution, or obtaining a de novo bank charter. We ultimately decided not to enter into a relationship with another bank, because we could not locate a suitable partner and in any event did not wish to continue to depend on a bank that could be acquired or change its strategy at any time. In May 2006, we agreed to buy NBOG Bancorporation, Inc., a bank holding company operating a single community banking branch in Gainesville, Georgia that had experienced significant losses and was operating under a formal agreement with its regulators. We intended to use the bank’s charter to allow us to separate from SunTrust and grow our retail Hispanic banking and financial services business independently.

In June 2006, we entered into an agreement with SunTrust to terminate our relationship and transition our customers and intellectual property to NBOG. In October 2006, it became apparent that we would not receive regulatory approval for the NBOG acquisition in time to transition our customers from SunTrust, that we would not be able to meet NBOG’s regulatory schedule to be recapitalized, and that the banking regulators would not permit us to pursue our Hispanic business model until we had fully addressed all of NBOG’s operational and financial issues. As a result, we jointly agreed with NBOG to terminate our acquisition agreement.

Under our transition agreement with SunTrust, we did not have time to acquire another financial institution or to acquire our own charter, and we determined that we would not be able to add new locations and grow our business in the manner we intended operating under the regulatory and capital restrictions applicable to the small banks we would be able to acquire. Immediately after the termination of our NBOG acquisition agreement, we began to implement an independent growth strategy as a non-bank financial services company. In December 2006, we obtained a money services business license from the Georgia Department of Banking and Finance which has allowed us to retain our existing 12 Banuestra retail locations, our non-bank financial services operations and all of our employees following our separation from SunTrust. As a result, we continue to offer our members non-bank financial services such as check cashing, money transfer and bill payment services. Our joint SunTrust Bank deposit and loan accounts were consolidated into SunTrust Bank on February 4, 2007. In January 2007, we entered into an agreement with a card issuer pursuant to which we are offering our members a prepaid MasterCard® debit card as an alternative to their SunTrust deposit accounts.

Our Historical Relationship with SunTrust and Our Transition to a Money Services Business

Under our Bank Lease and Marketing Agreement with SunTrust, we provided deposit accounts, consumer loans and mortgage loans. As stated above, all of these products were consolidated into SunTrust on February 4, 2007 and we no longer receive the interest and fee income from these loan and deposit accounts. In 2006, the revenue from the SunTrust loan and deposit accounts was approximately $2.4 million or approximately 45% of our revenue for the period, consisting of 32% of net interest income on loans that were generated through our brand under our partnership with SunTrust Bank and 13% from net fee income on deposit accounts. The fee income on financial and ancillary services we will continue to provide under our money services business license provided 54% of our revenue and Banuestra Solutions provides the final 1%. In 2006, the gross margin associated with the SunTrust loan and deposit accounts was approximately $2.0 million. In connection with this termination, received a payment from SunTrust Bank of $1.5 million, which is approximately equivalent to the net income we would have expected to generate from these customer deposit and loan accounts for nine months. We have also returned to SunTrust $2.3 million in daily operating cash that SunTrust provided us, and which historically ranged from $2.0 million to $5.0 million. We have arranged an interim $2.75 million loan to replace this cash. The elimination of our fee and interest revenue and expenses associated with the SunTrust Bank deposit and loan accounts is detailed in our pro forma financial statements beginning on page F-20, and includes the unaudited pro forma balance sheet as of December 31, 2006 and unaudited pro forma condensed statement of operations for the year ended December 31, 2006.

In January 2007 we began issuing a MasterCard® prepaid debit/check card to our deposit account customers whose deposit accounts are being consolidated into SunTrust. These cards will allow our customers to load funds at our retail locations, withdraw funds at ATMs, and spend funds at points of sale that accept credit and debit cards. Funds will be FDIC insured up to $5,000 per customer. Most of our account holders opened their deposit accounts in our retail locations and regularly visit our retail locations for services and transactions. Many of our members utilize our bill pay services to pay their bills and they otherwise conduct their personal financial affairs using ATMs, money orders or cash. We estimate that only 400 of our 10,000 deposit accounts have a checking feature. Rather than transfer their business to a non-Hispanic oriented SunTrust branch, we believe that many of these deposit account holders would prefer to continue to do business with us and will be adequately serviced utilizing our prepaid debit card product. By offering this card, we hope to minimize the loss of our customers as a result of this transition. Over 3,000 of our customers have already adopted this card.

We have used the past three months to obtain our money services business license, communicate with our customer base, re-brand our company, and offer our depository customers prepaid debit cards, all with a view to minimize the loss of customers. SunTrust Bank does not provide the check cashing, money transfer, money order and other services that we offer and we believe that we will be able to retain most of our non-depository customers and a majority of our depository customers, many of whom continue to use these services even though they have opened a deposit account with us.

Banuestra Credit Risk Management

We have credit exposure associated with our non-recourse check cashing operations. Using Conexión El Banco, we evaluate, underwrite, perform risk analysis and cash checks for our members. We cash these checks on a non-recourse basis for a fee and assume the risk of non-payment. We monitor our actual write-offs and outstanding uncollected checks, and maintain a loan loss reserve based on our historical loss experience due to fraud and non-sufficient funds checks. Based on our current average write-offs of 0.10% of uncollected balances, we maintain loss reserves for our check cashing operations of 0.15% of uncollected balances. Based on our historical experience and current knowledge, we believe that these loss reserves are adequate.

Name Change

On November 21, 2006 we changed our name from El Banco Financial Corporation to Banuestra Financial Corporation and the name of our services from El Banco de Nuestra Comunidad to Banuestra. This is due to our termination of our relationship with SunTrust Bank and a Georgia law that prohibits the use of the word “bank” or similar terms by a financial services company that is not a bank. We have re-branded our company and our retail locations and changing our signage, advertising, billboards, letterhead, marketing collateral and other materials.

Competition

Competition for Banuestra Retail Services

The mix of financial services we provide to the working-class Hispanic retail customer does not directly compete with most traditional banks or financial services companies. Our target customers are Hispanic consumers who are for the most part not being served by traditional banks. We offer a broader variety of services in a more Hispanic-friendly environment than most financial services companies. Nevertheless, we view our competition for the Banuestra retail financial services portion of our business to be both banks, including community banks, commercial banks and credit unions and non-bank financial service providers, including professional check cashers, money transfer offices, consumer credit companies and retailers. We believe that our Banuestra retail model has distinct competitive advantages over both our bank and non-bank competitors.

Bank Competition

Most of the financial institutions in our target market are focused primarily on meeting the needs of the general population by offering a traditional set of banking products and services to established, English-speaking consumers. Through our market research and competitive analysis, we have several categories of banks in our target market that have Hispanic market strategies.  One category is the large national and regional banks, including Bank of America, SunTrust, Wachovia, BB&T, RBC Centura Banks and Regions Bank. These banks focus primarily on serving the general population, but also offer segmented Spanish-language marketing programs consisting primarily of Spanish translated marketing materials and bilingual employees. SunTrust has opened a bilingual bank branch in the Atlanta market catering to the Hispanic population. Bank of America has been particularly successful in its efforts, claiming to have banking relationships with over half of the nation’s Hispanic households. None of these banks, however, offers the primary financial service used by the working-class Hispanic community: third party non-recourse check cashing. Additionally none of them operates branches that are designed from the ground up to cater specifically to our primary target market, the Hispanic working class. Interestingly, many of our members maintain checking accounts at Bank of America, but they continue to come to our retail locations to cash checks, send money home, pay their bills, and purchase prepaid products such as phone cards. We believe we offer more of the financial services working-class Hispanics use, and do so in a more familiar, friendly, and Hispanic-oriented environment.

Another local Atlanta bank, Banco Unido, is primarily focused on serving the established and business Hispanic community. In our opinion, this bank’s services are not designed to appeal to our target market, the Hispanic working-class. Another local bank competitor is Banco Latino, a single Hispanic-branded branch located in Gainesville, Georgia operated by a Cornelia, Georgia-based community bank, Community Bank and Trust. We understand this bank may be planning to open two additional branches in the future. Banco Latino focuses on the same consumer segments as Banuestra, but without the full breadth of products and services we provide. We also have a first mover advantage with 12 locations in the Atlanta area. Another community bank, Gainesville Bank and Trust, recently converted its own Hispanic focused branch, “Banco Familiar,” into a traditional, non-Hispanic community bank branch.

Non-bank Competition

Many members of the Hispanic working-class do not have any experience in the traditional banking system. For the un-served consumer, our direct competitors are the non-bank financial service providers that offer basic transactional services including consumer finance companies, pawn shops, pay-day lenders, rent to own stores and retailer finance and store credit. There were 757 licensed check cashers in Georgia as of February 5, 2006, up from 430 at the end of 2004. These break down into two primary groups: professional check cashers and local retailers who offer check cashing and other non-traditional financial services as an additional service to their customers. Retailers that target Hispanics are typically Hispanic-owned small businesses including convenience stores (tiendas), meat markets (carnicerias) and grocery stores (super mercados). Our competitive advantage over both categories include our lower pricing on check cashing transactions, our open lobby Hispanic-oriented customer experience, our combination of transaction services including our planned prepaid debit card product, and our education-based marketing approach.

Competition for Banuestra Solutions

The competitors for our Banuestra Solutions consulting and data processing services are marketing agencies and other consulting firms that target financial institutions. Large national banks are more likely to engage a marketing/advertising agency or a strategic marketing consulting firm for the purpose of evaluating the Hispanic market segment and determining strategic options for serving this market. Major national banks enjoy working with large, nationally known advertising agencies and strategy consulting firms because they have a broad range of experience with these types of projects, and their recommendations carry a lot of weight in the internal decision making process at the executive and board level. An example of a nationally known firm that has been engaged by a major national bank to advise them on serving the Hispanic market is McKinsey and Company.

Our competitors for regional and local community banks are smaller firms that are specifically focused on serving the banking industry. These competitors typically offer a broad range of services tailored to banks, including site selection, design/build assistance, training programs, and packaged product add-ons and promotional programs. Examples of this type of competitors are Financial Supermarkets and NCBS.

Our competitors for Conexión El Banco are other firms that offer check cashing verification and point-of-sale processing to the banking industry. Check cashing for a fee offered to non-deposit account customers is still in the very early stages of adoption by the banking community, so the primary success of these competitors to date has been in non-bank retailers. There are many different new players entering the non-bank retail segment, with a variety of solutions that include check cashing services either on a stand-alone basis or bundled with other services such as bill payment and prepaid debit cards. The only two competitors with significant penetration with banks are Certegy and Bio Pay. These two competitors offer solutions including electronic check verification and instant approval decisioning. Both systems are limited to machine printed payroll checks and some government checks. We believe that Conexión El Banco offers three key advantages over its competitors including: (a) check verification on all the types of checks typically accepted by professional check cashers, not just payroll checks; (b) real-time centralized risk management by our decision support center in cases when the system cannot complete the process automatically; and (c) a design that works within the retail bank branch environment on a teller workstation.

Intellectual Property

Our Conexión El Banco system and our licensed banking model are protected through a combination of copyright and trade secrets. We have not filed any of our materials or software with the United States

Copyright Office. We do not have and do not intend to file any patents at this time. Our primary trademarks are Banuestra, Conexión El Banco, Banuestra Solutions, Banuestra TV, Banuestra Móvil and the Banuestra Community Network. We have filed federal trademark registrations for Banuestra and Conexión El Banco. We will not know whether we will be granted these registrations for up to two years or more. We otherwise currently rely on common law protection for these marks, and we may file additional federal trademark registrations in the future.

Employees

On December 31, 2006, we had 94 full time and 54 part time employees, which equate to 122 full time equivalents. Due to the termination of our relationship with SunTrust, our retail locations are no longer regulated as bank branches. We believe this will allow us to have fewer redundant employees in each retail location at non-peak hours. Although we expect that attrition will cover the majority of the retail location headcount reduction we plan to implement, we may be required to discharge some employees as well. We intend to hire additional personnel to support our growth and expansion, and we expect to hire up to an additional 12 full time equivalents by the end of 2007 despite the impact of headcount reductions at our retail locations. We consider our employee relations to be good and we have no collective bargaining agreements with any employees.

Properties

The following table provides information about our properties, all of which are leased:

Location	Lease Expiration*	Use
10485 Alpharetta Street, Roswell, GA 30076	3/30/07	Main Retail Office
5386 Jimmy Carter Blvd., Norcross, GA 30093	11/29/07	Retail Location
4140 Jonesboro Road, Suite D-2, Forest Park, GA 30297	11/17/08	Retail Location
12 Cobb Parkway South, Marietta, GA 30093	11/30/08	Retail Location
2552 South Cobb Dr., Suite 1, Smyrna GA 30080	3/31/09	Retail Location
702 SW Atlanta Highway, Suite 200, Gainesville, GA 30501	2/6/09	Retail Location
560 Marietta Road, Canton, GA 30114	6/14/09	Retail Location
3245 Chamblee-Dunwoody Road, Suite 105, Atlanta GA 30341	4/30/09	Retail Location
455 Grayson Highway SW, Suite 102, Lawrenceville, GA 30045	9/30/09	Retail Location
120 Northwood Dr., Suite 113, Atlanta, GA 30342	7/31/09	Retail Location
4271 Lawrenceville Highway, Suite C, Lilburn, GA 30047	10/7/09	Retail Location
6592 Tara Blvd., Suite 6612, Jonesboro, GA 30236	11/30/09	Retail Location
623 Holcomb Bridge Road, Roswell, GA 30076	4/30/09	Corporate Office

*                    This column represents original lease term and does not include optional extension periods.

Our retail locations are primarily located in shopping and strip centers. Our retail locations and our corporate office are in generally good condition and we intend to use approximately $300,000 of the net proceeds of this offering to upgrade and refurbish our existing retail locations.

Legal Proceedings

Neither we nor any of our properties is subject to any material legal proceedings.

MANAGEMENT

Directors

The following table provides certain information about our directors as of the date of this prospectus. Our shareholders approved an amendment to our bylaws at a special meeting on January 5, 2007 to expand the maximum number of directors from nine to 13. On January 15, 2007, the board increased the number of directors from eight to nine members and elected three new directors.

Name	Age	Year First Elected	Year Term Expires	Position
Drew W. Edwards	41	2001	2007	Chairman
Richard Chambers	59	2003	2007	Vice-Chairman
Archie L. Bransford, Jr.	54	2007	2007	Director
John W. Collins	58	2001	2007	Director
Virginia A. Hepner	49	2007	2007	Director
Bailey Robinson, III	62	2005	2007	Director
John D. Schneider	53	2007	2007	Director
J. Daniel Speight, Jr.	49	2006	2007	Director
Glenn W. Sturm	52	2001	2007	Director

Drew W. Edwards has served as our chairman of the board and chief executive officer since founding the company in 2001. From 1995 until 1999, Mr. Edwards founded and served as chief executive officer and chairman of the board of directors of Towne Services, Inc., a provider of products and services for processing sales and payment information and related financing transactions for small businesses and community banks in the United States. Prior to Towne Services, he served in various marketing and management positions with The Bankers Bank, most recently as its senior vice president and director of sales and marketing. Mr. Edwards has also served in various management roles with the Federal Reserve Bank of Atlanta and has served on several corporate boards of directors. Mr. Edwards holds a Bachelor of Business Administration degree from LaGrange College.

Richard Chambers has served as our vice-chairman since 2003, and has over 34 years of experience in the financial services industry. Mr. Chambers has been the president of Music City Money, Inc., a real estate holding company, since 1993, and the owner of Chambers Principal, a consulting firm, since 1992. From 1982 until 1989, Mr. Chambers served as president of Nashville City Bank and later founded The Bank of Nashville in Nashville, Tennessee. Mr. Chambers also developed and later successfully sold a chain of five Check Express Check Cashing Stores. Recently, Mr. Chambers was regional president of BancPartners Leasing, Inc. and managed his bank stock investments and provided consulting services to varied clients under the Chambers Principal banner. He is a graduate of Brown University and the Stonier Graduate School of Banking.

Archie L. Bransford, Jr. was appointed as a director in January 2007. Mr. Bransford is the owner and operator of Bransford & Associates, LLC, a regulatory consulting company serving banks and other financial institutions. Previously, Mr. Bransford worked with the Office of the Comptroller of the Currency for 30 years and retired as the deputy comptroller for the agency’s Southern District. In this capacity, he served as the co-chief executive officer for a district that supervised over 700 banks in the southern United States. He was specifically responsible for the supervision of nationally chartered banks in Arkansas, south Florida, north Georgia, Tennessee, North Carolina, South Carolina, north and west Texas. Before becoming the deputy comptroller for the Southern District, Mr. Bransford served as the deputy comptroller for the Southeastern District in Atlanta, district administrator for the Southeastern District, and examiner-in-charge for First Union Corporation in Charlotte, North Carolina. Mr. Bransford earned a Bachelor of Science in Business Administration from the University of Detroit.

John W. Collins has served as one of our directors since 2001. Mr. Collins has over 27 years of experience in various aspects of e-commerce for community financial institutions. Since 2004, he has served as chief executive officer of Assuris, LLC, a company that provides IT Compliance programs to assist financial institutions with security management. From 1986 until it was sold to Fidelity National Financial in 2004, Mr. Collins served as chief executive officer of InterCept, Inc., a publicly traded provider of core processing, item processing, imaging, communications management and EFT processing services to financial institutions and merchants.

Virginia A. Hepner was appointed as a director in January 2007. She is currently the acting executive director of Brand Atlanta, Inc., the economic development initiative created to promote tourism to Atlanta. She is also President of GHL, LLC, a private partnership focused on commercial real estate investments. Previously, Ms. Hepner had a 25-year career with Wachovia Corporation and its predecessors, with numerous assignments in corporate banking and capital markets, including executive vice president and managing director of U.S. corporate finance, managing director of foreign exchange and derivatives trading, co-head of U.S. industries in the corporate and investment banking division, and Atlanta commercial banking director. She serves on several non-profit arts boards in Atlanta. She also serves on the Undergraduate Advisory Board of the Wharton School of the University of Pennsylvania, where she graduated with a Bachelor of Science degree in finance. She also received her Masters of Business Administration from the Kellogg School of Business at Northwestern University.

Bailey Robinson, III has served as one of our directors since 2005. Mr. Robinson has been chairman of Worth Properties, LLC, a full-service real-estate firm located in Nashville, Tennessee, since 2004. From 1977 to 2000, Mr. Robinson was chairman and chief executive officer of Wright Industries, a manufacturer of machinery and tools, until it was sold. He continued with RTS Wright Industries, LLC until the expiration of his employment agreement in 2003. Mr. Robinson graduated from Vanderbilt University with a Bachelor of Science degree in Civil Engineering.

John D. Schneider was appointed as a director in January 2007. He has served as the chief executive officer of the Independent Bankers’ Bank in Springfield, Illinois and its subsidiaries for the past 20 years. He also serves as a director of First National Bank of Sullivan, Community Bank Mortgage Corporation, The Trust Co, Goldleaf Financial Solutions, Inc., and the Bankers’ Bank Council. Mr. Schneider is a member of the Independent Community Bankers Association Federal Political Action committee. He is a graduate of the University of Illinois and has attended various banking schools and services, including the BAI School for bank administration at the University of Wisconsin.

J Daniel Speight, Jr. has served as one of our directors since 2006. Mr. Speight was vice-chairman, chief financial officer and secretary of Flag Financial Corporation until its merger with RBC Centura Bank in December 2006. Until its merger with Flag Financial in 1998, he was president and chief executive officer of Citizens Bank in Vienna, Georgia. Mr. Speight is a member of the State Bar of Georgia and has served as past president of the Community Bankers Association of Georgia and as chairman of the board of directors of The Bankers Bank in Atlanta, Georgia.

Glenn W. Sturm has served as one of our directors since 2001. Mr. Sturm is a senior partner and one of the founders of the Atlanta office of Nelson Mullins Riley & Scarborough LLP, where he has been a partner since 1992. He practices in the areas of corporate, mergers and acquisitions and securities law, specializing in the representation of investment banks and electronic commerce and technology companies with a special emphasis on emerging growth companies. He serves as one of the five members of the firm’s Executive Committee—the policy committee that oversees and implements the firm’s strategic plans, policies, budgets, partner compensation and operations, and he formerly served as the Chairman of the firm’s Corporate Group. He currently serves on the board of numerous private companies and has served on the board of several public companies. He has also been active in senior management, serving as chief executive officer in a number of companies in which he was involved. Mr. Sturm is a member of the American Bar Association Committee on Federal Regulation of Securities.

Honorary Directors and Advisors to the Board

Hipolito M. Goico served as one of our directors from 2004 to 2006 and now serves as an honorary director and advisor to the board. Mr. Goico began private practice as an attorney in 1995, as an associate of the firm Blumer International. In 1999, he co-founded the law firm of Goico & Bolet, P.C., where his practice focuses on corporate restructuring, mergers and acquisitions finance, real estate law, banking law and corporate immigration matters. He received his undergraduate degree in Industrial Labor Relations from Cornell University and his law degree from Emory University. Mr. Goico co-founded the Georgia Hispanic Bar Association. Mr. Goico also serves as executive producer and host of a regional weekly radio program covering legal and consumer protection issues and as executive producer and host of Sobremesa, a weekly television program focusing on financial, corporate and social issues aired through Comcast Cable, Telemundo, Channel 73.

The Honorable Teodoro Maus served as one of our directors from 2002 to 2006 and now serves as an honorary director and advisor to the board. He began his service to the Mexican government with his appointment as cultural attaché at the Consulate General of Mexico in New York in 1978. In 1986, Mr. Maus was appointed as delegate to the Permanent Mission of Mexico to the United Nations, in New York. He was elevated to the position of Consul in 1989, followed by his appointment as Consul General of Mexico in 1990 in Atlanta, Georgia, where he served for two periods. In between those periods, Mr. Maus was appointed Director General (Assistant Undersecretary) to the “Program for Mexican Communities Abroad,” of the Ministry of Foreign Affairs, Mexico. He retired from the Foreign Service and remained in Atlanta, where he served as President of the Mexican American Business Chamber and Head Advisor of the Coordinating Committee of Community Leaders from 2001 to 2002. Most recently, he retired as the Minister Representative of the Ministry of Environment and Natural Resources of Mexico (SEMARNAT) where he served from 2002 to 2005 in Washington D.C. at the Embassy of Mexico.

Executive Officers

The following table provides certain information about our executive officers as of the date of this prospectus. For biographical information about Mr. Edwards and Mr. Chambers, please see “Management—Directors” above.

Name	Age	Position
Drew W. Edwards	41	Chief Executive Officer
Richard Chambers	59	Vice-Chairman
Steven Doctor	49	Senior Vice President and Chief Financial Officer
George Hodges	43	Executive Vice President and Chief Marketing Officer
Darryl Storey	46	Senior Vice President and Chief Information Officer
Luz Lopez Urrutia	44	President and Chief Operating Officer
Jerome Cantrell	42	Chief Credit Officer

Steven Doctor has served as a senior vice president and our chief financial officer since June 2004. From 1981 until joining us in 2004, Mr. Doctor held various positions with Eastman Kodak Company, including vice president—corporate financial planning, director—motion picture imaging, analyst—professional imaging, marketing director—presentation technologies, and financial analyst. Most recently, he served as divisional vice president—finance from 2000 to 2004. Mr. Doctor holds a Bachelor of Science in Electrical Engineering and Business Administration degree from Carnegie Mellon University and a Masters of Business Administration from Carnegie Mellon Tepper School of Business.

George Hodges has served as an executive vice president and our chief marketing officer since April 2004. Prior to joining us, Mr. Hodges co-founded and served as a principal of Growth Circle, Inc., a marketing consulting firm from 2002 to 2004, after acting as an independent marketing consultant with early stage companies. Prior to that, he worked for The Coca-Cola Company for 14 years, where he managed a portfolio of 14 national brands and worked with a wide range of national retail chains.

Darryl Storey joined us in October 2001 and serves as our chief information officer and senior vice president. From 1997 to 2001, Mr. Storey served as the vice president of information systems for Towne Services, a financial transaction processor, where he was responsible for application development, network design, Internet connectivity and security. Before Towne Services, Mr. Storey spent 21 years in the US Air Force/GA Air National Guard where he retired as Chief of Intelligence and Combat Crew Communication.

Luz Lopez Urrutia has served as our president and chief operating officer since 2003. For 18 years prior to joining us, Ms. Urrutia held various positions in relationship management, risk management, sales and management within Wachovia Corporation in the retail, operations, corporate bank, capital markets and risk management divisions. Most recently, she served as a senior vice president for the Global Services Department of Wachovia Corporate Services, Inc. In October of 2006, Ms. Urrutia was named “Community Banker of the Year” by The American Banker for her work with Banuestra. Ms. Urrutia holds a Bachelor of Business Administration degree in Finance and a Masters of Business Administration from Georgia State University.

Jerome Cantrell joined us in March 2007 and serves as our chief credit officer. From 2005 through 2007, Mr. Cantrell owned and operated Cantrell Development Company, L.L.C., a specialty finance company. From 2004 to 2005, Mr. Cantrell served as assistant vice president and district manager for Citifinancial of North America, Inc., where he oversaw a six branch district with accountability for over $60 million in collectibles. Prior to that, Mr. Cantrell worked for Washington Mutual Bank’s specialty finance group for 19 years, where he ultimately rose to serve as vice president of operations performance.

Independent Directors

Our board of directors currently consists of nine members. We have three standing committees:  the audit committee, the compensation committee and the nominating and corporate governance committee. Our audit committee consists of J. Daniel Speight, Jr. (Chairman), Archie L. Bransford, Jr. and John D. Schneider. Our compensation committee is composed of Bailey Robinson, III (Chairman), Virginia A. Hepner and Mr. Bransford. Our nominating and corporate governance committee is composed of Mr. Schneider (Chairman), Mr. Robinson and Ms. Hepner. Our board of directors has evaluated whether these committee members are “independent” within the meaning of the rules of the American Stock Exchange and federal securities laws concerning independence of directors generally and of members of the audit committee. The board determined that each of these five directors is independent under the general standards. Therefore, as required under applicable American Stock Exchange listing requirements, a majority of our board of directors is independent, and each of our compensation committee and our nominating and corporate governance committee is composed solely of independent directors. Further, the board determined that each of the three members of the audit committee meets the higher standards of independence for members of an audit committee under applicable American Stock Exchange listing requirements and an applicable SEC rule.

Executive Compensation

The following table sets forth the annual compensation of our principal executive officer (our chief executive officer) and our two other most highly compensated executive officers for the fiscal year ended December 31, 2006. We sometimes refer to these officers as our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)		All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(f)		(i)		(j)
Drew W. Edwards,	2006	190,000	49,056	(2)	42,480	(3)	281,536
Chief Executive Officer and Chairman
Richard Chambers,	2006	190,000	49,056	(2)	12,573	(4)	251,629
Vice-Chairman
Steven Doctor,	2006	180,000	169,463	(5)	16,362	(6)	365,825
Chief Financial Officer

(1)          The amounts in column (f) reflect:  (x) $199,442 we recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R) for awards granted under our stock option plan in 2006; and (y) $68,133 representing compensation related to stock options granted in prior years, which amounts we have calculated using the SFAS 123(R) modified prospective transition method in accordance with an SEC transition rule. Accordingly, the aggregate amounts include compensation related to stock options granted in 2006 and in prior years. We adopted SFAS 123(R) effective January 1, 2006, and our audited financial statements for the year ended December 31, 2006 reflect only the expense related to stock options granted in 2006. Because we were not a public company in prior years, in preparing our financial statements we used the minimum value method for valuing options we granted in those years as permitted by APB 25, SFAS 123 and SFAS 148. We were not required to expense over the vesting period the options that were granted before 2006. For purposes of the amounts shown in the above table, our compensation expense for all option grants is based on the grant date fair market value but is recognized over the period in which the executive officer must provide services to earn the award. The assumptions under SFAS 123(R) we used in calculating these amounts for stock options granted in 2006 are included in Note 1 to our audited financial statements for the year ended December 31, 2006 included in this prospectus. In 2005 and prior years, we used the minimum value method and assumed a risk free interest rate range of 4.11% to 4.19%, an expected life of ten years, no dividend yield and volatility of 15%. Our executive officers will not realize the value of these awards in cash until they exercise the options and sell the underlying shares.

(2)          On February 1, 2005, we granted options to purchase shares of our common stock to each of Mr. Edwards and Mr. Chambers, as compensation for continued employment. Under each option, the holder may purchase 9,197 shares at an exercise price of $11.854 per share, and 3,066 shares vested on the grant date; 3,066 shares vested on February 1, 2006; and the remaining 3,065 shares vested on February 1, 2007. The amounts in the table include $14,495 in 2006 compensation expense for each of Mr. Edwards and Mr. Chambers in connection with these grants, calculated in accordance with the SFAS 123(R) modified prospective transition method.

On February 1, 2005, we granted options to purchase shares of our common stock to each of Mr. Edwards and Mr. Chambers, who are directors as well as named executive officers, pursuant to our policy to grant options in that amount to each director annually on the date the director is elected to the board of directors. Under each option, the holder may purchase 5,520 shares at an exercise price of $11.854 per share, and 1,840 shares vested on the grant date; 1,840 shares vested on February 1, 2006; and the remaining 1,840 shares vested on February 1, 2007. The amounts in the table include $8,699 in 2006 compensation expense for each of Mr. Edwards and Mr. Chambers in connection with these grants, calculated in accordance with the SFAS 123(R) modified prospective transition method.

On July 13, 2006, we granted options to purchase shares of our common stock to each of Mr. Edwards and Mr. Chambers, who are directors as well as named executive officers, pursuant to our policy to grant options in that amount to each director annually on the date the director is elected to the board of directors. Under each option, the holder may purchase 5,748 shares at an exercise price of $17.40 per share, and 2,989 shares vested on the grant date. Because each of Mr. Edwards and Mr. Chambers satisfied the vesting condition that he attend at least 75% of all regularly scheduled board meetings during the year, the remaining 2,759 shares for each director will vest on July 13, 2007. The amounts in the table include $25,862 in compensation expense we incurred in 2006 for each of Mr. Edwards and Mr. Chambers in connection with these grants, calculated in accordance with SFAS 123(R).

(3)          Composed of $7,728 in medical insurance payments, $18,000 for a car allowance, $9,152 for car insurance, repairs, and gasoline; and a $7,600 matching 401(k) contribution by the company.

(4)          Composed of $4,973 in medical insurance payments and a $7,600 matching 401(k) contribution by the company.

(5)          On February 1, 2005, we granted options to purchase shares of our common stock to Mr. Doctor, as compensation for continued employment. Under these options, Mr. Doctor may purchase 13,794 shares at an exercise price of $11.854 per share, and 4,598 shares vested on the grant date; 4,598 shares vested on February 1, 2006; and the remaining 4,598 shares vested on February 1, 2007. The amount in the table includes $21,745 in compensation expense we incurred in 2006 for Mr. Doctor in connection with this grant, calculated in accordance the SFAS 123(R) modified prospective transition method.

On June 6, 2006, we granted options to purchase shares of our common stock to Mr. Doctor, as compensation for continued employment. Under these options, Mr. Doctor may purchase 68,967 shares at an exercise price of $11.854 per share, and 22,989 shares vested on the grant date; 22,989 shares will vest on June 6, 2007; and the remaining 22,989 shares will vest on June 6, 2008. The amount in the table includes $147,718 in compensation expense we incurred in 2006 for Mr. Doctor in connection with this grant, calculated in accordance with SFAS 123(R).

(6)          Composed of $9,162 in medical insurance payments and a $7,200 matching 401(k) contribution by the company.

Outstanding Equity Awards at Fiscal Year-End 2006

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(e)	(f)
Drew W. Edwards	4,599		2.664	February 19, 2012
	27,834		3.785	September 30, 2012
	45,978		7.069	August 14, 2013
	5,520		7.069	December 4, 2013
	14,717		11.854	February 1, 2015
	2,989	2,759	17.400	July 13, 2016	(1)
Richard Chambers	4,599		2.664	February 19, 2012
	4,599		3.785	September 12, 2012
	45,978		5.438	February 20, 2013
	18,393		7.069	August 14, 2013
	5,520		7.069	December 4, 2013
	14,717		11.854	February 1, 2015
	2,989	2,759	17.400	July 13, 2016	(1)
Steven Doctor	13,794		11.854	February 1, 2015
	22,989	45,978	11.854	June 6, 2016	(2)

(1)          These shares will vest on July 13, 2007.

(2)          Of these shares, 22,989 will vest on June 6, 2007 and the remaining 22,989 shares will vest on June 6, 2008.

Director Compensation in 2006

The following table sets forth a summary of the compensation we paid in 2006 to our directors who were not officers or employees. Our current policy is to compensate our directors only with grants of stock options, not cash or other forms of compensation. The table includes any person who served during 2006 as a director (other than officers or employees), even if he is no longer serving as a director. For information about the compensation we paid to Mr. Edwards and Mr. Chambers for serving as directors, see note 2 to the Summary Compensation Table above.

Director Compensation

Name	Option Awards ($) (1)	Total ($)
(a)	(d)	(j)
John W. Collins (2) (3) (4)	40,109	40,109
Bailey Robinson, III (2) (3) (5)	40,109	40,109
J. Daniel Speight, Jr.	0	0
Glenn W. Sturm (2) (3)	34,561	34,561
Hipolito M. Goico (2) (3) (6) (7)	42,878	42,878
Teodoro Maus (2) (3) (8)	34,561	34,561

(1)          The amounts in column (d) reflect: (x) $148,725 we recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R) for awards granted under our stock option plan in 2006; and (y) $43,494 representing compensation related to stock options granted in prior years, which amounts we have calculated using the SFAS 123(R) modified prospective transition method in accordance with an SEC transition rule. Accordingly, the aggregate amounts include compensation related to stock options granted in 2006 and in prior years. We adopted SFAS 123(R) effective January 1, 2006, and our unaudited financial statements for the year ended December 31, 2006 reflect only the expense related to stock options granted in 2006. Because we were not a public company in prior years, in preparing our financial statements we used the minimum value method for valuing options we granted in those years as permitted by APB 25, SFAS 123 and SFAS 148. We were not required to expense over the vesting period the options that were granted before 2006. For purposes of the amounts shown in the above table, our compensation expense for all option grants is based on the grant date fair market value but is recognized over the period in which the executive officer must provide services to earn the award. The assumptions under SFAS 123 (R) we used in calculating these amounts for stock options granted in 2006 are included in Note 1 to our audited financial statements for the year ended December 31, 2006 included in this prospectus. In 2005 and prior years, we used the minimum value method and assumed a risk free interest rate range of 4.11% to 4.19%, an expected life of ten years, no dividend yield and volatility of 15%. Our directors will not realize the value of these awards in cash until they exercise the options and sell the underlying shares.

(2)          On February 1, 2005, we granted options to purchase shares of our common stock to each of Mr. Collins, Mr. Goico, Mr. Maus, Mr. Robinson and Mr. Sturm, pursuant to our policy to grant options in that amount to each director annually on the date the director is elected to the board of directors. Under each option, the holder may purchase 5,520 shares at an exercise price of $11.854 per share, and 1,840 shares vested on the grant date; 1,840 shares vested on February 1, 2006; and the remaining 1,840 shares vested on February 1, 2007. The amounts in the table include $8,699 in 2006 compensation expense for each of these directors in connection with these grants, calculated in accordance with the SFAS 123(R) modified prospective transition method.

(3)          On July 13, 2006, we granted options to purchase shares of our common stock to each of Mr. Collins, Mr. Goico, Mr. Maus, Mr. Robinson and Mr. Sturm pursuant to our policy to grant options in that amount to each director annually on the date the director is elected to the board of directors. Under each option, the holder may purchase 5,748 shares at an exercise price of $17.40 per share, and 2,989 shares vested on the grant date. Because each of these directors satisfied the vesting condition that he attend at least 75% of all regularly scheduled board meetings during the year, the remaining 2,759 shares for each director will vest on July 13, 2007. The amounts in the table include $25,862 in compensation expense we incurred in 2006 for each of these directors in connection with these grants, calculated in accordance with SFAS 123(R).

(4)          On July 13, 2006, we granted options to purchase shares of our common stock to Mr. Collins pursuant to our policy of granting to the chairman of our compensation committee an option to purchase 920 shares of our common stock at an exercise price of $17.40 per share, and all shares vested on the grant date. The amount in the table includes $5,548 in compensation expense we incurred in 2006 for Mr. Collins in connection with this grant, calculated in accordance with SFAS 123(R).

(5)          On July 13, 2006, we granted options to purchase shares of our common stock to Mr. Robinson pursuant to our policy of granting to the chairman of a board committee an option to purchase 920 shares of our common stock at an exercise price of $17.40 per share, and all shares vested on the grant date. The amount in the table includes $5,548 in compensation expense we incurred in 2006 for Mr. Robinson in connection with this grant, calculated in accordance with SFAS 123(R).

(6)          Mr. Goico resigned from our board of directors on December 1, 2006 and is now an honorary director.

(7)          On July 13, 2006, we granted options to purchase shares of our common stock to Mr. Goico pursuant to our policy of granting to the chairman of our audit committee an option to purchase 1,380 shares of our common stock at an exercise price of $17.40 per share, and all shares vested on the grant date. The amount in the table includes $8,317 in compensation expense we incurred in 2006 for Mr. Goico in connection with this grant, calculated in accordance with SFAS 123(R).

(8)          Mr. Maus resigned from our board of directors on November 13, 2006 and is now an honorary director.

We do not intend to pay fees in cash to our directors until we are profitable. We currently intend, before we achieve profitability, to grant each director an option to purchase 5,747 shares of our common stock annually. We plan to grant those options on the date that each director is elected to the board of directors, prorated for the percentage of the year served on the board. The exercise price will be equal to the closing price of our common stock on the stock exchange on which our common stock is then listed. The shares will vest as follows:  3,103 shares will vest on the date of grant; and 2,634 shares will vest one year later if the director attends at least 75% of all regularly scheduled meetings during the year of grant. In addition, on the annual grant date, we will grant to the chairman of our audit committee an option to purchase 1,379 shares of our common stock and we will grant to the chairman of all other board committees options to purchase 919 shares of our common stock.

Directors are also entitled to reimbursement of travel expenses to attend board of directors and committee meetings in accordance with our reimbursement policies.

Employment Agreements

We entered into employment agreements with Drew W. Edwards to serve as our chairman and chief executive officer on November 24, 2003, Richard Chambers to serve as our vice-chairman on December 12, 2005, and Steven Doctor to serve as our chief financial officer on March 13, 2005. The agreement with Mr. Edwards is for a term of three years, which is extended automatically at the end of each day so that the remaining term continues to be three years. Either party may at any time fix the term to a finite period of three years. The agreement with Mr. Chambers is for terms of 24 months, which are extended automatically at the end of each day so that the remaining terms continue to be 24 months. The executives or the company may at any time fix the terms of these agreements to a finite period of 24 months. The agreement with Mr. Doctor is for a term of 18 months, which is extended automatically at the end of each day so that the remaining term continues to be 18 months. Either party may at any time fix the term of this agreement to a finite period of 18 months.

Under the agreements, these officers are entitled to receive the minimum annual base salaries shown below. Their current annual salaries are as provided.

Name	Minimum Annual Base Salary	Current Annual Salary
Drew W. Edwards	$120,000	$190,000
Richard Chambers	190,000	190,000
Steven Doctor	180,000	180,000

Under the agreements, our board must review, and may increase, the salaries at least annually. Each executive is entitled to receive quarterly bonus payments based on the achievement of targeted levels of performance and other criteria established by the board of directors. To date, the board has not established a bonus plan or targets or criteria, although it may do so in the future. Each executive is also entitled to participate in our stock incentive plan and all retirement, welfare, insurance and other benefit plans and programs. Mr. Edwards is entitled to an automobile allowance of $1,500 per month and reimbursement of all reasonable expenses incurred in connection with the use of the automobile.

Potential Payments Upon Termination or Change in Control

If we terminate one of the employment agreements upon death, disability or for cause (as described below), that employee is entitled to all accrued compensation and is also entitled to the payment of his or her pro rata cash bonus if the termination was upon death or disability. If we terminate Mr. Edwards’ agreement without cause or he terminates the agreement for any reason following a change in control, he will be entitled to all accrued compensation, his pro rata cash bonus, and a cash payment at the end of each of the 36 consecutive months following termination equal to 1/12 of the sum of (x) his base salary plus and (y) his target cash bonus. The same provisions are included in the other agreements described above, except that the payment period is 24 months for Mr. Chambers and Mr. Hodges, and 18 months for Mr. Doctor. In addition, all restrictions on outstanding incentive awards held by the executive will immediately vest. Under the agreements, we have also agreed to make additional tax gross-up payments equal to the excise tax imposed by Section 4999 of the Internal Revenue Code.

Under the terms of the agreements, “cause” generally means (a) any act of the executive that (x) constitutes fraud, dishonesty, or gross malfeasance of duty, and (y) is demonstrably likely to lead to material injury to us or resulted or was intended to result in direct or indirect gain to or personal enrichment of the executive; or (b) the conviction (from which no appeal may be or is timely taken) of the executive of a felony; provided, however, that in the case of clause (a) above, the conduct will not constitute “cause” unless either:

(1)         (A)  there shall have been delivered to the executive a written notice setting forth with specificity the reasons that the board believes the executive’s conduct meets the criteria set forth in clause (a),

(B)        the executive shall have been provided the opportunity to be heard in person by the board (with the assistance of the executive’s counsel if the executive so desires), and

(C)        after the hearing, the termination is evidenced by a resolution adopted in good faith by at least a majority of the members of the whole board (other than the executive if the executive is a board member); or

(2)         if such conduct (A) was believed by the executive in good faith to have been in or not opposed to the interests of the company, and (B) was not intended to and did not result in the direct or indirect gain to or personal enrichment of the executive.

Under the terms of the agreements, “change in control” generally means occurrence of any of the following events:

(1)   an acquisition of any voting securities of the company by any person or entity immediately after which such person has beneficial ownership of 20% or more of the combined voting power of the company’s then outstanding voting securities, with certain specified exceptions;

(2)   the individuals who, as of the date of the employment agreement, are members of the board cease for any reason to constitute a majority of the board, unless the new director or directors were approved by a vote of at least two-thirds of the incumbent board;

(3)   Approval by our shareholders of a  merger, consolidation or reorganization involving the company, unless the shareholders of the company, immediately before the merger, consolidation or reorganization, own, directly or indirectly, immediately following the merger, consolidation or reorganization, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from the merger or consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before the merger, consolidation or reorganization, and the individuals who were members of the incumbent board immediately before the execution of the agreement providing for the merger, consolidation or reorganization constitute at least a majority of the members of the board of the surviving corporation;

(4)   a complete liquidation or dissolution of the company; or

(5)   an agreement for the sale or other disposition of all or substantially all of the assets of the company to any person (other than a transfer to a subsidiary).

During each executive’s employment and for a period of one year thereafter, the executive is prohibited from soliciting our employees, soliciting our customers, or from competing with us in those counties in Georgia in which the majority of our facilities, employees and customers are located.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Bridge Loan from Nuestra Loan, LLC

In August 2005, we entered into a bridge loan agreement with Nuestra Loan, LLC, a single purpose entity formed to raise capital and provide a bridge loan to fund our capital needs until we could find an alternative financial institution operating partner to SunTrust. Nuestra Loan, LLC is owned in part by some of our current officers, directors and shareholders, including approximately 27.9% owned by Mr. John W. Collins, one of our directors. Mr. Collins is also the sole manager of Nuestra Loan, LLC. Other officers and directors of Banuestra own 9.4% of Nuestra Loan, LLC and one of our Conexión El Banco customers owns 19.3% of Nuestra Loan, LLC. None of our officers or directors is otherwise affiliated with this customer.

The bridge loan has a term of 24 months, matures on August 31, 2007, and carries an interest rate of 12% per year which escalates to 18% per year if it is not paid at maturity. During the year ended December 31, 2005, we paid a total of $91,122 in interest to Nuestra Loan, LLC and during the year ended December 31, 2006, we paid a total of $476,032 in interest to Nuestra Loan, LLC. We made no principal payments during either 2005 or 2006. The loan is secured by all of our assets and intellectual property, including our Banuestra operations, Conexión El Banco data processing software and customer contracts, consulting assets and intellectual property, accounts receivables, leases and other contracts. In connection with the loan, we granted warrants with an exercise price of $0.022 to all investors in Nuestra Loan, LLC sufficient to purchase 2% of the equity in Banuestra for each $1 million they invested in Nuestra Loan, LLC. Between August 2005 and August 2006, Nuestra Loan, LLC loaned us a total of $5,188,185, and we issued warrants to purchase 341,234 shares of our common stock to the investors in Nuestra Loan, LLC. We estimated the fair market value of each warrant to be $11.83. The following directors and executive officers of Banuestra have a material interest in Nuestra Loan, LLC, as described in the following table. All persons listed in the table have exercised their warrants.

Investor	Relation	Amount Invested in Nuestra Loan, LLC		Percentage Owned of Nuestra Loan, LLC	Warrants Received: Number (#)/ Estimated Value ($)		Total Interest Payments Received
John W. Collins(1)	Director	$1,450,000		27.9%	95,352	/	$168,500
					$1,127,989
Bailey Robinson, III	Director	200,000		3.9%	13,152	/	34,000
					$155,585
Teodoro Maus	Former Director	200,000		3.9%	13,152	/	11,000
					$155,585
Richard Chambers	Director	101,000	(2)	2.0%	6,643	/	17,170
					$78,585
Virginia A. Hepner	Director	50,000		1.0%	3,290	/	4,850
					$38,920
George Hodges	Executive Officer	32,700		0.7%	2,152	/	2,082
					$25,458
Darryl Storey	Executive Officer	25,000		0.5%	1,646	/	1,375
					$19,472
All directors and officers
as a group (10 persons)(3)		$2,088,700		40.3%	137,363	/	$244,027
					$1,624,970

(Footnotes are on following page.)

(1)          Denise and David Saylor, who are Mr. Collins’ daughter and son-in-law, invested $300,000 in Nuestra Loan, LLC, which represents 5.8% ownership of that entity. They received 19,728 warrants with an estimated value of $233,377 and have received a total of $24,000 in interest payments.

(2)   Includes the attribution to Mr. Chambers of $35,000, or 50%, of the amount invested by the Chambers-McCoy Partnership. Mr. Chambers disclaims beneficial ownership of the securities held by the partnership, except to the extent of his pecuniary interest in those securities.

(3)          Includes, in addition to the individuals listed in the above chart, the following lesser investments by three of our executive officers for percentages in Nuestra Loan, LLC that in each case were less than 0.5%:

Investor	Relation	Amount Invested in Nuestra Loan, LLC	Warrants Received: Number (#)/ Estimated Value ($)		Total Interest Payments Received
Drew W. Edwards	Director and Executive Officer	$5,000	330	/	$800
			$3,904
Steven Doctor	Executive Officer	5,000	330	/	850
			$3,904
Luz Lopez Urrutia	Executive Officer	$20,000	1,316	/	$3,400
			$15,568

Operating Line of Credit

On February 1, 2007, we obtained a $2.75 million operating line of credit from The Peoples Bank  to replace the daily operating cash that SunTrust previously provided to us. This operating line of credit has a term of six months and an annual interest rate equal to the prime rate plus 1%. We intend to retire this line of credit with the proceeds of this offering. The following officers and directors of the company  have guaranteed the line of credit up to $3.25 million. We will pay each a fee for their guarantee upon the closing of this offering in the amount of 5% of their guarantee, for a total fee equal to approximately 5.9% of the amount of the line of credit.

Guarantor	Relation	Amount of Guarantee	Fee
John W. Collins	Director	$1,000,000	$50,000
Bailey Robinson, III	Director	1,000,000	50,000
Richard Chambers	Director	500,000	25,000
Drew W. Edwards	Director and Chief Executive Officer	500,000	25,000
Luz Lopez Urrutia	President and Chief Operating Officer	250,000	12,500
Total		$3,250,000	$162,500

Our disinterested directors unanimously approved this line of credit and these guarantees.

Lease Guarantees and Related Warrants

We originally subleased one of our retail locations from JGD, LLC, which entered into a lease directly with an unrelated landlord and then subleased the office to us. Drew W. Edwards, our chairman and chief executive officer, John W. Collins, one of our directors, and Glenn W. Sturm, one of our directors, are three of the four members of JGD. During the original five-year term of the lease, these directors personally guaranteed the lease payments by securing a letter of credit in favor of the landlord on our behalf. These lease payments totaled $394,965. In consideration for these guarantees, we granted each of the guarantors warrants to purchase 12,741 shares of our common stock at an exercise price of $2.665 per share. On November 3, 2006, we renewed this lease directly with the landlord, which released the guarantees.

We sublease one of our retail locations from JDR Real Estate, LLC, which entered into a lease directly with an unrelated landlord and then subleased the office to us. Mr. Edwards and Mr. Collins are two of the three members of JDR. Each member of JDR personally guaranteed the lease payments by securing a letter of credit in favor of the landlord on our behalf. These lease payments have totaled $334,400 through March 1, 2007. In consideration for these guarantees, we granted each of the guarantors warrants to purchase 14,269 shares of our common stock at an exercise price of $3.785 per share. As of March 1, 2007, the maximum amount that the guarantors could be obligated to pay to the landlord for the lease term that ends on November 30, 2007 was $43,200.

Marketing Agreement with Assuris, LLC

In February 2007, we entered into a marketing agreement with Assuris, LLC, a financial technology marketing company owned by one of our directors, John W. Collins. Under this agreement, we granted Assuris an exclusive right to market our Banuestra Solutions services and Conexión El Banco technology solutions to financial institutions in the United States. We have agreed to pay Assuris 50% of the up front license and implementation fees for every sale of these products and services, whether by Banuestra or Assuris. We have also agreed to pay Assuris 10% of the recurring and transaction fees we receive from our customers’ use of these products and services. Through Assuris, we have entered into a strategic marketing alliance with IBT Enterprises, Inc., a bank branch consulting and construction company headquartered in Atlanta. We granted IBT the exclusive right to market our Banuestra Solutions and Conexión El Banco products to Credit Unions in the U.S. Assuris will pay IBT through a split of the fees we pay Assuris. None of our officers or directors is otherwise affiliated with IBT. Our agreement with Assuris provides us the right to purchase Assuris at any time at the fair market value of Assuris as determined by an independent third party. The agreement has a one year term and is, automatically renewable for additional one year periods unless previously terminated.

Outside Law Firm

Nelson Mullins Riley & Scarborough LLP, a law firm in which Mr. Glenn W. Sturm, a director, is a partner, provided legal counsel services to us during 2004, 2005 and 2006. We paid Nelson Mullins approximately $180,500 during the year ended December 31, 2004, $324,700 during the year ended December 31, 2005 and $361,866 during the year ended December 31, 2006. As of December 31, 2004, $73,700 was included in accounts payable, $88,233 was included in accounts payable at December 31, 2005 and $639,880 was included in accounts payable at December 31, 2006. Nelson Mullins is continuing to advise us with respect to this offering and other legal matters.

Approval of Related Party Transactions

The audit committee of our board of directors reviews the relevant facts and circumstances of all related party transactions. All related party transactions must be approved by the audit committee.

SUPERVISION AND REGULATION

We are subject to extensive state and federal regulations that impose restrictions on and provide for regulatory oversight of our operations. These include financial services regulations, consumer disclosure and consumer protection laws, currency control regulations laws covering consumer privacy, data protection and information security. Our services also are subject to legal and regulatory requirements intended to help detect and prevent money laundering, terrorist financing and other illicit activity. Because we license products and services to insured depository institutions, we are subject to examination under the Bank Service Company Act and must comply with various laws and regulations that apply to insured depository institutions. To continue our non-deposit-taking activities following the termination of our relationship with SunTrust, we have limited our operations and registered with the Georgia Department of Banking and Finance as a money services business and we will comply with United States Department of the Treasury reporting requirements and applicable rules and regulations in states in which we conduct our operations. See “Risk Factors.”  Failure to comply with any of these requirements could result in the imposition of civil and criminal penalties, suspension or revocation of any licenses or registrations required to provide money transfer services and the limitation, suspension or termination of products and services we offer. We continue to implement policies and programs and adapt our business practices and strategies to help us comply with current legal standards, as well as with new and changing legal requirements affecting particular services, or the conduct of our business in general. The following discussion describes the material elements of the regulatory framework that applies or will apply to us.

Current Government Regulation

We are not licensed as a financial institution by the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance, the Federal Deposit Insurance Corporation, the U.S. Department of the Treasury, including the Office of the Comptroller of the Currency and Office Thrift Supervision, the National Credit Union Administration, or any other federal or state agency that regulates or supervises depository institutions, but we are licensed as a money service business with the Georgia Department of Banking and Finance. However, our current and prospective financial institution clients that license our Conexión El Banco system operate in markets that are subject to substantial federal and state regulatory oversight and supervision. Because we provide products and services to regulated entities, we are subject to examination under the authority of the Bank Service Company Act. We also must comply with the provisions of the Gramm-Leach-Bliley Act of 1999 pertaining the privacy and use of customer data and other laws and regulations that apply to financial institutions, including the Bank Secrecy Act and applicable portions of the USA Patriot Act of 2001.

Money Transfer and Payment Instrument Licensing and Regulation

State Regulations.   In the United States, most states license money transfer services providers and issuers of payment instruments. The State of Georgia will exercise authority over the operations of our services related to money transmission and the sale of payment instruments in the state of Georgia and, as part of this authority, subject us to periodic examinations. This regulation is intended to establish a minimum level of financial responsibility for entities engaged in the business of receiving money for transmission. Other states in which we will expand our business may impose similar requirements. State money transmission law may cover matters such as regulatory approval of controlling shareholders, including our company, regulatory approval of agent locations and consumer forms, consumer disclosures and the filing of periodic reports by the licensee, and require the licensee to demonstrate and maintain certain net worth levels. We have obtained a money services license from the Georgia Department of Banking and Finance and expect that we will be able to make loans above $3,000. Loans of less than $3,000 would require an additional license from the Georgia Insurance and Fire Safety Commissioner unless exempted.

Federal Regulations.   Under the Bank Secrecy Act regulations of the U.S. Department of the Treasury, we will be required to report transactions involving currency in an amount greater than $10,000, and to retain records for five years for purchases of monetary instruments for cash in amounts from $3,000 to $10,000. In general, every financial institution, including us, must report each deposit, withdrawal, exchange of currency or other payment or transfer, whether by, through or to the financial institution, that involves currency in an amount greater than $10,000. In addition, multiple currency transactions must be treated as single transactions if the financial institution has knowledge that the transactions are by, or on behalf of, any person and result in either cash in or cash out totaling more than $10,000 during any one business day.

The Bank Secrecy Act requires to money services businesses such as ours to report to the Treasury Department. This reporting requirement is intended to enable governmental authorities to better enforce laws prohibiting money laundering and other illegal activities. We will also be required to renew our register with the Financial Crimes Enforcement Network of the Treasury Department, or FinCEN, every two years. We must also maintain a list of names and addresses of, and other information about, our offices and must make that list available to any requesting law enforcement agency). We will be required to update this office list at least annually.

In addition, federal regulations will require us to report suspicious transactions involving at least $2,000 to FinCEN. The regulations generally describe three classes of reportable suspicious transactions—one or more related transactions that the money services business knows, suspects, or has reason to suspect (1) involve funds derived from illegal activity or are intended to hide or disguise such funds, (2) are designed to evade the requirements of the Bank Secrecy Act, or (3) appear to serve no business or lawful purpose.

Moreover, federal anti-money-laundering laws make it a criminal offense to own or operate a money transmitting business without the appropriate state licenses. The Patriot Act and its implementing federal regulations require us to establish and maintain an anti-money-laundering program, which must include (1) internal policies, procedures and controls designed to identify and report money laundering, (2) a designated compliance officer, (3) an ongoing employee-training program and (4) an independent audit function to test the program. The Patriot Act also requires standards for verifying customer identification and implements rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

The Gramm-Leach-Bliley Act and its implementing federal regulations (collectively, “GLBA”) require us to generally protect the confidentiality of our customers’ nonpublic personal information and to disclose to our customers our privacy policy and practices, including those regarding sharing the customers’ nonpublic personal information with third-parties. That disclosure must be made to customers at the time that the customer relationship is established and at least annually thereafter. GLBA restricts the collection, processing, storage, use and disclosure of personal information, requires notice to individuals of privacy practices and provides individuals with certain rights to prevent use and disclosure of protected information. These laws also impose requirements for safeguarding personal information through the issuance of data security standards or guidelines. Certain state laws impose similar privacy obligations, as well as, in certain circumstances, obligations to provide notification to affected individuals, state officers and consumer reporting agencies, as well as businesses and governmental agencies that own data, of security breaches of computer databases that contain personal information.

Other

The prepaid debit cards we offer are subject to federal and state laws and regulations related to consumer protection money laundering, licensing and escheat. These laws are evolving, unclear and sometimes inconsistent, and the extent to which these laws apply to our business or its consumers is in flux. We are unable to determine the impact that the clarification of these laws and their future interpretations may have on these services.

PRINCIPAL SHAREHOLDERS

The following table sets forth as of March 9, 2007 the number of shares of our common stock beneficially owned by (1) each of our directors; (2) each of our named executive officers; (3) each beneficial owner of more than 5% of our outstanding common stock; and (4) all of our executive officers and directors as a group. All numbers have been adjusted for a two-for-three reverse stock split that we effected on January 17, 2006 and a one-for-1.45 reverse stock split that we effected on March 9, 2007. Unless otherwise indicated, the address for each of our directors, executive officers and other 5% shareholders is in care of Banuestra Financial Corporation, 623 Holcomb Bridge Road, Roswell, Georgia 30076.

Information relating to beneficial ownership of our common stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within 60 days from March 9, 2007. Unless otherwise indicated under “Amount and Nature of Beneficial Ownership,” each person is the record owner of and has sole voting and investment power with respect to his or her shares.

	Amount and Nature of Beneficial	Percent of Shares Beneficially Owned
Name of Beneficial Owner	Ownership	Before Offering(1)	After Offering(2)
Directors:
Drew W. Edwards(3)	533,870	20.9%	9.9%
Richard Chambers(4)	155,248	6.2%	2.9%
Archie L. Bransford, Jr.	0	*	*
John W. Collins(5)	315,781	12.7%	5.9%
Virginia A. Hepner(6)	32,969	1.4%	*
Bailey Robinson, III(7)	126,593	5.1%	2.4%
J. Daniel Speight(8)	24,095	1.0%	*
John D. Schneider	0	*	*
Glenn W. Sturm(9)	219,427	9.1%	4.2%
Named Executive Officers (Non-Directors):
Steven Doctor(10)	39,643	1.6%	*
All Directors and Executive Officers as a Group(12 persons)	1,455,678	49.1%	25.0%
Other 5% Shareholders:
Weiser Investments, LLC(11)	183,459	7.3%	3.4%

*                    Represents less than one percent of the outstanding shares.

(1)          Based on 2,420,352 shares outstanding as of March 9, 2007 and assumes the exercise by the indicated shareholder or group of all options or warrants to purchase our common stock held by such shareholder or group that are exercisable on or before 60 days from March 9, 2007.

(2)          The percentage of our common stock beneficially owned was calculated based on 2,420,352 shares of common stock issued and outstanding as of March 9, 2007 and assumes the issuance of 2,857,143 shares of common stock in connection with this offering. The percentage also assumes the exercise by the indicated shareholder or group of all options or warrants to purchase our common stock held by such shareholder or group that are exercisable on or before 60 days from March 9, 2007. The percentage does not include any purchase by the named persons of any shares of common stock in this offering, although we anticipate that our officers, directors and some of our existing shareholders will purchase approximately 500,000 shares in this offering.

(3)          Includes 321,841 shares held by the Drew Edwards Family LLC, in which Mr. Edwards holds a 70% interest. Includes options to purchase 101,637 shares of common stock and warrants to purchase 27,010 shares of common stock. Includes 330 shares of common stock received by Mr. Edwards in connection with his exercise of warrants received in connection with his investment in Nuestra Loan, LLC.

(4)          Includes 18,773 shares held by the Chambers-McCoy Partnership in which Mr. Chambers holds a 50% interest. Includes options to purchase 96,795 shares of common stock. Includes 5,492 shares of common stock received by Mr. Chambers in connection with his exercise of warrants received in connection with his investment in Nuestra Loan, LLC. Includes 2,302 shares of common stock received by the Chambers-McCoy Partnership in connection with the exercise of its warrants received in connection with its investment in Nuestra Loan, LLC. Mr. Chambers disclaims beneficial ownership of the securities held by the partnership, except to the extent of his pecuniary interest in those securities.

(5)          Includes 183,459 shares held by Weiser Investments, LLC, in which Mr. Collins holds a 50% interest. Mr. Collins disclaims beneficial ownership of the securities held by Weiser Investments, except to the extent of his pecuniary interest in those securities. Includes options to purchase 33,343 shares of common stock and warrants to purchase 27,010 shares of common stock.  Includes 9,195 shares held by Mr. Collins’ children; Mr. Collins disclaims beneficial ownership of these securities. Includes 3,288 shares held by the Progeny Holding, LLC, in which Mr. Collins holds a 99% interest.  Includes 54,889 shares of common stock received by Mr. Collins in connection with his exercise of warrants received in connection with his investment in Nuestra Loan, LLC.

(6)          Includes 3,287 shares of common stock received by Ms. Hepner in connection with her exercise of warrants received in connection with her investment in Nuestra Loan, LLC.

(7)          Includes options to purchase 9,429 shares of common stock. Includes 117,164 of common stock held in the Laura S. & Bailey Robinson III Partnership, in which Mr. Robinson holds a 50% interest. Includes 13,152 shares of common stock received by Mr. and Mrs. Robinson in connection with their exercise of warrants received in connection with their investment in Nuestra Loan, LLC.

(8)          Includes options to purchase 14,714 shares of common stock.

(9)          Includes 183,459 shares held by Weiser Investments, LLC, in which Mr. Sturm holds a 50% interest. Mr. Sturm disclaims beneficial ownership of the securities held by Weiser Investments, except to the extent of his pecuniary interest in those securities. Includes options to purchase 23,227 shares of common stock and warrants to purchase 12,741 shares of common stock.

(10) Includes options to purchase 36,783 shares of common stock. Includes 329 shares of common stock received by Mr. Doctor in connection with his exercise of warrants received in connection with his investment in Nuestra Loan, LLC.

(11) The address for Weiser Investments, LLC is c/o April Barwick, 4725 Peachtree Corners Circle, Suite 370, Norcross, GA 30092.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. In this section, we describe the material features and rights of our capital stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our articles of incorporation, our bylaws, and to applicable Georgia law.

Common Stock

As of March 9, 2007, we had 2,420,352 shares outstanding, as adjusted for our two-for-three reverse stock split and our one-for-1.45 reverse stock split, held by 173 holders of record. At the same meeting our shareholders approved an amendment to our bylaws increasing the maximum number of our directors from nine to 13. Holders of shares of our common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for distribution. We do not plan to declare any cash dividends in the immediate future. See “Dividend Policy.”  Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of our company, holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered hereby, when issued and delivered against payment therefor, will be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any classes or series of preferred stock that we may issue in the future.

Preferred Stock

Our articles of incorporation provide that the board of directors is authorized, without further action by the holders of our common stock, to provide for the issuance of shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences and relative rights and qualifications thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. We currently do not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. For example, the issuance of any preferred stock with voting or conversion rights may adversely affect the voting power of the holders of common stock, and could have the effect of decreasing the market price of the common stock.

To date, we have designated 350,000 shares of our preferred stock as Series A Preferred Stock, but we have not issued any of those shares. Each share of Series A Preferred Stock would be convertible, at the option of the holder, into one share of common stock (as adjusted to reflect any stock split, combination, reclassification or reorganization of the common stock). Each share of Series A Preferred Stock would be automatically converted one share of common stock (as adjusted) at the earlier of a public offering that yields at least $15,000,000 in gross proceeds or the affirmative vote of the holders of at least one-half of the outstanding shares of Series A Preferred Stock. We currently have no plans to issue any shares of Series A Preferred Stock.

Anti-takeover Effects

The provisions of our articles of incorporation, our bylaws, and Georgia law summarized in the following paragraphs may have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in the shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

Authorized But Unissued Stock.   The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons aligned with current management, which could render more difficult or discourage any attempt to obtain control of our company by means of a proxy contest, tender offer, acquisition or otherwise, and thereby protect the continuity of our management.

Removal of Directors and Filling Vacancies.   Our bylaws provide that our shareholders, by the affirmative vote of the holders of at least a majority of the shares entitled to vote in an election of directors may remove a director with or without cause. Our bylaws also provide that all vacancies on our board may be filled by a majority of the remaining directors for the unexpired term.

Advance Notice Requirements for Shareholder Proposals and Director Nominations.   Our bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee of the board, of candidates for election as directors. These procedures provide that the notice of shareholder nominations for the election of directors at any meeting of shareholders must be in writing and be received by our secretary not less than 30 nor more than 60 days in advance of the annual meeting. If less than 31 days’ notice of the meeting is given to shareholders, such written notice must be delivered or mailed not later than the close of business on the 10th day following the day on which notice of the meeting was mailed to shareholders. Our bylaws also provide that a shareholder wanting to submit a shareholder proposal must deliver written notice to our secretary within the same deadlines as director nominations.

Nomination Requirements.   Pursuant to our bylaws, we have established nomination requirements for an individual to be elected as a director, including that the nominating party provide (a) notice that such party intends to nominate the proposed director; (b) the name of and biographical information on the nominee; and (c) a statement that the nominee has consented to the nomination. The chairman of any shareholders’ meeting may, for good cause shown, waive the operation of these provisions and may refuse to acknowledge a nomination that is not made in compliance with these requirements. These provisions could reduce the likelihood that a third-party would nominate and elect individuals to serve on the board of directors.

UNDERWRITING

GunnAllen Financial, Inc. is acting as the underwriter. Subject to the terms and conditions of an underwriting agreement between us and the underwriter, the underwriter has agreed to purchase, and we have agreed to sell to the underwriter, the number of shares of our common stock as indicated in the following table:

Underwriter	Number of Shares
GunnAllen Financial, Inc.	2,857,143

Subject to the terms and conditions in the underwriting agreement, the underwriter has agreed to purchase all the shares of our common stock being sold pursuant to the underwriting agreement if any of these shares of our common stock are purchased, other than the shares covered by the option described below unless and until this option is exercised.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officers’ certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Certain of our officers, directors and existing shareholders have collectively indicated their intent to purchase approximately 500,000 shares in this offering. The underwriter will not receive the underwriting discount with respect to those sales, nor will we issue the underwriter any warrants related to those sales. In addition, the underwriter may sell shares of the common stock offered hereby at the initial public offering price to purchasers identified by our directors or officers. However, there are no shares specifically reserved for such purchasers. To the extent that shares are sold to such purchasers, the number of shares available to the general public will be reduced accordingly.

Commissions and Discounts

The underwriter has advised us that it proposes initially to offer the shares of our common stock to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per share. The underwriter may allow, and the dealers may allow, a discount not in excess of $            per share to other dealers. After the public offering, the offering price, concession and discount may be changed. The underwriter has advised us that it does not expect to sell more than         % of the shares of our common stock in the aggregate to accounts over which it exercises discretionary authority.

The following table shows the public offering price, underwriting discount to be paid by us to the underwriter and the proceeds, before expenses, to us. This information assumes no exercise by the underwriter of its over-allotment option.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us(2)	$	$

(1)          We have paid the underwriter a $25,000 retainer, which will be credited towards other payments due and payable by us to the underwriter in connection with this offering.

(2)   If our officers, directors and some of our existing shareholders purchase approximately 500,000 shares as we anticipate, then our net proceeds will be higher because the underwriter will not receive a discount on those shares.

On July 2, 2006, we engaged Rodgers Capital Corporation to help us assemble a selling group and to provide back office support for our best efforts initial public offering.  After we engaged Gunn Allen Financial, Inc. to conduct a firmly underwritten offering, we amended our agreement with Rodgers Capital on October 26, 2006 to provide for the payment of $10,000 per month in consulting fees (which ultimately totaled $40,000), beginning on August 1, 2006, and a fee of $200,000 upon consummation of this offering.

The expenses of this offering, not including the underwriting discount, are estimated at $1.5 million (including the payment to Rodgers Capital) and are payable by us. This does not include a non-accountable expense allowance of 2% of the gross proceeds of this offering payable to the underwriter. Such non-accountable expense allowance will be paid only in connection with the shares of common stock offered to the public, not including any securities sold pursuant to the underwriter’s over-allotment option. In addition, we have agreed to reimburse all reasonable and documented expenses of GunnAllen Financial, Inc. incurred in connection with our roadshow presentation in an amount not to exceed $25,000.

In addition, we have agreed to issue to GunnAllen Financial, Inc., at the closing of this offering, warrants to purchase up to 121,429 shares of common stock. These warrants, which will have a term of five years, and will become exercisable at an exercise price equal to 125% of the offering price of the shares sold in this offering one year after the completion of this offering. We have agreed to file a registration statement covering the shares that are issuable upon exercise of the warrants. The warrants will permit the holders to pay the exercise price in cash or by cashless exercise. The cashless exercise feature allows a warrant holder to pay the exercise price by surrendering some of the shares of common stock underlying the warrant. These warrants may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants, by the underwriter for a period of 180 days immediately following the date of effectiveness of this offering, except to officers or partners (but not directors) of the underwriters and members of the selling group and/or their officers or partners.

These warrants contain provisions for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The warrants do not entitle the underwriter or a permissible transferee to any rights as to a shareholder until the warrants are exercised and shares of our common stock are purchased pursuant to them.

Over-allotment Option

If the underwriter sells more shares than the total number set forth in the table above, the underwriter has a 30-day option to purchase up to 428,571 additional shares of our common stock from us at the public offering price less the underwriting discount. If the underwriter exercises this option in full, we will receive approximately $                   , after deducting estimated offering expenses and the underwriter’s discount. If the underwriter exercises this option, the underwriter may, subject to conditions contained in the underwriting agreement, purchase up to 428,571 additional shares of our common stock. In that event, we will issue to the underwriter additional warrants to purchase 4.25% of the number of additional shares purchased, at an exercise price of 125% of the initial public offering price.

No Sales of Similar Securities

We and our executive officers and directors have agreed, with certain exceptions that include any shares purchased in this offering, not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, any shares of our common stock for 180 days after the date of this prospectus without first obtaining the written consent of the underwriter. This lock-up provision applies to shares of our common stock and to securities convertible into, or exchangeable or exercisable for, or repayable with, shares of our common stock. It also applies to shares of our common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Determination of Offering Price

The public offering price will be determined through negotiations between the underwriter and us. In addition to prevailing market conditions, the factors to be considered in determining the public offering price are:

•       prevailing market and general economic conditions;

•       our financial information;

•       the history of, and the prospects for, our company and the industry in which we compete;

•       an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues;

•       the present state of our development; and

•       the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares of our common stock may not develop. It is possible that after this offering the shares will not trade in the public market at or above the public offering price.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriter may engage in over-allotment, stabilizing transactions, and syndicate covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

•       Over-allotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•       Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•       Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. No prediction can be made as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our shares. The market price of our common stock could decline because of the sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

We will have 5,277,495 shares of common stock outstanding after completion of this offering. Of these shares, all of the shares sold in this offering (54.1% of the shares to be issued and outstanding) will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates” (as that term is defined in Rule 144 under the Securities Act), which shares will be subject to the resale limitations of Rule 144. “Restricted securities” may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 144(k) promulgated under the Securities Act, which is summarized below.

Rule 144

In general, under Rule 144, as currently in effect, any person or persons whose shares are required to be aggregated, including an affiliate of ours, who has beneficially owned shares for a period of at least one year is entitled to sell, within any 3 month period, commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•       1% of the then outstanding common stock; or

•       the average weekly trading volume in our common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the SEC.

Sales under Rule 144 are also subject to provisions relating to notice and manner of sale and the availability of current public information about us during the 90 days immediately preceding a sale. In addition, a person who is not an affiliate of ours during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Benefit Plan Shares

We intend to file a registration statement on Form S-8 under the Securities Act to register shares of our common stock to be issued under our stock option plan. As of March 9, 2007, an aggregate of up to 724,141 shares issuable upon the exercise of outstanding stock options with a weighted average exercise price of $7.59 per share were outstanding and an aggregate of 450,459 shares were reserved for future issuance under our stock option plan.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia. Glenn W. Sturm, a partner of Nelson Mullins, is one of our directors. As of March 9, 2007, members and employees of Nelson Mullins, including Mr. Sturm, beneficially owned an aggregate of 206,889 shares of our common stock and held options and warrants to purchase an aggregate of 38,727 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Akerman Senterfitt, Miami, Florida.

EXPERTS

The financial statements included in this prospectus, to the extent and for the periods indicated in their reports, have been audited by McNair, McLemore, Middlebrooks & Co., LLP, independent registered public accounting firm, as indicated in their reports with respect to the financial statements. These financial statements and the information derived from the report referenced in them are included in this prospectus in reliance upon the authority of McNair, McLemore, Middlebrooks & Co., LLP as an expert in giving these kinds of reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC through its Electronic Data Gathering and Retrieval System, or EDGAR, a registration statement on Form SB-2 under the Securities Act with respect to the offer and sale of common stock pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of such contracts, agreements or documents. Reference is made to each such exhibit for a more complete description of the matters involved. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. You may obtain additional information regarding the operation of the Public Reference Room by calling the SEC at (202) 942-8090. The registration statement and other information filed by us with the SEC via EDGAR are also available at the web site maintained by the SEC on the World Wide Web at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to furnish our shareholders written annual reports containing financial statements audited by our independent auditors, and make available to our shareholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO BANUESTRA FINANCIAL CORPORATION FINANCIAL STATEMENTS
(AUDITED AND UNAUDITED)

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP
CERTIFIED PUBLIC ACCOUNTANTS
389 Mulberry Street • Post Office Box One • Macon, GA 31202
Telephone (478) 746-6277 • Facsimile (478) 743-6858
www.mmmcpa.com

RALPH S. McLEMORE, SR., CPA (1902-1981)
SIDNEY B. McNAIR, CPA (1913-1992)

SIDNEY E. MIDDLEBROOKS, CPA, PC	RICHARD A. WHITTEN, JR., CPA
RAY C. PEARSON, CPA	ELIZABETH WARE HARDIN, CPA
J. RANDOLPH NICHOLS, CPA	CAROLINE E. GRIFFIN, CPA
WILLIAM H. EPPS, JR., CPA	RONNIE K. GILBERT, CPA
RAYMOND A. PIPPIN, JR., CPA	RON C. DOUTHIT, CPA
JERRY A. WOLFE, CPA	CHARLES A. FLETCHER, CPA
W. E. BARFIELD, JR., CPA	MARJORIE HUCKABEE CARTER, CPA
HOWARD S. HOLLEMAN, CPA	BRYAN A. ISGETT, CPA
F. GAY McMICHAEL, CPA	DAVID PASCHAL MUSE, JR., CPA

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Banuestra Financial Corporation

We have audited the accompanying balance sheets of Banuestra Financial Corporation as of December 31, 2006 and 2005 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Banuestra Financial Corporation as of December 31, 2006 and 2005 and the results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered significant losses from operations and has a working capital deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

February 5, 2007, except for Note 14d, as to which the date is March 9, 2007.

BANUESTRA FINANCIAL CORPORATION
Balance Sheets
December 31, 2006 and 2005

	2006	2005
Assets
Current assets:
Cash	$929,512	1,197,137
Due from affiliate	300,485	161,451
Accounts receivable	19,521	92,080
Other assets	230,096	136,571
Total current assets	1,479,614	1,587,239
Property and equipment, net	1,820,473	1,830,327
Deferred stock issuance costs	834,522	—
Deposits	73,079	40,753
	$4,207,688	3,458,319
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,343,128	337,857
Settlement obligations	28,427	289,991
Deferred revenue	549,500	—
Reserve for NSF checks	184,571	161,841
Reserve for credit exposure	339,932	119,537
Note payable	66,351	—
Current maturity of note payable to affiliate, net of discount	3,280,035	—
Total current liabilities	5,791,944	909,226
Long-term debt:
Note payable to affiliate, net of discount	—	676,919
Total liabilities	5,791,944	1,586,145
Commitments
Shareholders’ equity:
Preferred stock, $.01 par value, 100,000,000 shares authorized; no shares issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized; 2,418,007 and 2,508,766 shares issued and outstanding	24,180	25,088
Additional paid-in capital	18,073,599	14,698,356
Accumulated deficit	(19,682,035)	(12,851,270)
Total shareholders’ equity	(1,584,256)	1,872,174
	$4,207,688	3,458,319

See accompanying notes to financial statements.

BANUESTRA FINANCIAL CORPORATION
Statements of Operations
For the Years Ended December 31, 2006 and 2005

	2006	2005
Sales revenues:
Lending services	$1,731,228	2,039,594
Banking services	679,019	482,163
Other financial services	2,420,340	1,739,916
Sales of tangible goods	472,398	325,533
Conexión El Banco/consulting services	63,311	73,216
Total sales revenues	5,366,296	4,660,422
Costs and expenses applicable to sales revenues:
Cost of tangible goods sold	364,119	252,743
Cost of Conexión El Banco/consulting services	8,356	13,027
Other operating costs and expenses	553,616	398,316
Total cost and expenses applicable to sales revenues	926,091	664,086
Gross margin	4,440,205	3,996,336
Selling, general and administrative expenses:
Salaries and employee benefits	5,879,785	4,967,450
Occupancy and equipment	997,987	955,091
Other selling, general and administrative	2,081,229	1,631,758
Total selling, general and administrative expenses	8,959,001	7,554,299
Total operating loss	(4,518,796)	(3,557,963)
Nonoperating income (expenses):
Interest income on bank deposits	55,985	18,558
Interest expense on notes payable	(2,367,954)	(329,017)
Total nonoperating income (expenses)	(2,311,969)	(310,459)
Net loss	$(6,830,765)	(3,868,422)
Weighted average outstanding shares	2,402,738	2,496,618
Loss per share	$(2.84)	(1.55)

See accompanying notes to financial statements.

BANUESTRA FINANCIAL CORPORATION
Statements of Changes in Shareholders’ Equity
For the Years Ended December 31, 2006 and 2005

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2004	2,400,705	$24,007	11,850,112	(8,982,848)	2,891,271
Net loss	—	—	—	(3,868,422)	(3,868,422)
Issuance of warrants	—	—	90,000	—	90,000
Issuance of detachable warrants with note payable to affiliate	—	—	1,539,161	—	1,539,161
Issuance of common stock, net	108,061	1,081	1,219,083	—	1,220,164
Balance, December 31, 2005	2,508,766	25,088	14,698,356	(12,851,270)	1,872,174
Net loss	—	—	—	(6,830,765)	(6,830,765)
Stock-based employee compensation expense	—	—	371,959	—	371,959
Exercise of warrants	222,003	2,220	2,608	—	4,828
Issuance of detachable warrants with note payable to affiliate	—	—	2,497,548	—	2,497,548
Cancellation of common stock	(354,942)	(3,550)	3,550	—	—
Issuance of common stock, net	42,180	422	499,578	—	500,000
Balance, December 31, 2006	2,418,007	$24,180	18,073,599	(19,682,035)	(1,584,256)

See accompanying notes to financial statements.

BANUESTRA FINANCIAL CORPORATION
Statements of Cash Flows
For the Years Ended December 31, 2006 and 2005

	2006	2005
Cash flows from operating activities:
Net loss	$(6,830,765)	(3,868,422)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	287,713	269,631
Loss on sale/disposal of assets	115	—
Stock-based employee compensation expense	371,959	—
Provision for NSF checks	119,350	203,264
Provision for credit exposure	434,266	195,052
Accretion of note payable discount	1,890,663	237,895
Change in:
Due from affiliate	(139,034)	(133,494)
Accounts receivable	72,559	(38,153)
Other assets	(8,776)	(43,457)
Deferred stock offering costs	(834,522)	—
Deposits	(32,326)	622
Accounts payable and accrued expenses	1,005,272	(208,045)
Settlement obligations	(261,564)	120,107
Deferred revenue	549,500	—
Reserve for NSF checks	(96,620)	(128,678)
Reserve for credit exposure	(213,871)	(154,958)
Net cash used by operating activities	(3,686,081)	(3,548,636)
Cash used by investing activities consisting of net cash used for purchases of furniture and equipment	(277,974)	(38,634)
Cash flows from financing activities:
Proceeds from issuance of common stock	500,000	1,220,164
Proceeds from issuance of warrants	—	90,000
Proceeds from note payable to affiliate	3,210,000	1,978,185
Payments on note payable	(18,398)	—
Proceeds from exercise of warrants	4,828	—
Net cash provided by financing activities	3,696,430	3,288,349
Net change in cash	(267,625)	(298,921)
Cash at beginning of year	1,197,137	1,496,058
Cash at end of year	$929,512	1,197,137
Supplemental disclosures of cash flow information:
Cash paid for interest	$425,222	71,340
Noncash investing and financing activities:
Disposal of equipment acquired through due from affiliate	$—	(21,125)
Issuance of note payable for prepaid insurance	84,749	—
Issuance of common stock warrants in connection with note payable to affiliate	2,497,548	1,539,161
Cancellation of common stock	3,550	—

See accompanying notes to financial statements.

BANUESTRA FINANCIAL CORPORATION
Notes to Financial Statements

(1) Summary of Significant Accounting Policies

Operations

Banuestra Financial Corporation (the Company) is a financial services company focused on providing financial services to the Latin community. On June 20, 2006, the Company changed its name from Nuestra Tarjeta de Servicios, Inc. to El Banco Financial Corporation. On November 21, 2006, the Company changed its name to Banuestra Financial Corporation. Operating as “Banuestra” (Banuestra), the Company offers a variety of financial services to its customers including issuance of membership identification cards, tax identification numbers, check cashing, wire transfers, phone cards and money orders. In addition, the Company has a joint operating agreement with National Bank of Commerce (NBC), which was acquired by SunTrust in 2004, to offer traditional bank services to Banuestra customers, which contractually expired December 2006. The operating agreement contains certain provisions that allow it to be extended beyond December 2006. On June 13, 2006, the Company entered into an agreement with SunTrust to terminate the relationship under the joint operating agreement by July of 2007. In addition, this agreement provided for the return of all of the Company’s common shares and warrants held by SunTrust as well as two cash payments. The first payment of $500,000 was received in June of 2006. A second payment is variable based upon how quickly the Company exits the relationship. A total of 354,942 shares and 321,840 warrants held by SunTrust were returned to the Company during June of 2006. On October 24, 2006, the Company notified SunTrust that SunTrust could consolidate the joint deposit and loan accounts into SunTrust effective February 4, 2007. As a result of the consolidation, SunTrust paid the Company $1,500,000 on February 7, 2007, and the Company returned to SunTrust the operating cash used by the Company. From February 4, 2007, forward, the Company will no longer be affiliated with SunTrust. The Company will continue to operate its 12 retail locations and offer its customers financial services similar to those offered under the SunTrust relationship.

Reclassification

In certain instances, amounts reported in the prior year’s financial statements have been reclassified to conform to statement presentations selected for 2006. Such reclassifications had no effect on previously reported shareholders’ equity or net loss.

Use of Estimates

The accounting principles followed by the Company, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America (GAAP). In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates.

Cash

Banuestra maintains its cash in bank deposit accounts at various banks. The balances, at times, may exceed federally insured limits. At December 31, 2006 and 2005, the Company exceeded the insured limit by approximately $525,000 and $856,000, respectively. The balance in Banuestra’s main operating account is invested in securities overnight at the federal funds interest rate.

Due from Affiliate

Amounts due from affiliate represent funds due from SunTrust under the joint operating agreement. SunTrust owned 13 percent of the outstanding common stock of the Company as of December 31, 2005. SunTrust relinquished all of its shares of the Company on June 13, 2006 as part of the Company’s termination agreement with SunTrust. A total of 354,942 shares were redeemed.

Accounts Receivable

Accounts receivable are carried at the gross amount due. The Company considers the accounts receivable to be fully collectible; accordingly, no allowance has been established for doubtful accounts. As of December 31, 2006 and 2005, all balances are current.

Deferred Stock Issuance Costs

Offering expenses, consisting principally of direct incremental costs of the stock offering, will be deducted from the proceeds of the offering. Such offering expenses are classified as deferred stock issuance costs until the close of the stock offering.

Property and Equipment

Property and equipment are recorded at cost. Depreciation of fixed assets is computed using the straight-line method over the estimated useful lives of the assets (or the lesser of the estimated useful lives or lease term for leasehold improvements). When the assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to expense as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for property and equipment are generally as follows:

Furniture and equipment	3 - 10 years
Leasehold improvements	10 - 15 years

Settlement Obligations

Settlement obligation amounts represent funds that are due to third-parties for the processing of customer services such as wire transfers, money orders and foreign phone cards. The funds typically settle within 7 days.

Deferred Revenue

Deferred revenue represents funds received from SunTrust related to the termination of the joint operating agreement. These funds will be recognized as revenue on the termination date of the joint operating agreement. In addition, contractual payments made for consulting services ahead of the completion of the contract are included. These contracts typically are completed within three months, during which time the funds will be recognized as revenue.

Reserve for NonSufficient Fund (NSF) Checks

The Company maintains a reserve for checks that have been cashed which are potentially uncollectible. Under the Company’s operating agreement with SunTrust, the Company is liable for all uncollected funds that result from its check cashing operation. Based on its historical average write-offs of about 11 basis points of the outstanding amount of uncollected checks, the Company provides 15 basis points of the check cashing volume to the reserve for NSF checks and maintains a general reserve for fraud totaling $60,000. Losses associated with NSF checks are charged to the reserve account. Management believes its estimate for the reserve for NSF checks is sufficient to absorb its potential exposure to uncollectible checks.

Reserve for Credit Exposure

The Company originates consumer loans, which are underwritten and serviced by SunTrust, and SunTrust originates, underwrites and services mortgage loans under the Banuestra brand. Under the Company’s operating agreement with SunTrust, the Company is liable for default loans while under the operating agreement with SunTrust. The Company maintains a reserve for loans that are potential default loans. Losses associated with default loans are charged to the reserve account.

In 2005 and prior years, the Company set its loan loss reserve at 0.25 percent of the amount of loans outstanding. During 2005, the Company experienced higher than anticipated loan losses in the mortgage portfolio. During that year, SunTrust foreclosed on five loans in the portfolio, with an average loss charge of 23 percent of the customer balance at the time of foreclosure. The Company recognized loan losses in the portfolio of $159,000 in fiscal year 2005. As a result of its experience in 2005, the Company began to closely monitor payment history on this loan portfolio, and adjusted its loan loss reserves to reflect additional risk indicated by overdue payments. Currently, the Company sets its loan loss reserves for the mortgage and consumer loan portfolios as follows:

•       2 percent of the outstanding balances of loans which are greater than 30 days overdue;

•       5 percent of the outstanding balances of loans which are greater than 60 days overdue;

•       10 percent of the outstanding balances of loans which are greater than 90 days overdue;

•       15 percent of the outstanding balances of loans which are greater than 120 days overdue; and

•       20 percent of the outstanding balances of loans which are in foreclosure.

The Company recognized loan losses totaling $210,911 in 2006. As of December 31, 2006 there were nine SunTrust loans in foreclosure with balances totaling $1,240,936. As a result, the Company currently has a loan loss reserve of $339,932, and expects to incur some amount of loss from some or all of these loans. The Company’s exposure for default loans under the operating agreement with SunTrust ceased upon the termination date of the operating agreement. Management believes its estimate for the reserve for credit exposure is sufficient to absorb its potential losses from default loans.

Revenue Recognition

Lending services include loan-related revenue received from the loans underwritten and funded by SunTrust. Under the agreement with SunTrust, the Company earns fees equal to the interest income, loan fees and late fees generated by the loans originated by SunTrust on behalf of Banuestra. The Company incurs fees to SunTrust for originating and servicing loans on the SunTrust network. The resulting net fee is accrued monthly and included in the due from affiliate account. The Company recognizes revenues from these lending services on a net basis based upon consideration of various factors or indicators as set forth in Emerging Issues Task Force (EITF) 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent.

Banking services include fees received from Banuestra deposit relationships on the SunTrust system. Under the agreement with SunTrust, the Company earns fees equal to the service fees, NSF Fees, ATM fees and other transaction fees generated by customer accounts added to the SunTrust banking network from Banuestra locations. The Company incurs fees to SunTrust for maintaining the deposit relationships on the SunTrust network. The resulting net fee is accrued monthly and included in the due from affiliate account. The Company recognizes revenues from banking services on a net basis based upon consideration of various factors or indicators as set forth in EITF 99-19.

Other financial services revenue includes check cashing fees, membership fees and tax preparation and assistance fees paid by Banuestra customers for services performed. The revenues are reported on the gross amount received from the customer at the time services are provided.

Sales of tangible goods include the revenue received from the sales of prepaid long distance phone cards. The revenue is recognized at the time of sale with a corresponding charge to cost of tangible goods sold.

Conexión El Banco/Consulting Services include the revenues received from licensing the Company’s proprietary web-based operating system to third-parties and revenues received from third-parties to assist them with implementing the Banuestra business model within their business. The revenues and corresponding expenses are recognized as the services are performed for the third-parties.

Other operating costs and expenses include the provision for NSF checks, and the provision for credit exposure on loans. The provisions are charged to earnings according to the summary of significant accounting policies detailed previously.

Selling, general and administrative expenses include salaries and employee benefits, occupancy and equipment as well as other general and administrative expenses. These costs are recognized when incurred.

Nonoperating revenues (expenses) include interest income on bank deposits and interest expense on the note payable to affiliate. Interest income and expense is accrued monthly and recorded to the appropriate interest income or expense account.

Advertising Costs

The Company expenses the costs of advertising in the periods in which those costs are incurred. Advertising expense was $81,934 and $173,994 for the year ended December 31, 2005 and 2006, respectively.

Income Taxes

The Company uses an asset and liability approach for financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized. Income tax expense is the tax payable for the period plus or minus the change in deferred tax assets and liabilities during the period.

Stock Compensation Plans

The Company adopted Statement of Financial Accounting Standard (SFAS) No. 123 (R), Share-Based Payment, on January 1, 2006. SDAS No. 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Proforma disclosure is no longer an alternative to financial statement recognition. SFAS No. 123 (R) became effective for periods beginning after December 15, 2005. The Company will recognize compensation cost for all awards granted after the effective date. The Company granted 144,008 options during 2006. For awards before 2006, no future compensation cost will be recognized based on the Company’s selection of the Minimum Value method to measure the fair value of the previous grants.

Prior to the adoption of SFAS No. 123 (R), the Company followed the provisions outlined in SFAS No. 123, “Accounting for Stock-Based Compensation”, which encouraged all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allowed an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company elected to continue with the accounting methodology in Opinion No. 25 and, as a result, provided proforma disclosures of net income as if the fair value based method of accounting had been applied. The Company can no longer provide the pro forma disclosures upon the adoption of SFAS No. 123 (R).

The Company recognized $371,959 of stock-based employee compensation expense during 2006 associated with its stock option grants. The Company is recognizing the compensation expense for stock option grants with graded vesting schedules on a straight-line basis over the requisite service period of the award as permitted by SFAS No. 123 (R). As of December 31, 2006, there was $295,929 of unrecognized compensation cost related to stock option grants. The cost is expected to be recognized over the vesting period of approximately three years.

The weighted average grant-date fair value of each option granted during the 2006 was $4.68. The fair value of each option is estimated on the date of grant using the Black-Scholes Model. The following weighted average assumptions were used for grants in 2006:

Dividend yield	—%
Expected volatility	20%
Risk-free interest rate	5.01%
Expected term	6.5 years

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, due from affiliate, accounts receivable, accounts payable and accrued expenses, settlement obligations and notes payable. Pursuant to SFAS No. 107, Disclosures about Fair Value of Financial Instruments, the Company is required to estimate the fair value of all financial instruments at the balance sheet date. The Company considers the carrying values of its financial instruments in the financial statements to approximate their fair value.

Net Loss per Share

Basic Earnings per Share (“EPS”) includes no dilution and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings or losses of the entity. Due to the net loss in all periods presented, the calculation of diluted per share amounts would result in an anti-dilutive result and therefore is not presented. Potentially dilutive shares at December 31, 2006 and 2005 include the following:

	2006	2005
Stock options	$726,385	$583,941
Warrants	407,132	739,910
	$1,133,517	$1,323,851

Recent Accounting Pronouncements

Accounting for Hybrid Instruments

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140. This statement provides entities with relief from having to separately determine the fair value of an embedded derivative that would otherwise be required to be bifurcated from its host contract in accordance with the requirements of SFAS 133. Entities can make an irrevocable election to measure such hybrid financial instruments at fair value in its entirety, with subsequent changes in fair value recognized in earnings. This election can be made on an instrument-by-instrument basis. The effective date of this standard is for all financial instruments acquired, issued or subject to a remeasurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management does not expect this standard to have an effect on the Company’s financial position, results of operations or disclosures.

Accounting for Servicing of Financial Assets

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets. This statement, which is an amendment to SFAS No. 140, will simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities. Specifically, SFAS No. 156 addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like (offset) accounting. SFAS No. 156 also clarifies when an obligation to service financial assets should be separately recognized as a servicing initially measured at fair value, if practicable, and permits an entity with a separately recognized servicing asset or servicing liability to choose either the amortization or fair value methods for subsequent measurement. The provisions of SFAS No. 156 are effective as of the beginning of the first fiscal year that begins after September 15, 2006. Management do not expect this standard to have a material effect on the Company’s financial position, results of operations or disclosures.

Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes. This pronouncement, which will be effective for the Company in 2007, clarifies accounting for income tax positions that are either: (1) complex and, therefore, subject to varied interpretation, or (2) controversial. Management does not expect this pronouncement to have a significant effect on the Company’s financial position, results of operations or disclosures.

Fair Value Measurements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements. SFAS No. 157 enhances existing guidance for measuring assets and liabilities using fair value. Before the issuance of SFAS No. 157, guidance for applying fair value was incorporated in several accounting pronouncements. SFAS No. 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. While SFAS No. 157 does not add any new fair value measurements, it does change current practice. Changes to practice include: (1) a requirement for an entity to include its own credit standing in the measurement of its liabilities; (2) a modification of the transaction price presumption; (3) a prohibition on the use of block discounts when valuing large blocks of securities for broker-dealers and investment companies; and (4) a requirement to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect the adoption of this standard to have a material effect on the financial position, results of operations or disclosures.

Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 123(R) (FASB 158). This statement requires companies to recognize a net liability or asset to report the funded status of their defined benefit pension and other post retirement plans on the balance sheet. SFAS 158 requires additional new disclosures to be made in companies financial statements. SFAS 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. We do not expect this standard to have an effect on our financial position, results of operations or disclosures.

(2) Going Concern

The accompanying financial statements were prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the realization of assets and the satisfaction of liabilities in the normal course of operations. During the year ended December 31, 2006, the Company generated negative cash flows from operating activities of $3,686,081, had a working capital deficit of $4,312,330 million and had an accumulated deficit of $19,682,035 million, all of which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are to seek additional working capital through a public offering of its common stock and through bank financings as required.

These financial statements do not include any adjustments that might result from this uncertainty.

(3) Property and Equipment

Property and equipment at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Leasehold improvements	$1,405,072	1,285,436
Furniture and equipment	1,239,365	1,088,912
	2,644,437	2,374,348
Less: accumulated depreciation	(823,964)	(544,021)
	$1,820,473	1,830,327

Depreciation expense was $287,713 and $269,631 for the years ended December 31, 2006 and 2005, respectively.

(4) Reserve for NSF Checks

The changes to the reserve for NSF checks for the years ended December 31, 2006 and 2005 are as follows:

	2006	2005
Balance at beginning of year	$161,841	87,255
Provision charged to operations	119,350	203,264
Losses	(96,620)	(128,678)
Balance at end of year	$184,571	161,841

(5) Reserve for Credit Exposure

The changes to the reserve for credit exposure for the years ended December 31, 2006 and 2005 are as follows:

	2006	2005
Balance at beginning of year	$119,537	79,443
Provision charged to operations	434,266	195,052
Losses	(213,871)	(154,958)
Balance at end of year	$339,932	119,537

(6) Note Payable

In November of 2006, the Company entered into a $84,749 note payable to finance its directors’ and officers’ insurance at an interest rate of 7.92%. The note matures on July 18, 2007 and requires monthly payments of $9,730 including interest. The note is secured by the unearned premiums of the policy. At December 31, 2006, the outstanding balance of the note payable was $66,351.

(7) Note Payable to Affiliate

In August 2005, the Company entered into an agreement with Nuestra Loan, LLC (LLC), a related party, to provide up to $5,000,000 of bridge financing to the Company to fund its operational needs. The funding for the LLC was provided by current shareholders of the Company and is secured by all of the assets and intellectual property of the Company. The agreement contains various restrictive covenants including a restriction on payment of dividends. At December 31, 2006 and 2005, the outstanding balance of the note payable was $3,280,035 and $676,919, net of a discount totaling $1,908,150 and $1,301,266, respectively.

The terms of the note include an interest rate of 12 percent per year, escalating to 18 percent per year if it is not paid at maturity.  The note matures on August 31, 2007. The LLC granted 211,102 and 130,132 warrants for the Company’s common stock exercisable at $0.022 in 2006 and 2005, respectively. The warrants were granted for common stock representing 2 percent of the Company’s outstanding equity at the date of the grant for each $1,000,000 amount of the loan (prorated for the actual amount of the loan). These warrants vested 50 percent at the date of the loan and 50 percent vested on the 12-month anniversary of the loan. The value of the warrants was determined using the Black-Scholes pricing model and was recorded as a discount to the note payable with an offsetting entry to additional paid-in-capital. The discount is accreted to interest expense through the maturity date of the debt. The Company paid a 1 percent commitment fee at the time of the loan. Loan proceeds are made available to the Company as investments are received by the LLC.

(8) Defined Contribution Plan

The Company began a qualified retirement plan pursuant to Internal Revenue Code Section 401(k) in 2005 covering substantially all employees subject to certain minimum age and service requirements. Contribution to the plan by employees is voluntary. The Company matches 100 percent of the participants’ contributions up to 3 percent of the participants’ salaries and an additional 50% of the participants’ contributions up to an additional 2 percent of the participants’ salaries. The contributions are limited to the annual 401(k) contribution limits. Contributions to the plan charged to expense during 2006 and 2005 were $81,496 and $48,431, respectively.

(9) Income Taxes

The Company had no income tax expense or benefit for the periods ended December 31, 2006 and 2005 as net operating losses were incurred. At December 31, 2006 and 2005, based on the weight of the evidence available, a valuation allowance was provided against the net deferred tax assets since it was more likely than not that these assets would not be realized as their realization was heavily dependent on future taxable income. The Company assesses the likelihood of realization of deferred tax assets regularly and places significant weight on consistent and predictable monthly pretax earnings in determining the likelihood of realization. Upon generation of sustainable monthly earnings, the valuation allowance will be reversed through earnings as a provision for income tax benefit. The valuation allowance was $6,464,670 at December 31, 2006, as compared to $4,722,653 at December 31, 2005.

The components of income tax (benefit) expense for the years ended December 31, 2006 and 2005 are as follows:

	2006	2005
Deferred	$(1,832,017)	(1,321,526)
Change in valuation allowance	1,832,017	1,321,526
	$—	—

The difference between income tax benefit and the amount computed by applying the statutory federal income tax rate to earnings before taxes for the years ended December 31, 2006 and 2005 is as follows:

	2006	2005
Pretax loss at statutory rate	$(2,322,460)	(1,315,263)
Change in valuation allowance	1,832,017	1,321,526
Warrant related interest	642,825	37,359
Capital raising expense	3,400	80,884
State tax benefit net of federal effect	(168,791)	(136,543)
Other	13,009	12,037
	$—	—

The following table summarizes the sources and expected tax consequences of future taxable deductions (income) which comprise the net deferred taxes at December 31, 2006 and 2005:

	2006	2005
Deferred income tax assets:
Reserve for NSF checks	$69,874	61,435
Organizational and pre-opening costs	—	17,946
Operating loss and credit carry forwards	6,168,585	4,586,113
Stock option expense	132,129	—
Other	14,969	7,523
Reserve for credit exposure	129,038	45,376
Total gross deferred income tax assets	6,514,595	4,718,393
Less valuation allowance	(6,464,670)	(4,632,653)
Deferred income tax asset	49,925	85,740
Deferred income tax liability relating to property and equipment	(49,925)	(85,740)
Net deferred income tax asset	$—	—

Loss carryforwards for federal income tax purposes at December 31, 2006 and 2005 are $16,243,221 and $12,081,306, respectively. Loss carryforwards for state income tax purposes at December 31, 2006 and 2005 are $16,081,064 and $11,930,794, respectively. Loss carryforwards for both federal and state income tax purposes begin to expire in 2021.

(10) Commitments

The Company leases its twelve retail locations, in addition to its main office in the Metropolitan Atlanta area. Future minimum lease payments required for the operating leases are as follows:

2007	$408,800
2008	349,406
2009	121,168
$879,374

Rental expense was approximately $480,000 and $460,000 for the years ended December 31, 2006 and 2005, respectively.

The Company has entered into employment agreements with six of its executives. The employment agreements are for perpetual terms ranging from 18 months to 3 years and provide for base salaries and other benefits commensurate with their employment. The agreements are cancelable upon certain provisions by the Company or at any time by the employee.

(11) Stock Options

In 2001, the Board of Directors of the Company adopted the Nuestra Tarjeta de Servicios, Inc. 2001 Stock Option and Incentive Plan (the “Plan”). The Plan offers stock options to selected employees and directors to encourage continued employment and to provide recognition for services that have contributed or will contribute to the success of the Company. Under the Plan, the Company may grant options to select employees and directors to acquire shares of Banuestra common stock at the fair value at the date of grant. The number of shares and the exercise schedules are determined at the sole discretion of the Company. A total of 229,885 shares of common stock were reserved for possible issuance under this plan. The Company increased the number of shares available to be issued under the plan to 597,701 during

2006. Shares reserved for future awards under this plan were 450,549 as of December 31, 2006. Additionally, 576,989 and 464,566 nonqualified stock options were outstanding as of December 31, 2006 and 2005, respectively.  The nonqualified stock options were issued outside of the Plan and on terms similar to Plan options.

A summary status of the options as of December 31, 2006 and 2005 is presented below:

	2006		2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	584,017	$6.15	483,733	$4.97
Awarded during the year	144,099	$13.53	117,351	$11.30
Forfeited during the year	(1,731)	$11.85	(17,067)	$7.99
Outstanding, end of year	726,385	$7.60	584,017	$6.15
Options exercisable at year end	592,894	$6.48	498,289	$5.77

Options Outstanding

Shares	Exercise Price	Weighted Average Remaining Life	Exercisable Shares
31,433	$0.05	4.5 years	31,433
16,093	$1.41	4.8 years	16,093
51,020	$2.66	4.9 years	50,445
4,598	$3.11	5.2 years	4,598
126,761	$3.78	5.8 years	126,071
64,829	$5.44	6.1 years	64,645
145,318	$7.07	6.7 years	145,318
43,681	$8.46	7.2 years	43,681
199,196	$11.85	8.8 years	86,467
43,456	$17.40	9.5 years	24,143
726,385			592,894

(12) Stock Warrants

A summary of the Company’s outstanding warrants as of December 31, 2006 is presented below:

Warrants Outstanding

Shares	Exercise Price	Average Remaining Life	Exercisable Shares
126,788	$0.022	9.6 years	126,788
34,030	$1.41	4.8 years	34,030
137,586	$2.66	5.4 years	137,586
52,018	$3.78	5.7 years	52,018
47,017	$5.44	6.7 years	47,017
9,693	$7.07	6.8 years	9,693
407,132			407,132

The outstanding warrants have a weighted average exercise price of $2.31 at December 31, 2006.

The Company issued 602,184 warrants with exercise prices ranging from $0.022 to $7.07 in conjunction with common stock sales prior to 2004. The exercise price of the warrants equaled the fair market value of the common stock sold.

In 2006 and 2005, the Company issued 211,102 and 130,132 warrants, respectively, with an exercise price of $0.022 in conjunction with a note payable to an affiliate described in Note 7. The grant-date fair value of each option granted in conjunction with the note payable was $11.83. The fair value of each warrant is estimated on the date of grant using the Black-Scholes Model. The following weighted average assumptions were used for the grants:

Dividend yield	—%
Expected volatility	20%
Risk-free interest rate	4.99%
Expected term	3 years

The total value of the warrants issued during 2006 and 2005 was $2,497,548 and $1,539,161, respectively. The total value was recorded as a discount on the note payable with a corresponding entry to additional paid-in-capital.

In addition, the Company sold 7,594 warrants to an investor during 2005 for $90,000. The warrants sold have an exercise price of $0.022.

In 2006, 222,040 warrants, with exercise prices of $.022, were exercised for total proceeds of $4,829.

(13) Significant Related Party Transactions

Nelson Mullins Riley & Scarborough LLP, a law firm of which a director of the Company is a partner, provided legal counsel services to the Company during 2006 and 2005. Legal fees incurred to Nelson Mullins Riley & Scarborough LLP approximated $914,000 and $325,000 for the years ended December 31, 2006 and 2005, respectively, of which $640,000 and $88,000 are included in accounts payable at December 31, 2006 and 2005, respectively.

The Company has leased aviation services from two companies owned, in part, by a director of the Company. The amounts incurred to W.O. Aviation during 2006 and 2005 totaled $4,895 and $0, respectively, of which $4,895 is included in accounts payable at December 31, 2006. The amounts incurred to Aviation Management Services during 2006 and 2005 totaled $21,754.94 and $0, respectively, of which $21,754 in included in accounts payable at December 31, 2006.

Goico & Bolet, PC, a law firm of which a board member of the Company is a partner, provided legal counsel services to the Company during 2006 and 2005. The amounts incurred to Goico & Bolet, PC during 2006 and 2005 totaled $9,000 and $19,000, respectively, of which $6,000 is included in accounts payable at December 31, 2006. No amounts due to Goico & Bolet, PC, were included in accounts payable at December 31, 2005.

The Company subleased one of its retail locations from JGD, LLC. through November 30, 2006. Drew W. Edwards, The Company’s chairman and chief executive officer, John Collins and Glenn W. Sturm, both directors of the Company, are three of the four members of JGD. Each member of JGD personally guaranteed the lease payments to the third-party lessor on the Company’s behalf. In consideration for their guarantees, the Company granted each of the guarantors warrants to purchase 12,741 shares of common stock at an exercise price of $2.665 per share. A total of 50,964 warrants were issued, with 38,223 of these warrants issued to related parties. The Company makes the lease payments directly to the third-party lessor. On November 30, 2006, the Company assumed the lease and JGD, LLC no longer has a guarantee obligation.

The Company also subleases one of its branch offices from JDR Real Estate, LLC. Messrs. Edwards and Collins are two of the three members of JDR. Each member of JDR personally guaranteed the lease payments to the third-party lessor on the Company’s behalf. In consideration for their guarantees, the Company granted each of the guarantors warrants to purchase 14,269 shares of common stock at an exercise price of $3.785 per share. A total of 42,807 warrants were issued, with 28,538 of these warrants issued to related parties. The Company makes the lease payments directly to the third-party lessor.

(14) Subsequent Events

a.      On January 5, 2007, the Company’s shareholders approved a two-for-three reverse stock split, which was effected January 17, 2007. The accompanying financial statements and related notes give retroactive effect to this reverse stock split. All share and per share amounts have been restated to reflect the reverse stock split as if it had occurred on the earliest period presented.

b.     On February 1, 2007, the Company obtained a $2,750,000 operating line of credit with The Peoples Bank of Winder to replace the daily operating cash provided to the Company by SunTrust. This operating line of credit has a term of 6 months and an annual interest rate equal to the prime rate plus 1 percent. The line of credit is guaranteed by officers and directors of the company up to $3,250,000. Each will be paid a fee for their guarantee of 5 percent of their guarantee, for a total fee equal to approximately 5.9 percent of the amount of the line of credit. This transaction was approved unanimously by the disinterested directors.

c.      On February 4, 2007, the Company’s joint deposit and loan accounts were consolidated into SunTrust. As a result of the consolidation, SunTrust paid the Company $1,500,000 on February 7, 2007, and the Company returned to SunTrust the operating cash being used by the Company in the amount of $2,241,634.33. The Company is no longer affiliated with SunTrust. The Company will continue to operate its 12 retail locations and offer its customers financial services similar to those offered under the SunTrust relationship.

d.     The Company’s shareholders approved a one-for-1.45 reverse stock split which was effected on March 9, 2007. The accompanying financial statements and related notes give retroactive effect to this reverse stock split. All share and per share amounts have been restated to reflect the reverse stock split as if it had occurred on the earliest period presented.

BANUESTRA FINANCIAL CORPORATION
ADJUSTMENTS TO REFLECT ELIMINATION OF SUNTRUST-RELATED BUSINESS
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed balance sheet as of December 31, 2006 and unaudited pro forma condensed statement of operations for the year ended December 31, 2006 give effect to the termination of our relationship with SunTrust by eliminating all of the revenue and expenses associated with our joint SunTrust accounts from our financial results for all periods shown.

The presented pro forma financial statements do not reflect the effects of this offering or the contributions of any additional operations we might have undertaken and which are reflected in our current business plan such as:

•       adding a prepaid debit card product to take the place of the SunTrust deposit accounts;

•       initiating our own loan programs to replace the SunTrust loan accounts; and

•       expanding our Banuestra Solutions consulting and technology business.

The pro forma statement of operations does not reflect the $1.5 million termination payment from SunTrust which we received upon consolidation of our joint accounts into SunTrust. These payments are approximately equivalent to the net income we would have expected to generate from the joint SunTrust deposit and loan accounts for a period of twelve months. The pro forma balance sheet does assume receipt of this $1.5 million payment. The pro forma balance sheet also reflects the $2.75 million we borrowed to replace the SunTrust cash which we returned upon termination of our relationship. This cash belonged to SunTrust and was not reflected on our balance sheet.

The pro forma financials also do not take into account reductions we could have made in our branch personnel if we had terminated our relationship with SunTrust at the beginning of 2006. If we had in fact eliminated these operations and not replaced them with additional products, services, or customer growth, we would have been able to eliminate up to 40% of our branch personnel because (1) our retail locations would not have been regulated during these periods as bank branches if the SunTrust relationship had been terminated, allowing us to have fewer redundant employees in each retail location at non-peak hours, and (2) the removal of the SunTrust deposit accounts from our operations would have significantly reduced our daily transaction volume reducing our need for these personnel. As it stands, we do plan to reduce headcount at each retail location, achieving the lower level staffing by July of 2007. We expect attrition to absorb most of the necessary reduction. However, there may also be some downsizing as well.

The unaudited pro forma condensed statement of operations for the year ended December 31, 2006 is based on the historical financial statements of Banuestra Financial Corporation and the assumptions and adjustments set forth in the accompanying notes to the unaudited pro forma condensed financial statements. This unaudited pro forma condensed statement of operations gives effect to the transaction as if it had been consummated on January 1, 2006.

The unaudited pro forma condensed balance sheet as of December 31, 2006 is based on the historical financial statements of Banuestra Financial Corporation and the assumptions and adjustments set forth in the accompanying notes to the unaudited pro forma condensed balance sheet. The unaudited pro forma condensed balance sheet gives effect to the transaction as if it had been consummated on December 31, 2006.

The unaudited pro forma condensed financial statements should be read together with the historical financial statements of Banuestra Financial Corporation, including the respective notes to those financial statements. The pro forma information presented does not necessarily indicate the financial position or the results of operations in the future or the financial position or the results of operations that would have been realized had the transaction been consummated during the periods or as of the dates for which the pro forma information is presented.

BANUESTRA FINANCIAL CORPORATION
ADJUSTMENTS TO REFLECT ELIMINATION OF SUNTRUST-RELATED BUSINESS
PRO FORMA CONDENSED BALANCE SHEET
DECEMBER 31, 2006

	BF	ADJUSTMENTS		CONSOLIDATED
ASSETS
Cash and Due from Banks	$929,512	1,500,000	(A)	5,179,512
		2,750,000	(B)
	929,512	4,250,000		5,179,512
Premises and Equipment	1,820,473	—		1,820,473
Other Assets	1,457,703	—		1,457,703
Total Assets	$4,207,688	4,250,000		8,457,688
LIABILITIES
Note Payable to Affiliate, net of discount	3,280,035			3,280,035
Other Borrowings		2,750,000	(B)	2,750,000
Other Liabilities	2,511,909	(500,000	)(A)	2,011,909
Total Liabilities	5,791,944	2,250,000		8,041,944
SHAREHOLDERS’ EQUITY
Common Stock	24,180	—		24,180
Additional Paid-In Capital	18,073,599	—		18,073,599
Accumulated Deficit	(19,682,035)	2,000,000	(A)	(17,682,035)
Total Shareholders’ Equity	(1,584,256)	2,000,000		415,744
Total Liabilities and Shareholders’ Equity	$4,207,688	4,250,000		8,457,688

(A) Termination Payment from SunTrust per agreement
Cash received	$1,500,000
Additional earnings from deferred revenue
From prepayment made June, 2006	$500,000
Change in Accumulated Deficit	$2,000,000
(B) Borrowings to fulfill operational cash needs
Line of credit established with bank	$2,750,000

BANUESTRA FINANCIAL CORPORATION
ADJUSTMENTS TO REFLECT ELIMINATION OF SUNTRUST-RELATED BUSINESS
PRO FORMA CONDENSED STATEMENT OF OPERATIONS
YTD DECEMBER 31, 2006

	BF	ADJUSTMENTS		CONSOLIDATED
Sales Revenue	$5,366,296	(1,731,228	) C	$2,956,049
		(679,019	) D
Cost and Expenses Applicable to Sales Revenue	926,091	(434,266)		491,825
Gross Margin	4,440,205	(1,975,981)		2,464,224
Selling, General, and Administrative	8,959,001			8,959,001
Total Operating Loss	(4,518,796)	1,975,981		(6,494,777)
Non-operating income(expense)	(2,311,969)			(2,311,969)
Net Loss	$(6,830,765)	(1,975,981)		$(8,806,746)
Basic Loss Per Share	$(2.84)			$(3.67)
Weighted Average Shares Outstanding	2,402,738			2,402,738

C.               Removal of Lending Service Sales Revenue and Costs

D.              Removal of Banking Service Sales Revenue and Costs

Serving our customers

Banuestra
La Tarjeta

in our stores

Banuestra
Envío de Dinero

in the community

La Tarjeta
Banuestra

with our people

Seguros
Banuestra

2,857,143 Shares of Common Stock

$          Per Share

PROSPECTUS

                       , 2007

GunnAllen Financial, Inc.

Until           , 2007 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Consistent with the applicable provisions of the Georgia Business Corporation Code, our articles of incorporation provide that we shall indemnify our directors against expenses (including attorneys’ fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in the role of the director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Banuestra Financial Corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We will indemnify and advance expenses to our officers to the same extent as directors, except that we will not be required to advance expenses to them in cases in which the proceeding is brought directly, and not derivatively, by the corporation against the officer in an action authorized by two-thirds of our directors or in a criminal proceeding brought against the officer for alleged criminal conduct that is alleged to have caused losses to the Bank unless the expenses are paid or reimbursed by insurance on a current basis.

In addition, Article 3 of our articles of incorporation, subject to limited exceptions and timely written notice of proceedings, eliminates the potential personal liability of a director for monetary damages to Banuestra Financial Corporation and to our shareholders for breach of duty as a director. In accordance with the Georgia Business Corporation Code, there is no elimination of liability for (1) breach of duty involving appropriation of business opportunity of the Registrant, (2) an act of omission involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Bylaws do not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 25.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses to be paid in connection with the sale of shares of our common stock being registered, all of which will be paid by us. This chart does not include any underwriting discounts and commissions. All amounts are estimates except the registration fee, the listing fee and the NASD filing fee.

Securities and Exchange Commission registration fee	$5,050
Listing Fee	100,000
NASD Filing Fee	4,537
Accounting fees and expenses	50,000
Transfer Agent and Registrar fees	5,000
Legal fees and expenses	760,000
Sales and travel expenses	130,000
Printing and engraving expenses	150,000
Non-accountable expense allowance to underwriters	400,000
Fee to Rodgers Capital	240,000
Miscellaneous	75,000
Total	$1,919,587

ITEM 26.       RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below are all of our sales of our securities within the past three years that were not registered under the Securities Act of 1933 (the “Securities Act”). None of these transactions involved any underwriters or any public offerings and we believe that each of these transactions was exempt from registration requirements pursuant to Section 4(2) of the Securities Act, or Rule 506 or Rule 701 promulgated under Section 4(2) of the Securities Act.

Since January 1, 2003, we have granted stock options to purchase 519,874 shares of our common stock at exercise prices ranging from $5.44 to $17.40 per share to our employees, directors, and consultants. Since 2003, we have issued and sold an aggregate of 4,597 shares of our common stock at $2.66 per share pursuant to the exercise of those options. These issuances of the options and our common stock were made in reliance upon the exemption from compliance with the registration requirements of the Securities Act provided by Rule 701 of the Securities Act. We also granted SunTrust options to purchase 9,196 shares pursuant to Section 4(2) of the Securities Act.

Since January 1, 2003, we have granted warrants to purchase 727,378 shares of our common stock at exercise prices ranging from $0.022 to $7.069 per share. Of these, 64,304 were granted to our employees, directors, and consultants, 341,234 were granted to investors in Nuestra Loan, LLC, and 321,840 were granted to SunTrust. Since 2003, we have issued and sold an aggregate of 222,040 shares of our common stock at $.022 per share pursuant to the exercise of those warrants. We issued warrants and the underlying common stock to our employees in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 701 of the Securities Act. We issued warrants and the underlying common stock to the investors of Nuestra Loan, LLC in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 506 of the Securities Act. We issued warrants and the underlying common stock to SunTrust in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

Directors’ Stock in Lieu of Fees.   In 2005, each member of our board of directors received an option to purchase 5,520 shares of our common stock for $11.854 per share. These options vest ratably over three years and are evidenced by a separately executed non-qualified option agreements. These issuances were made in reliance upon the exemption from compliance with the registration requirements of the Securities Act provided by Rule 701 of the Securities Act.

In 2006, each member of our board of directors received an option to purchase 5,748 shares of our common stock for $17.40 per share, 2,989 of which vested immediately upon election to the board, and 2,759 of which vest one-year after the date of grant if the director attends at least 75% of the quarterly meetings. In addition, the audit committee chairman receives 1,380 additional full-vested options, the compensation committee chairman receives 920 additional fully-vested options, and the corporate governance committee chairman receives 920 additional fully-vested options. These issuances were made in reliance upon the exemption from compliance with the registration requirements of the Securities Act provided by Rule 701 of the Securities Act.

Sales of Common Stock.   The following summarizes the dates and offering prices at which we have sold shares in private offerings since 2001:

Offering Period	Price Per Share	Number of Investors	Aggregate Number of Shares Sold	Gross Proceeds	Exemption Relied On
September 11, 2001-September 15, 2001	$1.414	6	152,078	$215,000	Rule 506
November 19, 2001—February 21, 2002	$2.664	29	214,973	$572,801	Rule 506
March 1, 2002—May 21, 2002	$3.106	22	185,393	$578,338	Rule 506
April 30, 2002—August 16, 2002	$3.793	32	191,282	$725,517	Rule 506
November 24, 2002—March 7, 2003	$5.438	49	277,867	$1,510,975	Rule 506
July 17, 2003—September 19, 2003	$7.069	40	193,818	$1,370,152	Rule 506
December 6, 2003*	$8.460	1	354,942	$3,000,000	Section 4	(2)
June 22, 2004—February 11, 2005	$11.854	78	434,504	$5,150,770	Rule 506
June 1, 2005-October 1, 2005	$11.854	1	5,905	$70,000	Section 4	(2)
January 16, 2006	$11.854	1	42,180	$500,000	Section 4	(2)
*Investment by National Bank of Commerce

Each issuance of common stock which was made pursuant to the exemption provided by Section 4(2) of the Securities Act on the basis that such transactions did not involve a public offering.

Each of the remaining issuances of our common stock which was not made to a single accredited purchaser was made in reliance upon the exemption provided by Rule 506 under Section 4(2) of the Securities Act. In connection with these issuances, we obtained investor questionnaires and only sold common stock to purchasers that we believed to be accredited. None of these sales were made by any form of general solicitation. Each sale was made pursuant to an offering circular, each investor confirmed that they were purchasing shares for their own account and each investor was informed of the limitations on resale of the common stock through the use of appropriate disclosure and contractual representations. The above chart reflects a total of 259 purchasers, but several of the purchasers invested in more than one round of financing. The total number of our current shareholders, including those who purchased in the offerings described above, is 173.

Nuestra Loan, LLC.   In August of 2005 we created Nuestra Loan, LLC, a single purpose entity formed to raise capital and provide a bridge loan to fund our capital needs until we could find an alternative financial institution operating partner to SunTrust. Nuestra Loan, LLC is an affiliated entity with some commonality of share ownership, including officers and directors of Banuestra. The loan has a term of 24 months, matures on August 31, 2007, and carries an interest rate of 12% per year which escalates to 18% per year if it is not paid at maturity. We have paid a 1% commitment fee to Nuestra Loan, LLC in connection with this loan. The loan is secured by all of our assets and intellectual property, including our Banuestra operations, Conexión El Banco data processing software and customer contracts, consulting assets and intellectual property, accounts receivables, leases and other contracts. In connection with this loan, we granted warrants with an exercise price of $0.022 to all investors in Nuestra Loan, LLC sufficient to purchase 2% of the equity in Banuestra for each $1 million invested in Nuestra Loan, LLC. The offering of units in Nuestra Loan, LLC occurred from August 2005 through August 14, 2006 and was conducted under Regulation D. There are 55 investors in Nuestra Loan, LLC who invested a total of $5,188,185 and received warrants to purchase 341,234 shares in Banuestra. The following are the greater than 10% owners of Nuestra Loan, LLC:

Investor	Percentage of Investment
John Collins and affiliates	28.9%
Woodforest Financial Corporation	19.3%

These securities were issued in reliance upon the exemption from compliance with the registration requirements of Securities Act provided by Rule 506 under Section 4(2) of the Securities Act. In connection with these issuances, we obtained investor questionnaires and only sold common stock to purchasers that we believed were accredited investors. None of these sales were made by any form of general solicitation or general advertising. Each sale was made pursuant to an offering circular, and each investor confirmed that they were purchasing shares for their own account and were informed of the limitations on resale of the common stock through the use of appropriate disclosure and contractual representations that we obtained from the purchasers.

ITEM 27.       EXHIBITS.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes the exhibits and is incorporated by reference herein.

ITEM 28.       UNDERTAKINGS.

Insofar as indemnification for liabilities under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned small business issuer hereby undertakes that:

(1)         For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)         For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned small business issuer hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Roswell, State of Georgia, on April 26, 2007.

BANUESTRA FINANCIAL CORPORATION
By:	/s/ Drew W. Edwards
Drew W. Edwards
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities stated and on the 26th day of April 2007.

	Signature	Capacity
	/s/ Drew W. Edwards	Chairman of the Board and Chief Executive Officer
	Drew W. Edwards	(Principal Executive Officer)
	*	Vice-Chairman
Richard Chambers
	*	Director
Archie L. Bransford, Jr.
	*	Director
John W. Collins
	*	Chief Financial Officer (Principal Financial and Accounting Officer)
Steven Doctor
	*	Director
Virginia A. Hepner
	*	Director
Bailey Robinson, III
	*	Director
John D. Schneider
	*	Director
J. Daniel Speight, Jr.
	*	Director
Glenn W. Sturm
*By:	/s/ Drew W. Edwards
Attorney-in-fact
Drew W. Edwards

EXHIBIT INDEX

Exhibit
Number	Description
1.1	Form of Underwriting Agreement (including Form of Warrant Agreement with the underwriter as Exhibit B thereto)
3.1	Amended and Restated Articles of Incorporation †
3.2	Articles of Amendment to the Amended and Restated Articles of Incorporation†
3.3	Bylaws†
3.4	Articles of Amendment to the Amended and Restated Articles of Incorporation†
3.5	Articles of Amendment to the Amended and Restated Articles of Incorporation†
3.6	Articles of Amendment to the Amended and Restated Articles of Incorporation†
4.1	Form of Common Stock Certificate†
5.1	Opinion of Nelson Mullins Riley & Scarborough LLP
10.1	Nuestra Tarjeta de Servicios, Inc. 2001 Stock Option and Incentive Plan*†
10.2	First Amendment to Nuestra Tarjeta de Servicios, Inc. 2001 Stock Option and Incentive Plan*†
10.3	Form of Option Agreement for Incentive Stock Options*†
10.4	Form of Non-Qualified Option Agreement for Executive Officers*†
10.5	Form of Non-Qualified Option Agreement for Directors*†
10.6	Amended and Restated Employment Agreement dated July 5, 2006 between Nuestra Tarjeta de Servicios, Inc. and Richard Chambers*†
10.7	Amended and Restated Employment Agreement dated July 5, 2006 between Nuestra Tarjeta de Servicios, Inc. and Luz Lopez Urrutia*†
10.8	Amended and Restated Employment Agreement dated March 13, 2005 between Nuestra Tarjeta de Servicios, Inc. and Steven Doctor*†
10.9	Amended and Restated Employment Agreement dated November 24, 2003 between Nuestra Tarjeta de Servicios, Inc. and Drew W. Edwards*†
10.10	Amended and Restated Employment Agreement dated July 10, 2006 between Nuestra Tarjeta de Servicios, Inc. and George Hodges*†
10.11	Amended and Restated Employment Agreement dated November 21, 2003 between Nuestra Tarjeta de Servicios, Inc. and Darryl Storey*†
10.12	Bank Lease and Marketing Agreement dated December 6, 2003†
10.13	Transition Services Agreement dated June 14, 2006†
10.14

Loan Agreement dated February 1, 2007 between Banuestra Financial Corporation and The Peoples Bank, guaranteed by John Collins, Bailey P. Robinson, III, Drew Edwards, Luz Urrutia and Richard Chambers.†

10.15	Sales and Marketing Agreement dated February 8, 2007 between Banuestra Financial Corporation and Assuris, LLC.†
10.16	Form of Warrant Agreement for Beneficial Owners of Nuestra Loan, LLC†

10.17	Form of Warrant Agreement between Banuestra Financial Corporation and the Guarantors of the JDR Real Estate, LLC and the JGD, LLC Leases.†
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)
24.1	Power of Attorney†

*                    Denotes a management contract, compensatory plan or arrangement

†                    Previously filed

††             To be filed by amendment.